UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	July 25, 2008

NIVS IntelliMedia Technology Group, Inc.
_____________________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-52933	20-8057809
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

NIVS Industry Park, Shuikou, Huizhou, Guangdong, China 516006

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code	86-752-2323616

SRKP 19, INC.
1900 Avenue of the Stars, Suite 310, Los Angeles, CA 90067

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

See Item 2.01, below, regarding the discussion of the Subscription Agreement relating to the private placement of shares of our common stock.

See Item 2.01, below, regarding the discussion of the Share Exchange Agreement dated June 27, 2008, which was entered into by SRKP 19, Inc., a Delaware corporation ("SRKP 19") and NIVS Holding Company Limited, a British Virgin Islands corporation (“NIVS BVI”), as reported in the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 27, 2008. A copy of the Share Exchange Agreement is attached hereto as Exhibit 2.1.

On July 25, 2008, SRKP 19 entered into an amendment (the “Amendment”) to the Share Exchange Agreement with NIVS BVI and the shareholders of NIVS BVI. Pursuant to the Amendment, SRKP 19, NIVS BVI and its shareholders agreed that, among other things, (i) SRKP 19 would cause to be canceled 6,149,723 warrants prior to the closing of the Share Exchange instead of the 6,316,390 warrants as originally agreed, (ii) NIVS BVI agreed to an appoint an investor relations firm prior to the close of the Share Exchange, and (iii) the shareholders of NIVS BVI agreed to sign a lock up agreement that would restrict the transfer of their shares of SRKP 19 until twelve months after the listing of SRKP 19’s common stock on a national securities exchange in the United States.

Item 2.01 Completion of Acquisition or Disposition of Assets.

OVERVIEW

As used in this report, unless otherwise indicated, the terms “we”, “Company” and “NIVS” refer to NIVS IntelliMedia Technology Group, Inc., a Delaware corporation, formerly known as SRKP 19, Inc. (“SRKP 19”), its wholly-owned subsidiary, NIVS Holding Company Limited, a British Virgin Islands corporation (“NIVS BVI”), and its subsidiaries, including its 97.5%-owned subsidiary NIVS (Huizhou) Audio & Video Tech. Co., Ltd., a company organized under the laws of the PRC (“NIVS PRC”). “China” or “PRC” refers to the People’s Republic of China. “RMB” or “Renminbi” refers to the legal currency of China and “$” or “U.S. Dollars” refers to the legal currency of the United States.

SRKP 19 was incorporated in the State of Delaware on December 7, 2006. SRKP 19 was originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation.

On July 25, 2008, SRKP 19 (i) closed a share exchange transaction, described below, pursuant to which SRKP 19 became the 100% parent of NIVS BVI, (ii) assumed the operations of NIVS BVI and its subsidiaries, and (iii) changed its name from SRKP 19, Inc. to NIVS IntelliMedia Technology Group, Inc. NIVS BVI is primarily a holding company. NIVS PRC was founded in 1998 in Huizhou, Guangdong.

NIVS is engaged in the design, manufacture, sales and marketing of audio and video consumer products. Our products include digital audio systems, televisions, digital video broadcasting (“DVB”) set-top boxes, DVD players, as well as peripheral and accessory products such as remote controls, headphone sets, and portable entertainment devices (MP3/MP4 players). We have invested substantial resources in the research and development of our intelligent audio and video consumer products, most of which utilize our Chinese speech interactive technology to permit users to control our products through their spoken commands. Our products are distributed worldwide, including markets in Europe, Southeast Asia, and North America.

Our principal executive offices and our manufacturing and product development facilities are located in Huizhou, Guangdong, China. Our corporate offices are located at NIVS Industry Park, Shuikou, Huizhou, Guangdong, China 516006.

PRINCIPAL TERMS OF THE SHARE EXCHANGE

On June 27, 2008, SRKP 19 entered into a share exchange agreement with NIVS BVI and all of the shareholders of NIVS BVI. Pursuant to the exchange agreement, as it was amended on July 25, 2008 (the “Exchange Agreement”), SRKP 19 agreed to issue an aggregate of 27,546,667 shares of its common stock in exchange for all of the issued and outstanding securities of NIVS BVI (the “Share Exchange”). The Share Exchange closed on July 25, 2008.

Upon the closing of the Share Exchange, SRKP 19 issued an aggregate of 27,546,667 shares of its common stock to the shareholders of NIVS BVI and/or their designees in exchange for all of the issued and outstanding securities of NIVS BVI. Prior to the closing of the Share Exchange and the initial closing of the Private Placement, as described below, shareholders of SRKP 19 canceled an aggregate of 4,756,390 shares held by them such that there were 2,340,000 shares of common stock outstanding immediately prior to the Share Exchange. SRKP 19 shareholders also canceled an aggregate of 6,149,723 warrants such that the shareholders held an aggregate of 946,667 warrants immediately after the Share Exchange. Immediately after the closing of the Share Exchange and initial closing of the Private Placement, we had 35,551,127 outstanding shares of common stock, no shares of Preferred Stock, no options, and warrants to purchase 946,667 shares of common stock. The shares outstanding include 425,000 shares of common stock issued upon the closing of the Share Exchange to Nascent Value LLC in connection with investor relation services to be provided.

Pursuant to the terms of the Share Exchange, we agreed to register all of the 2,340,000 shares of common stock held by SRKP 19 shareholders and all of the 946,667 shares of common stock underlying the 946,667 warrants held by SRKP 19 shareholders. Of the 2,340,000 shares and 946,667 shares, 477,594 shares and 193,214 shares, respectively, will be included in the registration statement filed in connection with the Private Placement, as described below, and 1,862,406 shares and 753,453 shares, respectively, will be included in a subsequent registration statement filed by us within 10 days after the end of the six-month period that immediately follows the date on which we file the registration statement to register the shares issued in the Private Placement.

Immediately after the closing of the Share Exchange, on July 25, 2008, SRKP 19 changed its corporate name from “SRKP 19, Inc.” to “NIVS IntelliMedia Technology Group, Inc.” Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We intend to apply for the listing of our common stock on the American Stock Exchange.

The transactions contemplated by the Exchange Agreement, as amended, were intended to be a “tax-free” reorganization pursuant to the provisions of Sections 351 and/or 368(a) of the Internal Revenue Code of 1986, as amended.

The execution of the Exchange Agreement was reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission on June 27, 2008 and the Exchange Agreement was amended on July 25, 2008, as reported in this Current Report on Form 8-K. Copies of the Exchange Agreement and the amendment to the Exchange Agreement are filed as Exhibit 2.1 and Exhibit 2.1(a) to this Current Report on Form 8-K.

THE PRIVATE PLACEMENT

On July 25, 2008, concurrently with the close of the Share Exchange, we conducted an initial closing of a private placement transaction (the “Private Placement”). Pursuant to Subscription Agreements entered into with the investors, we sold an aggregate of 5,239,460 shares of common stock at $1.80 per share, for gross proceeds of approximately $9.4 million. We agreed to file a registration statement covering the common stock sold in the private placement within 30 days of the closing of the Share Exchange pursuant to the Subscription Agreement entered into with each investor. The investors in the Private Placement also entered into a lock-up agreement pursuant to which they agreed not to sell their shares until 90 days after our common stock is first listed or quoted on either the New York Stock Exchange, American Stock Exchange, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, at which time one-twelfth of their shares will be released from the lock-up, and after which their shares will automatically be released from the lock-up every thirty (30) days in eleven equal installments. The placement agent was paid a commission equal to 6.5% of the gross proceeds from the financing, in addition to a $130,000 success fee for the Share Exchange, for an aggregate fee of approximately $743,000.

Some of the controlling stockholders and control persons of the placement agent were also, prior to the completion of the Share Exchange, controlling stockholders and control persons of the Company, including Richard Rappaport, who is the Chief Executive Officer of the placement agent and was the President and a significant stockholder of the Company prior to the Share Exchange, and Anthony C. Pintsopoulos, who is the Chief Financial Officer of the placement agent and was one of the Company’s controlling stockholders and an officer and director prior to the Share Exchange. In addition, Debbie Schwartzberg, one of our principal stockholders, is a note holder of the parent company of the placement agent; her note entitles her to a 1.5% interest in the net profits of one of our principal stockholders prior to the Share Exchange, which is also the parent of the placement agent. Mr. Rappaport is the sole owner of the membership interests in the parent of the placement agent. Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with the Company upon the closing of the Share Exchange.

INVESTOR RELATIONS ARRANGEMENT

We also entered into a consulting agreement with Nascent Value LLC (“Nascent”) pursuant to which Nascent will provide us with business consulting and investor relation services. As consideration for entering into the agreement and compensation for Nascent’s services under the agreement, we issued to Nascent 425,000 shares of our common stock upon the closing of the Share Exchange. In connection with the issuance of the shares of common stock, we expect to recognize a charge to operations in an amount equal to approximately $765,000, which is derived from valuing each share at $1.80, the price at which shares of our common stock were sold in the Private Placement. We also agreed to pay Nascent $6,000 per month for their services. Nascent will agree to enter into a lock up agreement pursuant to which the shares are released during the 24-month period following the listing of the Company’s securities on a national securities exchange, with (i) 32,000 shares released when our securities are listed on a national securities exchange, (ii) 16,000 shares released at the beginning of each month thereafter during the term of our engagement, (iii) 12,500 shares released at the end of the first year of engagement, and (iv) 12,500 shares released at the end of the second year of engagement. The term of the agreement is two years. The Company will retain the option to terminate the engagement after six months based on unsatisfactory performance by Nascent, in which event the unreleased shares would be cancelled. We also agreed to register the shares in the resale registration statement to be filed in connection with the Private Placement.

THIS CURRENT REPORT IS NOT AN OFFER OF SECURITIES FOR SALE. ANY SECURITIES SOLD IN THE PRIVATE PLACEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION.

NIVS’ BUSINESS

NIVS is engaged in the design, manufacture, sales and marketing of audio and video consumer products.

Industry

We compete within certain categories in the wholesale consumer electronics industry. Our current focus is on home audio and video products, and the two primary categories in which we currently compete are standard audio and video equipment (including DVD players and DVB set-top boxes) and intelligent audio and video equipment (traditional video and audio products combined with speech-based interface).

Standard audio and video equipment

Our products that compete in the standard audio and video equipment category include mid and high-end home audio products, including premium home theater systems, speakers, shelf-stereo systems, televisions, DVD players, DVB set-top boxes, portable digital players, and related products. Growth of this market segment has been driven primarily due to the increase in consumer demand for flat screen digital televisions and for audio and visual products that complement flat screen televisions to create a home theater experience. Price pressure remains a key challenge for manufacturers of consumer electronics as the retail industry continues to evolve, with the major emerging markets like China, Russia, and India maintaining their strong growth, and retailers driving their expansion into new geographies as well as into the online sector.

Intelligent audio and video equipment

The market for intelligent audio and video products consists of traditional video and audio products combined with speech-based interface. Our products that compete in the intelligent audio and video equipment category are based on the Chinese language and include many of the types of products that we offer in our line of standard audio and video products, except these products are equipped with our speech interactive technology. The market for intelligent audio and video products is less developed than the market for standard audio and video equipment, and the market for products in this market based on Chinese language is less developed than products based on Western languages.

The intelligent audio and video electronics market has experienced growth in part due to consumer demand for simple, convenient interfaces. Commensurate with the increase in the scope and complexity of functions in consumer electronic products has been the unforeseen consequence that many audio/visual products have become cumbersome and difficult to use. Products now commonly utilize complex menu structures and difficult to navigate user interfaces that can limit a user’s ability to fully enjoy the functionality and convenience offered by these products. As compared to standard equipment, intelligent audio and video products powered by voice commands possess unique capabilities, superior convenience, and an increased ease-of-use. Also, improvements in speech-based technologies have enabled companies to implement these features in a broader array of products.

China

China is world’s second largest electronic product consumer, after only the United States. China’s market for home consumer electronics has been growing, due in part to the country’s rapid economic growth. Economic growth in China has led to greater levels of personal disposable income and increased spending among China’s expanding middle-class consumer base. Notwithstanding China’s economic growth, with a population of 1.3 billion people, China’s economic output and consumption rates are still small on a per capita basis compared to developed countries. As China’s economy develops, we believe that disposable income and consumer spending levels will continue to become closer to that of developed countries like the United States.

China’s market share of manufacture of consumer electronic devices is expected to increase. China has a number of benefits in the manufacture of home consumer electronics, which are expected to drive this growth:

Low costs. China continues to have a relatively low cost of labor as well as easy access to raw materials and land.

Proximity to electronics supply chain. Electronics manufacturing in general continues to shift to China, giving China-based manufacturers a further cost and cycle time advantage.

Proximity to end-markets. China has focused in recent years on building its research, development and engineering skill base in all aspects of higher end manufacturing.

The market for speech-controlled consumer products for Western languages is more developed than the market for speech-controlled consumer products for Chinese languages. Compared with Western languages, there are extra challenges related to large vocabulary and continuous speech recognition systems for the Chinese language. These challenges are primarily due to the more complicated characteristics of Chinese language as compared to Western languages. We expect to see the market for Chinese speech-controlled products grow as technologies improve.

Competitive Strengths

We believe the following strengths contribute to our competitive advantages and differentiate us from our competitors:

Market position

Since our inception, we have focused on the research, development and manufacture of standard and intelligent audio and video products. We have developed significant expertise in the key technologies and large-scale manufacturing that enables us to improve the quality of our products, reduce costs, and keep pace with current standards of the rapidly evolving consumer electronics industry. We are able to bring to the market well-differentiated products that perform well against competitive offerings based on price, style, and brand recognition. Our specific Chinese-speech interaction technology has broad application to consumer products and has allowed us to distinguish our products from those of our competitors.

Design and manufacturing capabilities

We employ a rigorous and systematic approach to product design and manufacturing. We employ a senior design team with members educated by top colleges in China, with an average of 13 to 15 years of experience. Our design team develops and tracks new concepts and ideas from a variety of sources, including direct customer feedback, trade shows, and industry conferences. We have a 2.7 million square foot factory, which includes a large-scale, 1.1 million square-foot production area, and more than 1,400 full-time employees, including approximately 1,000 employees in production. Our modernized production lines include automated processing equipment and procedures that we can rapidly modify to accommodate new customer requests, designs and specifications. Our use of manual labor during the production process benefits from the availability of relatively low-cost, skilled labor in China. We have received several accreditations, including The International Organization for Standardization (ISO) 9001: 2000, ISO 14000, and RoHS certification, attesting to our quality management requirements, manufacturing safety, controls, procedures and environmental performance.

Experienced management team

Our senior management team has extensive business and industry experience, including an understanding of changing market trends, consumer needs, technologies and our ability to capitalize on the opportunities resulting from these market changes. Our founder, principal stockholder, CEO and Chairman, Tianfu Li, has over 18 years of experience in the consumer electronics industry, which has been a key factor in establishing long-lasting and valuable business relationships. Other members of our senior management team also have significant experience with respect to key aspects of our operations, including research and development, product design, manufacturing, and sales and marketing.

Well-established distribution channels

We sell our products through a well-established network of distributors and resellers allowing us to penetrate customer markets worldwide. Our products are sold domestically in China at over 8,000 points of sale and internationally through numerous channels, including independent specialty retailers, international and regional chains, mass merchants, and distributors. We have also built strong relationships with many large national and regional electronics retailers, and we have well-established relationships with thousands of independent retailers.

Customer service expertise

We work closely with our major customers in order to ensure high levels of customer satisfaction. We constantly evaluate and identify our strongest customers in each distribution channel and focus our sales efforts towards the largest and fastest growing distributors and resellers. To provide superior service and foster customer trust and loyalty, we offer flexible delivery methods and product feedback opportunities to our customers. For Original Equipment Manufacturer, or OEM, customers, we provide a complete range of services, allowing us to take customer products from initial design through production to testing, distribution and after market support. In addition, our sales representatives and marketing personnel undergo extensive training, providing them with the skills necessary to answer product and service-related questions, proactively educate potential customers about our products, and promptly resolve customer inquiries.

Brand awareness

Our self-branded audio and visual products, marketed under the brand-name NIVS, have become a recognized brand name in China, which we expect will assist us in growing our business over the course of the next few years. Our audio products have a solid reputation and established a brand name in the PRC, particularly in Guangdong.

Strategy

Our goal is to become a global leader in the development and manufacture of standard and intelligent audio and video consumer electronics. We intend to achieve this goal by implementing the following strategies:

Expand offering of speech-controlled products

We plan to leverage our expertise in product design and development, our intellectual property platform, and our diverse distribution network by continuing to develop and introduce new and enhanced products, particularly audio and video consumer products that utilize our Chinese speech-controlled technology. We plan to strengthen the performance of our Chinese speech technology to provide users with an easy-to-use, speech-enabled interaction with consumer audio/visual products. Our goal is to continue to enhance the functionality of our core speech interactive technology by adding new features and making our products simpler to use. We intend to invest additional resources in our research and development and speech-controlled technology, applications and intellectual property to promote innovation and maintain customer preference for our products.

Build partnerships with new and existing clients

We intend to strengthen relationships with our existing clients and explore opportunities for product expansion with new and existing customers. Our strategy is to establish partnerships with our current clients whereby we develop and manufacture new products based on client needs. For example, Korea HYUNDAI named us as its sole brand promoter for its digital MP3/MP4 players and television products in China. As sole brand promoter, we provide to the public a uniform product image for HYUNDAI. We attempt to strengthen the HYUNDAI brand as a high-end, quality brand.

We also seek to leverage our Chinese-speech interactive technology to develop relationships and strategic alliances with third-party developers, vendors, and manufacturers of mobile phones, entertainment devices, and GPS navigation devices for use in their products. We believe OEMs of consumer electronics devices and products, wireless operators, system integrators and value-added resellers (“VARs”) can simplify the use and increase the functionality of their electronic products and services by integrating our speech interactivity technologies, resulting in broader market opportunities and significant competitive advantages. For example, we believe that our technology can provide users a more convenient way to enter SMS messages, mobile instant messages, and mobile email into mobile wireless devices, significantly faster than with the traditional keypad. We believe our technology can also be used in navigation systems to enable voice-activated dialing, voice destination entry, and vehicle command and control for in-vehicle entertainment systems. In May 2006, we established an arrangement with a U.S.-based company producing a multimedia processing chip that intends to use our speech interaction software for its mobile phone and intelligent interactive entertainment product.

Expand global presence

Approximately 70% of our products are exported to countries outside of China, primarily to Europe, Southeast Asia, and North America. We intend to further expand our international resources to better serve our global customers and business associates and to leverage opportunities in markets such as Hong Kong, the Middle East, India, Great Britain, Germany, the United States, and Argentina. We hope to continue to add regional sales representatives and distributors in different geographic regions to better address demand for our products.

Expand sales network and distribution channels

We intend to expand our sales network in China and develop relationships with a broader set of wholesalers, distributors and resellers, all in order to expand the market availability of our products in China.  We feel the Chinese markets are underserved and there exists vast opportunities to expand market presence. We hope that these relationships will allow us to diversify our customer base and significantly increase the availability and exposure of our products.

Augment marketing and promotion efforts to increase brand awareness

We continue to devote our efforts towards brand development and utilize marketing concepts in an attempt to strengthen the marketability of our products. During the past several years, we have carried out a brand development strategy based on product innovation, quality, and design excellence. We have also participated and intend to continue to participate in various exhibitions and similar promotional events to promote our products and brand, including Consumer Electronics Show (CES) in the United States, the IFA Electronics Fair, and the Hong Kong Electronics Fair.

Products

The two primary lines of home audio and video products that we offer are standard audio and video equipment (including DVD players and DVB set-top boxes) and intelligent audio and video equipment. We currently offer approximately 250 different standard audio and video products and approximately 30 intelligent audio and video products. We generate a majority of our revenues from the sale of standard audio equipment, followed by sales of DVB boxes, DVD players, and televisions. A growing portion of our revenues is generated from our sales of speech-controlled acoustics and televisions and we hope to continue to increase this trend going forward.

Net sales for each of our product categories as a percentage of net sales are set forth below:

	Three Months Ended	Year Ended December 31,
	March 31, 2008	2007	2006	2005
Standard Audio and Video Equipment	59%	92%	99%	95%
Intelligent Audio and Video Equipment	39%	5.7%	0%	0%
Other Audio and Video Equipment	2%	2%	1%	5%

Our line of standard audio and video equipment consists of mid- and high-end products, including:

•	packaged home theater systems,
•	a wide range of tower, stand-alone and on-wall speaker systems,
•	powered subwoofers used in a complete range of products for traditional stereo and home theater applications,
•	Smaller speakers designed for specific home theater and stereo applications,
•	personal shelf-stereo systems,
•	LCD televisions in sizes ranging from 17 to 52 inches,
•	DVD players, including portable DVD players, DVD recorders and combination DVD/audio players,
•	DVB set-top boxes, DVB satellite receivers,
•	hi-fi multi-media speakers,
•	portable digital players (MP3/MP4 players), and
•	related peripheral and accessory products.

Our speech-controlled products are designed to improve people’s interaction with our products, making their experience more enjoyable, convenient, and safe and satisfying. Our intelligent video and audio products utilize our Chinese-speech interactive technology to receive, recognize, and respond to spoken commands, permitting users to activate and control products solely through spoken-word. We believe our technology’s recognition and command functionality is highly accurate, particularly at home where there is less noise and interference. Our speech interactive technology is speaker independent, meaning that no voice training is involved. We believe our speech-controlled audio systems, speech-controlled television sets, and intelligent set-top boxes provide users with unique capabilities, superior convenience, and ease of use.

Our line of intelligent audio and video products consist of the types of our standard products with our integrated speech-controlled interface technology, including speech-controlled home theater systems, televisions, DVD players, set-top boxes, and shelf stereo systems. Our intelligent consumer products can be controlled by users’ oral commands to control all functions, including power, channel selection, volume control, and other setting controls. We also offer speech-controlled professional stage acoustics for use in gymnasiums, and other plazas and performance venues.

To a lesser extent, we also manufacture and distribute other peripheral and accessory consumer electronic products, such as remote controls, headphones, mobile phones, and lighting solutions. We have a universal speech-activated remote controller and module that works with most televisions, set-top box products, DVD players, and other audio/visual products.

Supply of Raw Materials

The cost of the raw materials used to produce our products is a key factor in the pricing of our products. We currently work with over 100 supply manufacturers in attempt to establish a rapid and stable supply of high quality raw materials. Raw materials used in the manufacture of our products include integrated circuits, plastic-rubber materials, hardware materials, LCD/TFT/plasma display screens, LED, capacitors, resistors, switches, electrical outlets, wood board materials, packaging materials, and other electrical components. We attempt to purchase materials in volume which allows us the ability to negotiate better pricing with our suppliers. Our purchasing department locates eligible suppliers of raw materials and strives to use only those suppliers who have previously demonstrated quality control and reliability.

We procure materials to meet forecasted customer requirements. Special products and large orders are quoted for delivery after receipt of orders at specific lead times. We maintain minimum levels of finished goods based on market demand in addition to inventories of raw materials, work in process, and sub-assemblies and components. We reserve for inventory items determined to be either excess or obsolete.

Pricing and availability of raw materials can be volatile, attributable to numerous factors beyond our control, including general economic conditions, currency exchange rates, industry cycles, production levels or a supplier’s limited supply. To the extent that we experience cost increases we may seek to pass such cost increases on to our customers, but cannot provide any assurance that we will be able to do so successfully or that our business, results of operations and financial condition would not be adversely affected by increased volatility of the cost and availability of raw materials.

Our primary suppliers of raw materials are located in Japan, South Korea, Taiwan, United States, and China. Our top three suppliers of accounted for a total of approximately 53.8%, 18.8%, 25.9%, and 24.6% of our raw material purchases during the three months ended March 31, 2008 and the years ended December 31, 2007, 2006 and 2005. Other than these suppliers, no other supplier accounted for more than 10% of our total purchases in these periods.

Presently, our relationships with our suppliers are good and we expect that our suppliers will be able to meet the anticipated demand for our products in the future. However, due to our dependence on a few suppliers for certain raw materials, we could experience delays in development and/or the ability to meet our customer demand for new products. In addition, we have a limited number of long-term contracts with our suppliers, and we believe that alternative suppliers are available. Although we have not been subject to shortages for any of our components, we may be subject to cutbacks and price increases which we may not be able to pass on to our customers in the event that the demand for components generally exceeds the capacity of our suppliers. We believe our manufacturing facility and design center in Huizhou, China, due to its location, provides us with flexibility in our supply chain, to better manage inventories and to reduce delays and long-term costs for our products.

Manufacturing

The manufacture of audio and video consumer electronics requires coordinated use of machinery and raw materials at various stages of manufacturing. Our manufacturing operations are conducted in Huizhou, Guangdong, in our modern, 2.7 million square-foot factory, which houses a large-scale, 1.1 million square-foot production area. We use automated machinery to process key aspects of the manufacturing process to ensure high uniformity and precision, while leaving the other aspects of the manufacturing process to manual labor. Our production facilities utilize modern machinery such as molding injectors, mounting machinery, cutting machines, sorting devices, soldering modules, wire cutting equipment, and other assembly machinery. We intend to further streamline our production process and continue investing in our manufacturing infrastructure to further increase our manufacturing capacity, helping us to control the per unit cost of our products.

The flow of our manufacturing process is illustrated below, with the responsible department footnoted in each step in the process.

______________
1. Business Department
2. Research and Development Department
3. Quality Control Department
4. Engineering Department
5. Warehouse Storage Department
6. Production Control Department

Quality Control

We consider quality control an important element of our business practices. We have stringent quality control systems that are implemented by approximately 55 company-trained staff members to ensure quality control over each phase of the production process, from the purchase of raw materials through each step in the manufacturing process. Supported by advanced equipment, we utilize a scientific management system and precision inspection measurement, capable of ensuring our products are of high quality.

Our quality control department executes the following functions:

•	setting internal controls and regulations for semi-finished and finished products;
•	testing samples of raw materials from suppliers;

•	implementing sampling systems and sample files;
•	maintaining quality of equipment and instruments; and
•	articulating the responsibilities of quality control staff.

We have obtained certifications and accreditations that we believe exhibit our ability to efficiently manufacture quality products. We first obtained ISO9001:2000 quality system accreditation in July 2001 and ISO14000 environmental management system accreditation in October 2006. The International Organization for Standardization (ISO) defines the ISO 9000 quality management system as one of international references for quality management requirements in business-to-business dealings. ISO 14000 is an environmental management system in which the organization being accredited has to (i) minimize harmful effects on the environment caused by its activities, and (ii) achieve continual improvement of its environmental performance. In December 2005, we obtained certification for compliance with the Directive on the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment, which is commonly referred to as the Restriction of Hazardous Substances Directive, or RoHS. RoHS restricts the use of various hazardous materials in the manufacture of electronic and electrical equipment.

Sales and Marketing

We have a sales network of more than 8,000 points of sale in China, in addition to distributors throughout more than 60 countries and regions around the world. Our sales network spans across all major provincial-level cities and a majority of municipal and county-level cities in China. Our distribution network includes exclusive provincial and regional distributors, resellers, independent vendors, value-added resellers, and hardware vendors in addition to other marketplace points of sales.

We have established a standard of sales procedures covering before-sales consultation, preliminary design, final design, mold preparation, sample confirmation, production, product testing, sales, and after-sales services and technical support. We have approximately 300 service stations throughout China, in addition to a 24-hour/7 days-a-week telephone hotline. We have also set up 23 regional service centers in Europe, Southeast Asia, and North America to better serve our international clients. The regional service centers offer updated product information, repair service and technical consultations for customers.

Most of our revenues are derived from sales to OEMs, or Original Equipment Manufacturers, followed by sales of our self-branded products. OEMs contract with us to build their products or to obtain services related to product development and prototyping, volume manufacturing or aftermarket support. Our services include engineering, design, materials, management, assembly, testing, distribution, and after-market services. We believe that we are able to provide quality OEM services that meet unique requirements within customer timeframes, unique styling, product simplicity, price targets, and consistent quality with low defect rates. As a result of efficiently managing costs and assets, we believe we are able to offer our customers an outsourcing solution that represents a lower total cost of acquisition than that typically provided by the OEM's own manufacturing operation. OEM sales accounted for 75%, 77%, and 80% of our revenues for the three months ended March 31, 2008 and for the years ended December 31, 2007 and 2006, respectively, and sales of products with our own brand accounted for 25%, 23%, and 20% of our revenues for the same periods, respectively.

In addition, some of our OEM cooperation arrangements are with well-known manufacturers, including Samsung, Hyundai, Haier, and TCL. From February to June 2005, we commenced business relationships with each of Wal-Mart, Carrefour Group, and METRO pursuant to which these large distribution companies agreed to distribute our products. In January 2005, we began a business relationship with Samsung pursuant to which we are the exclusive authorized OEM manufacturer of Samsung’s multi-media speakers in China.

The table below shows our revenue categorized by geographic locations, which is based on the geographic areas in which our customers are located.

	Three Months Ended	Year Ended December 31,
	March 31, 2008	2007	2006	2005
China and Hong Kong	70.93%	62.65%	40.86%	71.17%
Europe	6.17	12.21	10.53	10.5
North America	-	0.22	-	-
Southeast Asia	19.82	22.13	44.96	16.81
South America	3.07	2.66	3.24	1.52
Total	100%	100%	100%	100%

We have received various governmental awards with respect to our brand. In 2007, we were ranked 43rd among Forbes’ Top 100 Chinese Research and Development Companies. Beginning in 2005, our brand received the “Most Popular Brand” award in the acoustics industry for three successive years. We also received the “Famous Brand in Guangdong” award in 2007. In June 2003, we were honored by the Science and Technology Bureau of Guangdong Province as a “Private High-tech Enterprise” and “High-tech Enterprise,” which is an honor reserved for private enterprises developing new high-technology.

A small number of customers account for a very significant percentage of our revenue. The table below illustrates the number of customers that accounted for 5% or more of our sales for the periods presented.

	Three Months Ended	Year Ended December 31,
	March 31, 2008	2007	2006	2005
Number of customers accounting for 5% of more	7	5	4	4
Percentage of largest customer	13%	13%	17%	16%
Total percentage of sales attributable to customers with 5% or more	68%	38%	49%	41%

The loss of any of these customers could have a material adverse effect upon our revenue and net income.

Research and Development

To enhance our product quality, reduce cost, and keep pace with technological advances and evolving market trends, we have established an advanced research and development center. Our research and development center is focused on enhancing our Chinese speech interactive technology by improving the performance of our current products and developing new products, in addition to developing related and alternative technologies. We have made investments in capital and time to develop technology engines, intellectual property and industry expertise in Chinese speech technologies that we believe provide us with a competitive advantage in the markets where we compete. Our technologies are based on complex formulas which require extensive amounts of linguistic data, acoustic models and recognition techniques. We continue to invest in technologies to maintain our market position and to develop new applications and products.

We conduct substantially all of our research and development with an in-house staff. After establishing our modernized speech technology lab in 2002, we have been able to more effectively recruit qualified speech technology researchers. We have approximately six senior technology researchers, many holding doctorate degrees, and 15 core researchers. The duties of our core researchers are to improve research and development management and market analysis, in addition to establishing and regulating the large-scale production projects. In addition, our research and development center is currently staffed with over 100 experienced research and development technicians who oversee our techniques department, product development department, material analysis lab, and performance testing lab. These departments work together to research new material and techniques, test product performance, inspect products and to test performance of machines used in the manufacturing process.

We have worked with Institute of Automation, Chinese Academy of Sciences, or IACAS, since October 2006 to better understand and develop speech interaction technology. IACAS is an organization that specializes in the research and development of smart robot and speech interactive technology. We have focused our efforts to resolve issues caused by speaker-independent speech, the large number of words, and continuous speech identification. We have and continue to develop key technologies, including combined modeling for intonation and vowel variation, large speech database management, and system searching.

We continue to research and develop speech performance engines and databases. The various types of speech interactive engines include multi-language identification engines, compositing engine, and speech evaluation engine. Multi-language identification engines are products that can identify multiple languages. Compositing engines can speak as humans. Speech evaluation engines can make judgments of yes or no. In addition, our intelligent audio and video products require input from a speech database that we have assembled. We have generated numerous databases, including professional speech identification, speech synthesis, speech teaching and speech entertainment databases.

For the three months ended March 31, 2008 and years ended December 31, 2007, 2006 and 2005, we expended $154,772, $373,472, $417,284, and $230,045, respectively, in research and development.

In addition to the advancement of our speech interactive technology, we believe that the future success of our business depends upon our ability to enhance our existing products, to develop compelling new products, to develop cost effective products, to qualify these products with our customers, to effectively introduce these products to existing and new markets on a timely basis, and to commence and sustain volume production to meet customer demands. To avoid product obsolescence, we will continue to monitor technological changes, as well as users' demands for new technologies. Failure to keep pace with future technological changes could adversely affect our revenues and operating results in the future. Although we have attempted to determine the specific needs of the entertainment, mobile, computer, and residential user markets, there can be no assurance that the markets will, in fact, materialize or that our existing and future products designed for these markets will gain market acceptance.

Backlog

Our backlog of unfilled orders was $13.34 million as of March 31, 2008, compared to $1.43 million at March 31, 2007. We include all purchase orders scheduled for delivery over the next 12 months in backlog. As part of our commitment to customer service, our goal has been to ship products to meet the customers' requested shipment dates. Our backlog is occasionally subject to cancellation or rescheduling by the customer on short notice with little or no penalty. Because of the uncertainty of order cancellations or rescheduling, we do not believe our backlog as of any particular date is indicative of actual sales for any future period and, therefore, should not be used as a measure of future revenue.

Warranties and Return Policy

We offer limited warranties for our consumer electronics, comparable to those offered to consumers by our competitors in China. Such warranties typically consist of a 90-day period for our audio products, under which we will pay for labor and parts, or offer a new or similar unit in exchange for a non-performing unit. Our customers may return products to us for a variety of reasons, such as damage to goods in transit, cosmetic imperfections and mechanical failures, if within the warranty period. We offer a one-year guarantee for all of our products.

Product Liability and Insurance

We do not have product liability insurance. Because of the nature of the products sold by us, we may be periodically subject to product liability claims resulting from personal injuries. We may become involved in various lawsuits incidental to our business. To date, we have not been subject to products liability litigation. Product liability insurance is expensive, restrictive and difficult to obtain. Accordingly, there can be no assurance that we will have capital sufficient to cover any successful product liability claims made against us in the future, which could have a material adverse effect on our financial condition and results of operations.

Competition

We face competition from many other consumer electronics manufacturers, most of which have significantly greater name recognition and financial, technical, manufacturing, personnel, marketing, and other resources than we have. The consumer electronics market subject to rapid technology changes, highly fragmented, and cyclical. The industry is characterized by the short life cycle of products, requiring continuous design and development efforts, which necessitates large capital and time investments. Our competitors may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements. They may also devote greater resources to the development, promotion and sale of their products than we do. We compete primarily on the basis of quality, price, design, reliability, brand recognition, and quality service and support to our customers. Our primary competitors in the standard audio and video consumer products include SAMSUNG Electronics, Bose Corporation, LG Electronics, Matsushita Electric Industrial Co., Ltd., Toshiba Corporation and our competitors in the intelligent audio and video products include Nuance Communications, Inc., Fonix Corporation, International Business Machines Corporation, Microsoft Corporation, Koninklijke Philips Electronics N.V., Haier Electronics Group Co., Ltd., Anhui USTC iFLYTEK Co., Ltd., and Shenzhen SinoVoice Digital Technology Co., Ltd..

Intellectual Property

We rely on a combination of patent, trademark and trade secret protection and other unpatented proprietary information to protect our intellectual property rights and to maintain and enhance our competitiveness in the consumer electronics industry. Our founder, principal shareholder, and Chief Executive Officer, Tianfu Li, has legal ownership of the approximately 43 patents in China, in addition to 19 patent applications, that we use in our business operations. These patents include design, utility, and invention patents that relate to our products. In July 2008, we entered into an assignment and transfer agreement with Mr. Li for the transfer and assignment of these patents and patent applications to us, in addition to other intellectual property related to our business operations. We and Mr. Li intend to file appropriate transfer certificates with the Bureau of Intellectual Property in the PRC, which, after approved by the Bureau, would result in the legal transfer of the patents and patent applications to us.

We also rely on unpatented technologies to protect the proprietary nature of our product and manufacturing processes. We require that our management team and key employees enter into confidentiality agreements that require the employees to assign the rights to any inventions developed by them during the course of their employment with us. All of the confidentiality agreements include non-competition and non-solicitation provisions that remain effective during the course of employment and for periods following termination of employment, which vary depending on position and location of the employee.

We have four registered trademarks in China, with expiration dates between April 2011 and November 2016, and seven registered trademark applications.

Our success will depend in part on our ability to obtain patents and preserve other intellectual property rights covering the design and operation of our products. We intend to continue to seek patents on our inventions when we deem it commercially appropriate. The process of seeking patent protection can be lengthy and expensive, and there can be no assurance that patents will be issued for currently pending or future applications or that our existing patents or any new patents issued will be of sufficient scope or strength or provide meaningful protection or any commercial advantage to us. We may be subject to, or may initiate, litigation or patent office interference proceedings, which may require significant financial and management resources. The failure to obtain necessary licenses or other rights or the advent of litigation arising out of any such intellectual property claims could have a material adverse effect on our operations.

Employees

As of March 31, 2008, we had approximately 1,400 full-time employees, including approximately 1,000 employees in production and approximately 200 employees in sales and marketing. All of our employees are based inside China. Our employees are not represented by any labor union and are not organized under a collective bargaining agreement, and we have never experienced a work stoppage. We believe that our relationships with our employees are generally good.

We are required to contribute a portion of our employees’ total salaries to the Chinese government’s social insurance funds, including pension insurance, medical insurance, unemployment insurance, and job injuries insurance, and maternity insurance, in accordance with relevant regulations. Total contributions to the funds are approximately $232,655, $268,567 and $131,512 for the years ended December 31, 2007, 2006 and 2005, respectively. We expect that the amount of our contribution to the government’s social insurance funds will increase in the future as we expand our workforce and operations.

We also provide housing facilities for our employees. At present, approximately 80% of our employees live in company-provided housing facilities. Under PRC laws, we may be required to make contributions to a housing assistance fund for employees based in Huizhou, China. We expect to commence contributions to the housing assistance fund after the proposed listing of our securities on the American Stock Exchange, which will increase the costs and expenses of conducting our business operations and could have negative effect on our results of operations.

PRC Government Regulations

Business license

Any company that conducts business in the PRC must have a business license that covers a particular type of work. Our business license covers our present business of to design, produce, and sell consumer electronic products, including digital camcorders, digital video recorders, digital audio recorders, digital audio and video coding and decoding equipments, digital audio radio equipments; produce and sell digital products for education and entertainment (MP3, MP4 and game box), PC equipment, and televisions, among other products. Prior to expanding our business beyond that of our business license, we are required to apply and receive approval from the PRC government.

Sino-Foreign Equity Joint Venture Laws

NIVS PRC, as a Sino-Foreign Equity Joint Venture, is governed by the Law of the People's Republic of China on Sino-Foreign Equity Joint Ventures, and its Implementation Regulations and other related rules, regulations and administrative orders. An equity joint venture in the PRC is an independent entity having the form of a limited liability company, similar to a regular corporation with limited liability organized under state laws in the United States of America. It is a "legal person" under PRC laws and has the right to own, use and dispose of property rights. The parties to the equity joint venture agree to share profits, risks and losses in the same proportion as their respective capital contributions to the equity joint venture.

The operations of equity joint ventures are subject to an extensive body of laws and regulations governing such matters as registration, capital contribution, profit distribution, board of directors, accounting, taxation, foreign exchange and labor management. The PRC joint venture law stipulates that certain matters such as amendment to the articles of association, termination and dissolution of the equity joint venture, increase and transfer of the registered capital, and merger, must have the unanimous approval of the directors. The PRC joint venture law also provides that after payment of taxes, an equity joint venture must allocate to three funds, namely, a reserve fund, an expansion fund and a fund for employee welfare and bonuses, before profits may be distributed to the joint venture parties. Under current law, the board of directors of the joint venture is entitled to determine the percentage of net income that the joint venture will allocate to these three funds. The board of directors has elected to allocate 10% of the net income of the joint venture to each of these three funds each year. If the Chinese government elects in the future to require that the joint venture allocate more of the annual net income of the joint venture to these three funds, or if the Chinese government enacts other legislation that restricts the ability of the joint venture either to use its net income for business operations or to distribute dividends to us, our business could be adversely affected.

Employment laws

We are subject to laws and regulations governing our relationship with our employees, including: wage and hour requirements, working and safety conditions, citizenship requirements, work permits and travel restrictions. These include local labor laws and regulations, which may require substantial resources for compliance.

Environmental regulations

We are subject to various federal, state, local and foreign environmental laws and regulations, including those governing the use, discharge and disposal of hazardous substances in the ordinary course of our manufacturing process. The major environmental regulations applicable to us include the PRC Environmental Protection Law, the PRC Law on the Prevention and Control of Water Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Air Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Solid Waste Pollution, and the PRC Law on the Prevention and Control of Noise Pollution. In addition, we have complied with European Union Directives on Restrictions on certain Hazardous Substances on electrical and electronic equipment (“RoHS”). We believe that our current manufacturing operations comply in all material respects with applicable environmental laws and regulations. Although we believe that our current manufacturing operations comply in all material respects with applicable environmental laws and regulations, it is possible that future environmental legislation may be enacted or current environmental legislation may be interpreted to create environmental liability with respect to our other facilities, operations, or products.

We constructed our manufacturing facilities with the PRC’s environmental laws and requirements in mind. We currently outsource the disposal of solid waste to a third party-contractor. We currently hold an environmental permit and Guangdong Province Pollution Charge Certificate issued by the Huizhou Environmental Protection Bureau covering our manufacturing operations. If we fail to comply with the provisions of the permit and environmental laws, we could be subject to fines, criminal charges or other sanctions by regulators, including the suspension or termination of our manufacturing operations.

Patent protection in China

The PRC’s intellectual property protection regime is consistent with those of other modern industrialized countries. The PRC has domestic laws for the protection of rights in copyrights, patents, trademarks and trade secrets.

The PRC is also a signatory to most of the world’s major intellectual property conventions, including:

—	Convention establishing the World Intellectual Property Organization (WIPO Convention) (June 4, 1980);
—	Paris Convention for the Protection of Industrial Property (March 19, 1985);

—	Patent Cooperation Treaty (January 1, 1994); and
—	The Agreement on Trade-Related Aspects of Intellectual Property Rights (TRIPs) (November 11, 2001).

Patents in the PRC are governed by the China Patent Law and its Implementing Regulations, each of which went into effect in 1985. Amended versions of the China Patent Law and its Implementing Regulations came into effect in 2001 and 2003, respectively.

The PRC is signatory to the Paris Convention for the Protection of Industrial Property, in accordance with which any person who has duly filed an application for a patent in one signatory country shall enjoy, for the purposes of filing in the other countries, a right of priority during the period fixed in the convention (12 months for inventions and utility models, and 6 months for industrial designs).

The Patent Law covers three kinds of patents--patents for inventions, utility models and designs. The Chinese patent system adopts the principle of first to file; therefore, where more than one person files a patent application for the same invention, a patent can only be granted to the person who first filed the application. Consistent with international practice, the PRC only allows the patenting of inventions or utility models that possess the characteristics of novelty, inventiveness and practical applicability. For a design to be patentable, it cannot be identical with or similar to any design which, before the date of filing, has been publicly disclosed in publications in the country or abroad or has been publicly used in the country, and should not be in conflict with any prior right of another.

PRC law provides that anyone wishing to exploit the patent of another must conclude a written licensing contract with the patent holder and pay the patent holder a fee. One broad exception to this rule, however, is that, where a party possesses the means to exploit a patent but cannot obtain a license from the patent holder on reasonable terms and in reasonable period of time, the PRC State Intellectual Property Office, or SIPO, is authorized to grant a compulsory license. A compulsory license can also be granted where a national emergency or any extraordinary state of affairs occurs or where the public interest so requires. SIPO, however, has not granted any compulsory license to date. The patent holder may appeal such decision within three months from receiving notification by filing a suit in a people’s court.

PRC law defines patent infringement as the exploitation of a patent without the authorization of the patent holder. Patent holders who believe their patent is being infringed may file a civil suit or file a complaint with a PRC local Intellectual Property Administrative Authority, which may order the infringer to stop the infringing acts. Preliminary injunction may be issued by the People’s Court upon the patentee’s or the interested parties’ request before instituting any legal proceedings or during the proceedings. Damages in the case of patent infringement is calculated as either the loss suffered by the patent holder arising from the infringement or the benefit gained by the infringer from the infringement. If it is difficult to ascertain damages in this manner, damages may be reasonably determined in an amount ranging from one to more times of the license fee under a contractual license. The infringing party may be also fined by Administration of Patent Management in an amount of up to three times the unlawful income earned by such infringing party. If there is no unlawful income so earned, the infringing party may be fined in an amount of up to RMB500,000, or approximately $62,500.

Tax

Pursuant to the Provisional Regulation of China on Value Added Tax and their implementing rules, all entities and individuals that are engaged in the sale of goods, the provision of repairs and replacement services and the importation of goods in China are generally required to pay VAT at a rate of 17.0% of the gross sales proceeds received, less any deductible VAT already paid or borne by the taxpayer. Further, when exporting goods, the exporter is entitled to a portion of or all the refund of VAT that it has already paid or borne. Our imported raw materials that are used for manufacturing export products and are deposited in bonded warehouses are exempt from import VAT.

Foreign currency exchange

Under the PRC foreign currency exchange regulations applicable to us, the Renminbi is convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions. Conversion of Renminbi for capital account items, such as direct investment, loan, security investment and repatriation of investment, however, is still subject to the approval of the PRC State Administration of Foreign Exchange, or SAFE. Foreign-invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from the SAFE. Capital investments by foreign-invested enterprises outside of China are also subject to limitations, which include approvals by the Ministry of Commerce, the SAFE and the State Reform and Development Commission. We currently do not hedge our exposure to fluctuations in currency exchange rates.

Dividend distributions

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China are required to set aside at least 10.0% of their after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50.0% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Properties

In China, only the PRC government and peasant collectives may own land. In 2005, we acquired a total of approximately 2 million square feet of land equity in Lianhelingwei Village, Shuikou Town, in Huizhou City, Guangdong, China for approximately RMB18.8 million (equivalent to approximately USD$2.7million) under land use right grant from the Huizhou State-Owned Land Resource Bureau. We have the right to use the land until June 2052. In the event we wish to continue to use the land after this expiration date, we must apply for an extension at least one year prior to the land grant’s expiration.

We built a modernized factory on this property consisting of approximately 2.7 million square feet of total space, including of manufacturing plants, dormitories, research and development, warehouse space, and office facilities. Our production area covers approximately 1.1 million square feet and our dormitories cover approximately 215,000 square feet. The production area primary consists of full-product and semi-finished products assembly workshops, in addition to offices, showrooms, and warehouse space.

Our registered principal corporate offices are located in the PRC at NIVS Industry Park, Shuikou, Huizhou, Guangdong, People’s Republic of China, 516006.

Legal Proceedings

In 2007, NIVS PRC was involved in litigation with KONINKLIJKE PHILIPS ELECTRONICS N.V. (“PHILIPS”). PHILIPS sued NIVS PRC in Provincial Court in the PRC alleging that NIVS PRC violated its trade-mark use right. With intermediation by the Provincial Court, PHILIPS withdrew its complaint and a settlement was reached in April 2008 pursuant to which NIVS PRC agreed to pay PHILIPS RMB300,000 (converted to US$41,129 as at 2007 year-end rate 7.29410:1) to settle the argument.

Other than the foregoing, we are not involved in any material legal proceedings outside of the ordinary course of our business.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this Current Report on Form 8-K before deciding whether to purchase our common stock. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. If and when our common stock is traded, the trading price could decline due to any of these risks, and an investor may lose all or part of his or her investment. Some of these factors have affected our financial condition and operating results in the past or are currently affecting us. This Current Report on Form 8-K also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this Current Report on Form 8-K.

RISKS RELATED TO OUR OPERATIONS

We depend on a small number of customers for the vast majority of our sales. A reduction in business from any of these customers could cause a significant decline in our sales and profitability.

The vast majority of our sales are generated from a small number of customers. For three months ended March 31, 2008, we had seven customers that each accounted for at least 5% of the revenues that we generated, with one customer accounting for 13% of our revenue. These seven customers accounted for a total of approximately 68% of our revenue for that period. During the year ended December 31, 2007 and 2006, we had five and four customers that generated revenues of at least 5% of our revenues, with one customer accounting for 13% and 17% of our revenue, respectively. These customers accounted for a total of approximately 38% and 49% of our revenue for the years ended December 31, 2007 and 2006, respectively. We expect that we will continue to depend upon a small number of customers for a significant majority of our sales for the foreseeable future.

Our lack of long-term purchase orders and commitments could lead to a rapid decline in our sales and profitability.

All of our significant customers issue purchase orders solely in their own discretion, often only two to four weeks before the requested date of shipment. Our customers are generally able to cancel orders or delay the delivery of products on relatively short notice. In addition, our customers may decide not to purchase products from us for any reason. Accordingly, we cannot assure you that any of our current customers will continue to purchase our products in the future. As a result, our sales volume and profitability could decline rapidly with little or no warning whatsoever.

We cannot rely on long-term purchase orders or commitments to protect us from the negative financial effects of a decline in demand for our products. The limited certainty of product orders can make it difficult for us to forecast our sales and allocate our resources in a manner consistent with our actual sales. Moreover, our expense levels are based in part on our expectations of future sales and, if our expectations regarding future sales are inaccurate, we may be unable to reduce costs in a timely manner to adjust for sales shortfalls. Furthermore, because we depend on a small number of customers for the vast majority of our sales, the magnitude of the ramifications of these risks is greater than if our sales were less concentrated with a small number of customers. As a result of our lack of long-term purchase orders and purchase commitments we may experience a rapid decline in our sales and profitability.

Historically, a substantial portion of our assets has been comprised of accounts receivable representing amounts owed by a small number of customers. If any of these customers fails to timely pay us amounts owed, we could suffer a significant decline in cash flow and liquidity which, in turn, could cause us to be unable pay our liabilities and purchase an adequate amount of inventory to sustain or expand our sales volume.

Our accounts receivable represented approximately 33%, 18% and 1% of our total current assets as of March 31, 2008 and December 31, 2007 and 2006, respectively. As of March 31, 2008, 77% of our accounts receivable represented amounts owed by four customers, each of which represented over 5% of the total amount of our accounts receivable. As a result of the substantial amount and concentration of our accounts receivable, if any of our major customers fails to timely pay us amounts owed, we could suffer a significant decline in cash flow and liquidity which could adversely affect our ability to borrow funds to pay our liabilities and to purchase inventory to sustain or expand our current sales volume.

In addition, our business is characterized by long periods for collection from our customers and short periods for payment to our suppliers, the combination of which may cause us to have liquidity problems. We experience an average accounts settlement period ranging from one month to as high as four months from the time we sell our products to the time we receive payment from our customers. In contrast, we typically need to place certain deposits and advances with our suppliers on a portion of the purchase price in advance and for some suppliers we must maintain a deposit for future orders. Because our payment cycle is considerably shorter than our receivable cycle, we may experience working capital shortages. Working capital management, including prompt and diligent billing and collection, is an important factor in our results of operations and liquidity. We cannot assure you that system problems, industry trends or other issues will not extend our collection period, adversely impact our working capital.

Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations and limit our ability to react to changes in the economy or our industry.

We had negative working capital of approximately $33 million, $16 million, $34 million and $12 million as at March 31, 2008 and 2007 and as of December 31, 2007 and 2006, respectively. The increase of negative working capital was largely caused by the substantial increases increase in financing from bank loans and notes. Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations under the Notes and Credit Facility. Our high degree of leverage could have important consequences for you, including:

•	increasing our vulnerability to adverse economic, industry or competitive developments;
•
requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

•	exposing us to the risk of increased interest rates;
•
making it more difficult for us to satisfy our obligations with respect to our indebtedness and any failure to comply with the obligations of any of our debt instruments that we may have or obtain, including restrictive covenants and borrowing conditions, could result in an event of default the agreements governing such other indebtedness;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;
•	limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes; and
•
limiting our flexibility in planning for, or reacting to, changes in our business or market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged and who therefore, may be able to take advantage of opportunities that our leverage prevents us from exploiting.

Consumer electronics products are subject to rapid technological changes. If we fail to accurately anticipate and adapt to these changes, the products we sell will become obsolete, causing a decline in our sales and profitability.

Consumer electronics products are subject to rapid technological changes which often cause product obsolescence. Companies within the consumer electronics industry are continuously developing new products with heightened performance and functionality. This puts pricing pressure on existing products and constantly threatens to make them, or causes them to be, obsolete. Our typical product's life cycle is extremely short, generating lower average selling prices as the cycle matures. If we fail to accurately anticipate the introduction of new technologies, we may possess significant amounts of obsolete inventory that can only be sold at substantially lower prices and profit margins than we anticipated. In addition, if we fail to accurately anticipate the introduction of new technologies, we may be unable to compete effectively due to our failure to offer products most demanded by the marketplace. If any of these failures occur, our sales, profit margins and profitability will be adversely affected.

In addition, we form alliances or business relationships with, and make strategic partnerships with, other companies to introduce new technologies. This is particularly important to the development and enhancement of our Chinese interactive speech technology. In some cases, such relationships are crucial to our goal of introducing new products and services, but we may not be able to successfully collaborate or achieve expected synergies with our partners. We do not, however, control these partners, who may make decisions regarding their business undertakings with us that may be contrary to our interests. In addition, if these partners change their business strategies, we may fail to maintain these relationships.

We do not carry any business interruption insurance, products liability insurance or any other insurance policy except for a limited property insurance policy. As a result, we may incur uninsured losses, increasing the possibility that you would lose your entire investment in our company.

We could be exposed to liabilities or other claims for which we would have no insurance protection. We do not currently maintain any business interruption insurance, products liability insurance, or any other comprehensive insurance policy except for property insurance policies with limited coverage. As a result, we may incur uninsured liabilities and losses as a result of the conduct of our business. There can be no guarantee that we will be able to obtain additional insurance coverage in the future, and even if we are able to obtain additional coverage, we may not carry sufficient insurance coverage to satisfy potential claims. Should uninsured losses occur, any purchasers of our common stock could lose their entire investment.

Because we do not carry products liability insurance, a failure of any of the products marketed by us may subject us to the risk of product liability claims and litigation arising from injuries allegedly caused by the improper functioning or design of our products. We cannot assure that we will have enough funds to defend or pay for liabilities arising out of a products liability claim. To the extent we incur any product liability or other litigation losses, our expenses could materially increase substantially. There can be no assurance that we will have sufficient funds to pay for such expenses, which could end our operations and you would lose your entire investment.

We expect to incur additional expenses due to contributions to a PRC housing assistance fund for our employees.

We have employees based in Huizhou, China, and under applicable regulations we intend to commence contributions to a housing assistance fund for these employees. We expect to commence contributions to the fund after the proposed listing of our securities on a national securities exchange, which could occur as early as the fourth quarter of 2008. We expect to incur increased operation costs and expenses in connection with these planned contributions and could have negative effect on our results of operations.

We may incur design and development expenses and purchase inventory in anticipation of orders which are not placed.

In order to transact business, we assess the integrity and creditworthiness of our customers and suppliers and we may, based on this assessment, incur design and development costs that we expect to recoup over a number of orders produced for the customer. Such assessments are not always accurate and expose us to potential costs, including the write off of costs incurred and inventory obsolescence if the orders anticipated do not materialize. We may also occasionally place orders with suppliers based on a customer’s forecast or in anticipation of an order that is not realized. Additionally, from time to time, we may purchase quantities of supplies and materials greater than required by customer orders to secure more favorable pricing, delivery or credit terms. These purchases can expose us to losses from cancellation costs, inventory carrying costs or inventory obsolescence, and hence adversely affect our business and operating results.

We are subject to market risk through our sales to international markets.

A growing percentage of our sales are being derived from international markets. These international sales are primarily focused in Europe, Southeast Asia, and North America. These operations are subject to risks that are inherent in operating in foreign countries, including the following:

•	foreign countries could change regulations or impose currency restrictions and other restraints;

•	changes in foreign currency exchange rates and hyperinflation or deflation in the foreign countries in which we operate;

•	exchange controls;

•	some countries impose burdensome tariffs and quotas;

•	political changes and economic crises may lead to changes in the business environment in which we operate;

•	international conflict, including terrorist acts, could significantly impact our financial condition and results of operations; and

•	Economic downturns, political instability and war or civil disturbances may disrupt distribution logistics or limit sales in individual markets.

In addition, we utilize third-party distributors to act as our representative for the geographic region that they have been assigned. Sales through distributors represent approximately 70% of total revenue. Significant terms and conditions of distributor agreements include FOB source, net 30 days payment terms, with no return or exchange rights, and no price protection. Since the product transfers title to the distributor at the time of shipment by us, the products are not considered inventory on consignment. Our success is dependent on these distributors finding new customers and receiving new orders from existing customers.

If our third party sales representatives and distributors fail to adequately promote, market and sell our products, our revenues could significantly decrease.

A significant portion of our product sales are made through third party sales representative organizations, whose members are not our employees. Our level of sales depends on the effectiveness of these organizations, as well as the effectiveness of our own employees. Some of these third party representatives may sell (and do sell), with our permission, competitive products of third parties as well as our products. During our fiscal years ended December 31, 2007 and 2006, these organizations were responsible for approximately 18% and 26%, respectively, of our net revenues during such periods. If any of the third party sales representative organizations engaged by us fails to adequately promote, market and sell our products, our revenues could be significantly decreased until a replacement organization or distributor can be retained by us. Finding replacement organizations and distributors can be a time consuming process during which our revenues could be negatively impacted.

Our speech-controlled products may not achieve widespread acceptance or may have bugs, which could result in delayed or lost revenue, expensive correction, liability to our customers or claims against us.

We have invested and expect to continue to invest heavily in the research, development and marketing of our Chinese-speech technology consumer products. The market for these products are is relatively new and rapidly evolving. Our ability to increase revenue in the future depends largely on acceptance of speech-controlled consumer electronic products in general and our products in particular. The continued development of the market for our current and future speech solutions will also depend on:

•	consumer and business demand for speech-enabled products and applications;
•	continuous improvement in speech interactive technology; and
•	development by third-party vendors and manufacturers of applications using speech technologies.

Sales of our speech-controlled products would be harmed if the market for such products does not continue to develop or develops more slowly than we expect, and, consequently, our business would be harmed and we may not recover the costs associated with our investment in our speech interactive technologies.

In addition, complex software applications, such as our Chinese speech interactive technology, often contain errors, defects or bugs. Defects in the solutions or products that we develop and sell to our customers could require expensive corrections and result in delayed or lost revenue, adverse customer reaction and negative publicity about us or our products and services. Customers who are not satisfied with any of our products may also bring claims against us for damages, which, even if unsuccessful, would likely be time-consuming to defend, and could result in costly litigation and payment of damages. Such claims could harm our reputation, financial results and competitive position.

We have significant outstanding short-term borrowings, and we may not be able to obtain extensions when they mature.

Our notes payable to banks for short-term borrowings as of March 31, 2008 and December 31, 2007 and 2006 were approximately $28.2 million, $28.6 million and $13.0 million, respectively. Generally, these short-term bank loans mature in one year or less and contain no specific renewal terms. However, in China it is customary practice for banks and borrowers to negotiate roll-overs or renewals of short-term borrowings on an on-going basis shortly before they mature. Although we have renewed our short-term borrowings in the past, we cannot assure you that we will be able to renew these loans in the future as they mature. If we are unable to obtain renewals of these loans or sufficient alternative funding on reasonable terms from banks or other parties, we will have to repay these borrowings with the cash on our balance sheet or cash generated by our future operations, if any. We cannot assure you that our business will generate sufficient cash flow from operations to repay these borrowings.

We are subject to intense competition in the industry in which we operate, which could cause material reductions in the selling price of our products or losses of our market share.

The consumer electronics industry is highly competitive, especially with respect to pricing and the introduction of new products and features. Our products compete in the medium- to high- priced sector of the consumer electronics market and compete primarily on the basis of:

•	reliability;

•	brand recognition;

•	quality;

•	price;

•	design;

•	consumer acceptance of our trademark; and

•	quality service and support to retailers and our customers.

In recent years, we and many of our competitors, have regularly lowered prices, and we expect these pricing pressures to continue. If these pricing pressures are not mitigated by increases in volume, cost reductions from our supplier or changes in product mix, our revenues and profits could be substantially reduced. As compared to us, many of our competitors have:

•	significantly longer operating histories;

•	significantly greater managerial, financial, marketing, technical and other competitive resources; and

•	greater brand recognition.

As a result, our competitors may be able to:

•	adapt more quickly to new or emerging technologies and changes in customer requirements;

•	devote greater resources to the promotion and sale of their products and services; and

•	respond more effectively to pricing pressures.

These factors could materially adversely affect our operations and financial condition. In addition, competition could increase if:

•	new companies enter the market;

•	existing competitors expand their product mix; or

•	we expand into new markets.

An increase in competition could result in material price reductions or loss of our market share.

The consumer electronics industry is subject to significant fluctuations in the availability of raw materials and components. If we do not properly anticipate the need for critical raw materials and components, we may be unable to meet the demands of our customers and end-users, which could reduce our competitiveness, cause a decline in our market share and have a material adverse effect on our results of operations.

As the availability of raw materials and components decreases, the cost of acquiring those raw materials and components ordinarily increases. If we fail to procure adequate supplies of raw materials and components in anticipation of our customers' orders or end-users’ demand, our gross margins may be negatively impacted due to higher prices that we are required to pay for raw materials and components in short supply. High growth product categories have experienced chronic shortages of raw materials and components during periods of exceptionally high demand. If we do not properly anticipate the need for critical raw materials and components, we may pay higher prices for the raw materials and components, we may not be unable to meet the demands of our customers and end-users, which could reduce our competitiveness, cause a decline in our market share and have a material adverse effect on our results of operations.

Unanticipated disruptions in our operations or slowdowns by our suppliers and shipping companies could adversely affect our ability to deliver our products and service our customers which could materially and adversely affect our revenues and our relationships with our customers.

Our ability to provide high quality customer service, process and fulfill orders and manage inventory depends on:

•	the efficient and uninterrupted operation of our distribution centers; and

•	the timely and uninterrupted performance of third party suppliers, shipping companies, and dock workers.

Any material disruption or slowdown in the operation of our distribution centers, manufacturing facilities or management information systems, or comparable disruptions or slowdowns suffered by our principal manufacturers, suppliers and shippers could cause delays in our ability to receive, process and fulfill customer orders and may cause orders to be canceled, lost or delivered late, goods to be returned or receipt of goods to be refused. As a result, our revenues and operating results could be materially and adversely affected.

We rely heavily on our founder and Chief Executive Officer, Tianfu Li. The loss of his services could adversely affect our ability to source products from our key suppliers and our ability to sell our products to our customers.

Our success depends, to a significant extent, upon the continued services of Tianfu Li, who is our founder, Chairman of the Board, and Chief Executive Officer. Mr. Li has, among other things, developed key personal relationships with our suppliers and customers. We greatly rely on these relationships in the conduct of our operations and the execution of our business strategies. The loss of Mr. Li could, therefore, result in the loss of favorable relationships with one or more of our suppliers and/or customers. We do not maintain "key person" life insurance covering Mr. Li or any other executive officer. The loss of Mr. Li could significantly delay or prevent the achievement of our business objectives and adversely affect our business, financial condition and results of operations.

We may not be able to effectively recruit and retain skilled employees, particularly scientific, technical and management professionals.

Our ability to compete effectively depends largely on our ability to attract and retain certain key personnel, including scientific, technical and management professionals. We anticipate that we will need to hire additional skilled personnel in all areas of our business. Industry demand for such employees, however, exceeds the number of personnel available, and the competition for attracting and retaining these employees is intense. Because of this intense competition for skilled employees, we may be unable to retain our existing personnel or attract additional qualified employees to keep up with future business needs. If this should happen, our business, operating results and financial condition could be adversely affected.

Our labor costs are likely to increase as a result of changes in Chinese labor laws.

We expect to experience an increase in our cost of labor. Recent changes in Chinese labor laws that are effective January 1, 2008 are likely to increase costs further and impose restrictions on our relationship with our employees. There can be no assurance that the labor laws will not change further or that their interpretation and implementation will vary, which may have a negative effect upon our business and results of operations.

Our business could be materially adversely affected if we cannot protect our intellectual property rights or if we infringe on the intellectual property rights of others.

Our ability to compete effectively will depend on our ability to maintain and protect our proprietary rights. We own a trademark related to the sale of our NIVS products, which is materially important to our business, as well as our licenses, other trademarks and proprietary rights that are used for certain of our home entertainment and consumer electronics products. Our trademarks are registered in China. However, third parties may seek to challenge, invalidate, circumvent or render unenforceable any proprietary rights owned by or licensed to us. In addition, in the event third party licensees fail to protect the integrity of our trademarks, the value of these marks could be materially adversely affected.

Our inability to protect our proprietary rights could materially adversely affect the license of our trade names and trademarks to third parties as well as our ability to sell our products. Litigation may be necessary to:

•	enforce our intellectual property rights;

•	protect our trade secrets; and

•	determine the scope and validity of such intellectual property rights.

Any such litigation, whether or not successful, could result in substantial costs and diversion of resources and management’s attention from the operation of our business.

We may receive notice of claims of infringement of other parties’ proprietary rights. Such actions could result in litigation and we could incur significant costs and diversion of resources in defending such claims. The party making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief. Such relief could effectively block our ability to make, use, sell, distribute or market our products and services in such jurisdiction. We may also be required to seek licenses to such intellectual property. We cannot predict, however, whether such licenses would be available or, if available, that such licenses could be obtained on terms that are commercially reasonable and acceptable to us. The failure to obtain the necessary licenses or other rights could delay or preclude the sale, manufacture or distribution of our products and could result in increased costs to us.

We may need additional capital to implement our current business strategy, which may not be available to us, and if we raise additional capital, it may dilute your ownership in us.

We currently depend on bank loans and net revenues to meet our short-term cash requirements. In order to grow revenues and sustain profitability, we will need additional capital. As of the date of this filing, we do intend to conduct an public offering financing. Obtaining additional financing will be subject to a number of factors, including market conditions, our operating performance and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financing unattractive to us. We cannot assure you that we will be able to obtain any additional financing. If we are unable to obtain the financing needed to implement our business strategy, our ability to increase revenues will be impaired and we may not be able to sustain profitability.

Our failure to effectively manage growth could harm our business.

We have rapidly and significantly expanded the number and types of products we sell, and we will endeavor to further expand our product portfolio. We must continually introduce new products and technologies, enhance existing products in order to remain competitive, and effectively stimulate customer demand for new products and upgraded versions of our existing products.

This expansion of our products places a significant strain on our management, operations and engineering resources. Specifically, the areas that are strained most by our growth include the following:

  • New Product Launch: With the growth of our product portfolio, we experience increased complexity in coordinating product development, manufacturing, and shipping. As this complexity increases, it places a strain on our ability to accurately coordinate the commercial launch of our products with adequate supply to meet anticipated customer demand and effective marketing to stimulate demand and market acceptance. If we are unable to scale and improve our product launch coordination, we could frustrate our customers and lose retail shelf space and product sales;

  • Forecasting, Planning and Supply Chain Logistics: With the growth of our product portfolio, we also experience increased complexity in forecasting customer demand and in planning for production, and transportation and logistics management. If we are unable to scale and improve our forecasting, planning and logistics management, we could frustrate our customers, lose product sales or accumulate excess inventory; and

  • Support Processes: To manage the growth of our operations, we will need to continue to improve our transaction processing, operational and financial systems, and procedures and controls to effectively manage the increased complexity. If we are unable to scale and improve these areas, the consequences could include: delays in shipment of product, degradation in levels of customer support, lost sales, decreased cash flows, and increased inventory. These difficulties could harm or limit our ability to expand.

Our facilities and information systems could be damaged as a result of disasters or unpredictable events, which could have an adverse effect on our business operations.

Our headquarters and major facilities including manufacturing plants, sales offices and research and development centers are located in China. We also operate procurement, logistics, sales and marketing facilities in other parts of the world. If major disasters such as earthquakes, fires, floods, wars, terrorist attacks, computer viruses, transportation disasters or other events occur, or our information system or communications network breaks down or operates improperly as a result of such events, our facilities may be seriously damaged, and we may have to stop or delay production and shipment. We may incur expenses relating to such damages.

RISKS RELATED TO US DOING BUSINESS IN CHINA

Substantially all of our assets are located in the PRC and substantially all of our revenues are derived from our operations in China, and changes in the political and economic policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and accordingly on the results of our operations and financial condition.

Our business operations may be adversely affected by the current and future political environment in the PRC. The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities. Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs, raw materials, environmental regulations, land use rights, property and other matters. Under the current government leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the government of the PRC will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

Our operations are subject to PRC laws and regulations that are sometimes vague and uncertain. Any changes in such PRC laws and regulations, or the interpretations thereof, may have a material and adverse effect on our business.

The PRC’s legal system is a civil law system based on written statutes. Unlike the common law system prevalent in the United States, decided legal cases have little value as precedent in China. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to, governmental approvals required for conducting business and investments, laws and regulations governing the consumer electronics business and electric product safety, national security-related laws and regulations and export/import laws and regulations, as well as commercial, antitrust, patent, product liability, environmental laws and regulations, consumer protection, and financial and business taxation laws and regulations.

The Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

Our principal operating subsidiary, Huizhou NIVS Audio & Video Technology Company Limited, (“NIVS PRC”), is considered a foreign invested enterprise under PRC laws, and as a result is required to comply with PRC laws and regulations, including laws and regulations specifically governing the activities and conduct of foreign invested enterprises. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses. If the relevant authorities find us in violation of PRC laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation

•	levying fines;

•	revoking our business license, other licenses or authorities;

•	requiring that we restructure our ownership or operations; and

•	requiring that we discontinue any portion or all of our business.

Investors may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based upon U.S. laws, including the federal securities laws or other foreign laws against us or our management.

Most of our current operations, including the manufacturing and distribution of our products, are conducted in China. Moreover, all of our directors and officers are nationals and residents of China or Hong Kong. All or substantially all of the assets of these persons are located outside the United States and in the PRC. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon these persons. In addition, uncertainty exists as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

The scope of our business license in China is limited, and we may not expand or continue our business without government approval and renewal, respectively.

Our principal operating subsidiary, NIVS PRC, is a Sino-foreign Equity Joint Venture, which can only conduct business within its approved business scope, which ultimately appears on its business license. Any amendment to the scope of our business requires further application and government approval. In order for us to expand our business beyond the scope of our license, it will be required to enter into a negotiation with the authorities for the approval to expand the scope of our business. We cannot assure investors that NIVS PRC will be able to obtain the necessary government approval for any change or expansion of its business.

We are subject to a variety of environmental laws and regulations related to our manufacturing operations. Our failure to comply with environmental laws and regulations may have a material adverse effect on our business and results of operations.

We are subject to various environmental laws and regulations that require us to obtain environmental permits for our electronics manufacturing operations. Our environmental permit from the Huizhou Environmental Protection Bureau covering our manufacturing operations will expire in December 2010. The permit only covers of the existing premises at our manufacturing facility, and if we expand our operations, we will have to obtain further certification from the Bureau. In addition, we are required to renew some of our environmental certificates each year. If we do not receive the renewed permit or we fail to comply with the provisions of the renewed permit, we could be subject to fines, criminal charges or other sanctions by regulators, including the suspension or termination of our manufacturing operations.

We cannot assure you that at all times we will be in compliance with environmental laws and regulations or our environmental permits or that we will not be required to expend significant funds to comply with, or discharge liabilities arising under, environmental laws, regulations and permits.

Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate. Our failure to obtain the prior approval of the China Securities Regulatory Commission, or the CSRC, for our proposed public offering and the listing and trading of our common stock could have a material adverse effect on our business, operating results, reputation and trading price of our common stock.

The PRC State Administration of Foreign Exchange, or “SAFE,” issued a public notice in November 2005, known as Circular 75, concerning the use of offshore holding companies in mergers and acquisitions in China. The public notice provides that if an offshore company controlled by PRC residents intends to acquire a PRC company, such acquisition will be subject to registration with the relevant foreign exchange authorities. The public notice also suggests that registration with the relevant foreign exchange authorities is required for any sale or transfer by the PRC residents of shares in an offshore holding company that owns an onshore company. The PRC residents must each submit a registration form to the local SAFE branch with respect to their ownership interests in the offshore company, and must also file an amendment to such registration if the offshore company experiences material events, such as changes in the share capital, share transfer, mergers and acquisitions, spin-off transactions or use of assets in China to guarantee offshore obligations. If any PRC resident stockholder of an offshore holding company fails to make the required SAFE registration and amended registration, the onshore PRC subsidiaries of that offshore company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the offshore entity. Failure to comply with the SAFE registration and amendment requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions. Most of our PRC resident stockholders, as defined in the SAFE notice, have not registered with the relevant branch of SAFE, as currently required, in connection with their equity interests in NIVS BVI. Because of uncertainty in how the SAFE notice will be interpreted and enforced, we cannot be sure how it will affect our business operations or future plans. For example, NIVS PRC’s ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with the SAFE notice by our PRC resident beneficial holders. Failure by our PRC resident beneficial holders could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit NIVS PRC’s ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

On August 8, 2006, the PRC Ministry of Commerce (“MOFCOM”), joined by the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission and SAFE, released a substantially amended version of the Provisions for Foreign Investors to Merge with or Acquire Domestic Enterprises (the “Revised M&A Regulations”), which took effect September 8, 2006. These new rules significantly revised China’s regulatory framework governing onshore-to-offshore restructurings and foreign acquisitions of domestic enterprises. These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOFCOM as a key regulator for issues related to mergers and acquisitions in China and requiring MOFCOM approval of a broad range of merger, acquisition and investment transactions. Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

Among other things, the revised M&A Regulations include new provisions that purport to require that an offshore special purpose vehicle, or SPV, formed for listing purposes and controlled directly or indirectly by PRC companies or individuals must obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings. However, the application of this PRC regulation remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement. NIVS’ PRC counsel, Guangdong Laowei Law Firm, has advised us that because we completed our onshore-to-offshore restructuring before September 8, 2006, the effective date of the new regulation, it is not necessary for us to submit the application to the CSRC for its approval, and the listing and trading of our Common Stock does not require CSRC approval.

If the CSRC or another PRC regulatory agency subsequently determines that CSRC approval was required, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from our proposed public offering into the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common stock. The CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt our proposed public offering before settlement and delivery of the common stock offered thereby. Consequently, if investors engage in market trading or other activities in anticipation of and prior to settlement and delivery, they do so at the risk that settlement and delivery may not occur.

Also, if later the CSRC requires that we obtain its approval, we may be unable to obtain a waiver of the CSRC approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding this CSRC approval requirement could have a material adverse effect on the trading price of our common stock. Furthermore, published news reports in China recently indicated that the CSRC may have curtailed or suspended overseas listings for Chinese private companies. These news reports have created further uncertainty regarding the approach that the CSRC and other PRC regulators may take with respect to us.

It is uncertain how our business operations or future strategy will be affected by the interpretations and implementation of Circular 75 and the Revised M&A Regulations. It is anticipated that application of the new rules will be subject to significant administrative interpretation, and we will need to closely monitor how MOFCOM and other ministries apply the rules to ensure that our domestic and offshore activities continue to comply with PRC law. Given the uncertainties regarding interpretation and application of the new rules, we may need to expend significant time and resources to maintain compliance.

The foreign currency exchange rate between U.S. Dollars and Renminbi could adversely affect our financial condition.

To the extent that we need to convert U.S. Dollars into Renminbi for our operational needs, our financial position and the price of our common stock may be adversely affected should the Renminbi appreciate against the U.S. Dollar at that time. Conversely, if we decide to convert our Renminbi into U.S. Dollars for the operational needs or paying dividends on our common stock, the dollar equivalent of our earnings from our subsidiaries in China would be reduced should the dollar appreciate against the Renminbi. We currently do not hedge our exposure to fluctuations in currency exchange rates.

Until 1994, the Renminbi experienced a gradual but significant devaluation against most major currencies, including dollars, and there was a significant devaluation of the Renminbi on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system. Since 1994, the value of the Renminbi relative to the U.S. Dollar has remained stable and has appreciated slightly against the U.S. Dollar. Countries, including the United States, have argued that the Renminbi is artificially undervalued due to China’s current monetary policies and have pressured China to allow the Renminbi to float freely in world markets. In July 2005, the PRC government changed its policy of pegging the value of the Renminbi to the dollar. Under the new policy the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of designated foreign currencies. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in further and more significant appreciation of the Renminbi against the dollar.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. According to the National Bureau of Statistics of China, the inflation rate in China reached a high point of 4.8% in 2007 as compared to the past several years. The inflation rate in China was 1.8% in 2005 and 1.5% in 2006. The inflation rate is expected to continue to increase in 2008. If prices for our products and services rise at a rate that is insufficient to compensate for the rise in the costs of supplies such as raw materials, it may have an adverse effect on our profitability.

Furthermore, in order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. The implementation of such policies may impede economic growth. In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. In April 2006, the People’s Bank of China raised the interest rate again. Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products and services.

Because our funds are held in banks which do not provide insurance, the failure of any bank in which we deposit our funds could affect our ability to continue in business.

Banks and other financial institutions in the PRC do not provide insurance for funds held on deposit. A significant portion of our assets are in the form of cash deposited with banks in the PRC, and in the event of a bank failure, we may not have access to our funds on deposit. Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

As our ultimate holding company is a Delaware corporation, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

If we make equity compensation grants to persons who are PRC citizens, they may be required to register with the State Administration of Foreign Exchange of the PRC, or SAFE. We may also face regulatory uncertainties that could restrict our ability to adopt an equity compensation plan for our directors and employees and other parties under PRC law.

On April 6, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company, also know as “Circular 78.” It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options. For any plans which are so covered and are adopted by a non-PRC listed company after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan. In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007. We intend to adopt an equity compensation plan in the future and make option grants to our officers and directors, most of who are PRC citizens. Circular 78 may require our officers and directors who receive option grants and are PRC citizens to register with SAFE. We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming. If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject us and participants of our equity incentive plan who are PRC citizens to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees. In that case, our ability to compensate our employees and directors through equity compensation would be hindered and our business operations may be adversely affected.

We have enjoyed certain preferential tax concessions and the loss of these preferential tax concessions may cause our tax liabilities to increase and our profitability to decline.

Under the tax laws of PRC, we have had tax advantages granted by local government for corporate income taxes and sales taxes commencing April 6, 2004. We have been entitled to have a full tax exemption for the first two profitable years, followed by a 50% reduction on normal tax rate of 24% for the following three consecutive years. On March 16, 2007, the National People’s Congress of China enacted a new PRC Enterprise Income Tax Law, under which foreign invested enterprises and domestic companies will be subject to enterprise income tax at a uniform rate of 25%. The new law became effective on January 1, 2008. During the transition period for enterprises established before March 16, the tax rate will be gradually increased starting in 2008 and be equal to the new tax rate in 2012. The expiration of the preferential tax treatment will increase our tax liabilities and reduce our profitability.

Any recurrence of Severe Acute Respiratory Syndrome (SARS), Avian Flu, or another widespread public health problem, in the PRC could adversely affect our operations.

A renewed outbreak of SARS, Avian Flu or another widespread public health problem in China, where all of our manufacturing facilities are located and where the substantial portion of our sales occur, could have a negative effect on our operations. Our business is dependent upon its ability to continue to manufacture products. Such an outbreak could have an impact on our operations as a result of:

•	quarantines or closures of some of our manufacturing facilities, which would severely disrupt our operations,

•	the sickness or death of our key officers and employees, and

•	a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

A downturn in the economy of the PRC may slow our growth and profitability.

A significant portion of our revenues are generated from sales in China. The growth of the Chinese economy has been uneven across geographic regions and economic sectors. There can be no assurance that growth of the Chinese economy will be steady or that any downturn will not have a negative effect on our business, especially if it results in either a decreased use of our products or in pressure on us to lower our prices.

Because our business is located in the PRC, we may have difficulty establishing adequate management, legal and financial controls, which we are required to do in order to comply with U.S. securities laws.

PRC companies have historically not adopted a Western style of management and financial reporting concepts and practices, which includes strong corporate governance, internal controls and, computer, financial and other control systems. Most of our middle and top management staff are not educated and trained in the Western system, and we may have difficulty hiring new employees in the PRC with such training. In addition, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002. This may result in significant deficiencies or material weaknesses in our internal controls which could impact the reliability of our financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our business.

RISKS RELATED TO OUR CAPITAL STRUCTURE

Our wholly-owned subsidiary, NIVS BVI, as the 97.5% owner of NIVS PRC, is required to pay to NIVS PRC an amount equal to approximately $8.7 million for NIVS BVI’s unpaid equity interest in NIVS PRC. If this payment is not made, we may be subject to penalties and, if amounts due are not eventually paid, we may not be able to continue to participate in the profits of NIVS PRC.

If NIVS BVI does not timely make payment to NIVS PRC an aggregate amount of $8.7 million for the unpaid equity interests owned by NIVS BVI, we may be subject to penalties from the PRC government. In addition, the PRC government has the discretion to prevent NIVS BVI from participating in the profits of NIVS PRC until such amount is paid, which would have a substantial material adverse effect on our business, financial condition and results of operations. We expect to cause NIVS BVI to pay all amounts due in October 2008, prior to the due dates; however, there can be no assurance that we or NIVS BVI will have sufficient funds to make such payment, which would cause our stock price to decline.

There is no current trading market for our common stock, and there is no assurance of an established public trading market, which would adversely affect the ability of our investors to sell their securities in the public market.

Our common stock is not currently listed or quoted for trading on any national securities exchange or national quotation system. We intend to apply for the listing of our common stock on the American Stock Exchange in the future. There is no guarantee that the American Stock Exchange, or any other exchange or quotation system, will permit our shares to be listed and traded. If we fail to obtain a listing on the American Stock Exchange, we may seek quotation on the OTC Bulletin Board. The FINRA has enacted changes that limit quotations on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. The effect on the OTC Bulletin Board of these rule changes and other proposed changes cannot be determined at this time. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASDAQ Global Market (the “NASDAQ Global Market”). Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the NASDAQ Global Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

Pursuant to the terms of the Share Exchange, we agreed to file a registration statement with the Securities and Exchange Commission to register the shares of our common stock issued in an equity financing that was conducted in concurrently with the Share Exchange. The registration statement must be filed within 30 days of the closing of the Share Exchange. Each investor may sell or transfer any shares of the common stock after the effective date of the registration statement except that they entered into a lock-up agreement pursuant to which they agreed not to conduct any sales until 90 days after the our common stock is first listed or quoted on a national securities exchange, at which time one-twelfth of the shares purchased may be sold, and thereafter the shares will be automatically released from the lock-up every thirty (30) days in eleven equal installments. In addition, the placement agent, in its discretion, may release some or all the Shares earlier than the schedule set forth in this section. Any such early release by the placement agent will apply equally to each of the investors in the Private Placement.

We also intend to register with the Private Placement shares all of the 425,000 shares that we expect to issue to an investor relations firm and 2,340,000 shares of common stock held by our shareholders immediately prior to the Share Exchange and all of the 946,667 shares of common stock underlying the 946,667 warrants held by our shareholders immediately prior to the Share Exchange. Of the 2,340,000 shares and 946,667 shares, 477,594 shares and 193,214 shares, respectively, will be covered by the registration statement filed in connection with the Private Placement, and 1,862,406 shares and 753,453 shares, respectively, which are beneficially owned by affiliates of the placement agent, will be included in a subsequent registration statement filed by us within 10 days after the end of the six-month period that immediately follows the date on which we file the registration statement to register the shares issued in the Private Placement. All of the shares included in an effective registration statement may be freely sold and transferred, subject to a lock-up agreement.

Additionally, following the Share Exchange, the former stockholders of NIVS BVI, and their designees, may be eligible to sell all or some of our shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act (“Rule 144”), subject to certain limitations. Under Rule 144, an affiliate stockholder who has satisfied the required holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. As of the closing of the Share Exchange, 1% of our issued and outstanding shares of common stock was approximately 382,200 shares. Non-affiliate stockholders are not subject to volume limitations. Any substantial sale of common stock pursuant to any resale prospectus or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

The interests of the existing minority shareholder in NIVS PRC may diverge from our own interests and this may adversely affect our ability to manage NIVS PRC.

NIVS PRC, our principal operating subsidiary, is an equity joint venture in which we directly own a 97.5% interest and our founder, Chief Executive Office, and Chairman of the Board, Tianfu Li, owns the remaining 2.5% interest. Mr. Li’s interest may not be aligned with our interest at all times. If our interests diverge, Mr. Li may exercise his rights, as dictated under PRC laws, to protect his own interest, which may be adverse to us and our investors. For example, should we wish to transfer our equity interest in NIVS PRC, in whole or in part, to a third-party, Mr. Li will have a right to force us to repurchase his interests under general company regulations. If Mr. Li exercises his rights, our control of NIVS PRC may be compromised and our financial condition and results of operations may suffer.

Following the Share Exchange, the former principal shareholders of NIVS BVI have significant influence over us.

The former shareholders of NIVS BVI, and their designees, beneficially own or control approximately 77.5% of our outstanding shares as of the close of the Share Exchange. If these shareholders were to act as a group, they would have a controlling influence in determining the outcome of any corporate transaction or other matters submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions. Such shareholders may also have the power to prevent or cause a change in control. In addition, without the consent of the former NIVS BVI shareholders and their designees, we could be prevented from entering into transactions that could be beneficial to us. The interests of the former NIVS BVI shareholders and their designees may differ from the interests of our other stockholders.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. Any failure of these controls could also prevent us from maintaining accurate accounting records and discovering accounting errors and financial frauds. Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our independent registered public accountants. The SEC extended the compliance dates for non-accelerated filers, as defined by the SEC. Accordingly, we believe that the annual assessment of our internal controls requirement will first apply to our annual report for the 2008 fiscal year and the attestation requirement of management’s assessment by our independent registered public accountants will first apply to our annual report for the 2009 fiscal year. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting, or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

We may not be able to achieve the benefits we expect to result from the Share Exchange.

On June 27, 2008, we entered into the Exchange Agreement with all of the shareholders of NIVS BVI, pursuant to which we agreed to acquire 100% of the issued and outstanding securities of NIVS BVI in exchange for shares of our common stock. On July 25, 2008, the Exchange Agreement was amended, the Share Exchange closed, NIVS BVI became our 100%-owned subsidiary, and our sole business operations became that of NIVS BVI. We also have a new Board of Directors and management consisting of persons from NIVS BVI and changed our corporate name from SRKP 19, Inc. to NIVS IntelliMedia Technology Group, Inc.

We may not realize the benefits that we hoped to receive as a result of the Share Exchange, which include:

•	access to the capital markets of the United States;

•	the increased market liquidity expected to result from exchanging stock in a private company for securities of a public company that may eventually be traded;

•	the ability to use registered securities to make acquisition of assets or businesses;

•	increased visibility in the financial community;

•	enhanced access to the capital markets;

•	improved transparency of operations; and

•	perceived credibility and enhanced corporate image of being a publicly traded company.

There can be no assurance that any of the anticipated benefits of the Share Exchange will be realized with respect to our new business operations. In addition, the attention and effort devoted to achieving the benefits of the Share Exchange and attending to the obligations of being a public company, such as reporting requirements and securities regulations, could significantly divert management’s attention from other important issues, which could materially and adversely affect our operating results or stock price in the future.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. NIVS’ management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

We will incur an expense charge of approximately $765,000 in connection with the issuance of 425,000 shares of common stock that we intend to issue for investor relation services.

We entered into an agreement to with an investor relations agreement with Nascent Value LLC (“Nascent”) pursuant to which we issued 425,000 shares of our common stock to Nascent upon the closing of the Share Exchange in exchange for investor relation services. We expect to recognize a charge to operations in an amount equal to approximately $765,000, which is derived from valuing each share at $1.80, the price at which shares of our common stock were sold in the Private Placement. The expense will have a negative effect on our results of operations and we may not realize a benefit from the investor relation services that is comparable to such negative effect. As a result, our operations may suffer and our stock price may decline.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock, which is not currently listed or quoted for trading, may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Securities Exchange Act for 1934, as amended (the “Exchange Act”) once, and if, it starts trading. Our common stock may be a “penny stock” if it meets one or more of the following conditions (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the Nasdaq Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

We do not foresee paying cash dividends in the foreseeable future and, as a result, our investors’ sole source of gain, if any, will depend on capital appreciation, if any.

We do not plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and currently intend to retain any future earnings for funding growth. As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income. Capital appreciation, if any, of our shares may be investors’ sole source of gain for the foreseeable future. Moreover, investors may not be able to resell their shares of NIVS at or above the price they paid for them.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this report, including in the documents incorporated by reference into this report, includes some statement that are not purely historical and that are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding NIVS’ and its management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including NIVS’ financial condition, results of operations, and the expected impact of the Merger on the parties’ individual and combined financial performance. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this report are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following:

•	Our reliance on our major customers for a large portion of our net sales;

•	Our ability to develop and market new products;

•	Our ability to raise additional capital to fund our operations;

•	Our ability to accurately forecast amounts of supplies needed to meet customer demand;

•	Exposure to market risk through sales in international markets;

•	The market acceptance of our products;

•	Exposure to product liability and defect claims;

•	Fluctuations in the availability of raw materials and components needed for our products;

•	Protection of our intellectual property rights;

•	Changes in the laws of the PRC that affect our operations;

•	Inflation and fluctuations in foreign currency exchange rates;

•	Our ability to obtain all necessary government certifications, approvals, and/or licenses to conduct our business;

•	Development of a public trading market for our securities;

•	The cost of complying with current and future governmental regulations and the impact of any changes in the regulations on our operations; and

•
The other factors referenced in this Current Report, including, without limitation, under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.”

These risks and uncertainties, along with others, are also described above under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. NIVS undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

ADDITIONAL DISCLOSURE

For additional information that would be required if the Company were filing a general form for registration of securities on Form 10 or Form 10-SB, see Item 2.02 for “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Item 3.03 for a description of the Company’s securities post-Share Exchange and related discussion of market price, and Item 4.01 regarding changes in the Company’s accountant, all incorporated by reference herein. Required disclosure regarding the change in control of the Company, the impact on its directors, executive officers, control persons and related compensation and beneficial ownership issues are addressed in Item 5.01, incorporated by reference herein. Attention is also directed to Item 9.01, which provides NIVS’ audited financial statements as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006, and 2005 and the unaudited financial statements as of and for the three months ended March 31, 2008.

Item 2.02 Results of Operations and Financial Condition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion relates to a discussion of the financial condition and results of operations of Niveous Holding Company Limited (“NIVS BVI”), which operates through its subsidiaries, including its 97.5%-owned subsidiary NIVS (HZ) Audio & Video Tech Company Limited (“NIVS PRC”) (collectively referred to throughout as the “Company,” “we,” “our,” and “us”).

This management’s discussion and analysis of financial condition and results of operations should be read in conjunction with its financial statements and the related notes, and the other financial information included in this report. For a discussion of important factors that could cause actual results to differ from results discussed in the forward-looking statements, see above section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

Through NIVS PRC, we engage in the development, production and sales of audio and video equipment, and set-top box products. In recent years, we have spent substantial resources on research and development to establish intelligent video and audio products (meaning products incorporating Chinese speech interactive technology) which we believe should help us diversify our revenue streams in addition to adding a higher margin product line. We combine our Chinese speech interactive technology with traditional video and audio products to form an intelligent audio visual system consisting of the audio system, TV set and DVB. Our audio products have a solid reputation and established brand name in the PRC, while abroad our products have been named among the most popular brands on consumer websites for several years.

We sell our products to wholesalers and distributors of electronic products. For export sales and OEM production, we produce based on customer demand and orders. For products with our own brand names, customers generally do not provide us with any long-term commitments. As a result it is necessary for us to estimate, based in part on non-binding estimates by our customers and potential customers, the requirements for our products. In addition, in some instances, we develop products based on anticipated customer demand with no assurance that we will receive the anticipated orders. To the extent that we do not receive the anticipated orders or that our customers require products in greater quantities than anticipated, our revenue and margins will be affected.

A small number of customers account for a very significant percentage of our revenue. For three months ended March 31, 2008, we had seven customers that each accounted for at least 5% of the revenues that we generated, with one customer accounting for 13% of our revenue. These seven customers accounted for a total of approximately 68% of our revenue for that period. During the year ended December 31, 2007, we had five customer that generated revenues of at least 5% of our revenues, with one customer accounting for 13% of our revenue. These five customers accounted for a total of approximately 38% of our revenue for the year ended December 31, 2007. For the year ended December 31, 2006, we had four customers that accounted for at least 5% of revenue, and these three customers accounted for approximately 49% of our revenue. For the year ended December 31, 2005, we had four customers that accounted for at least 5% of revenue, and these three customers accounted for approximately 41% of our revenue. Unless we replace a customer, the loss of any of these customers could have a material adverse effect upon our revenue and net income. We have long term supply contracts with stable supply source. This practice reduces our risk on shortage of raw material supply. But the purchase price fluctuation will still affect our production cost and gross margin.

Recent Events

On June 27, 2008, SRKP 19, Inc., a Delaware corporation (“SRKP 19”), entered into a share exchange agreement, as amended on July 25, 2008 (the “Exchange Agreement”), with NIVS BVI and its shareholders, pursuant to which these shareholders would transfer all of the issued and outstanding securities of NIVS BVI to SRKP 19 in exchange for 27,546,667 shares of SRKP 19’s common stock. On July 25, 2008, the Share Exchange closed and we became a wholly-owned subsidiary of SRKP 19, which immediately changed its name to “NIVS IntelliMedia Technology Group, Inc.” A total of 27,546,667 shares were issued to the former shareholders of NIVS BVI and their designees.

In addition, on July 25, 2008, concurrently with the close of the Share Exchange, we conducted an initial closing of a private placement transaction (the “Private Placement”). Pursuant to Subscription Agreements entered into with the investors, we sold an aggregate of 5,239,460 shares of Common stock at $1.80 per share. As a result, we received gross proceeds in the amount of approximately $9.4 million.

We entered into a consulting agreement with Nascent Value LLC (“Nascent”) pursuant to which Nascent will provide us with business consulting and investor relation services. As consideration for entering into the agreement and compensation for Nascent Value’s services under the agreement, we issued 425,000 shares of our common stock upon the closing of the Share Exchange. In connection with the issuance of the shares of common stock, we expect to recognize a charge to operations in an amount equal to approximately $765,000, which is derived from valuing each share at $1.80, the price at which shares of our common stock were sold in the Private Placement. We also agreed to pay Nascent $6,000 per month for their services.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations is based upon our financial statements which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities. On an on-going basis, we evaluate our estimates including the allowance for doubtful accounts, the salability and recoverability of inventory, income taxes and contingencies. We base our estimates on historical experience and on other assumptions that we believes to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We cannot predict what future laws and regulations might be passed that could have a material effect on our results of operations. We assess the impact of significant changes in laws and regulations on a regular basis and update the assumptions and estimates used to prepare our financial statements when we deem it necessary.

Revenue recognition.  We recognize revenue from the sales of products. Sales are recognized when the following four revenue criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectivity is reasonably assured. Sales revenue is presented net of value added tax (VAT), sales rebates and returns. No return allowance is made as product returns are insignificant based on historical experience.

Allowance for doubtful accounts. In estimating the collectability of accounts receivable we analyze historical write-offs, changes in our internal credit policies and customer concentrations when evaluating the adequacy of our allowance for doubtful accounts. Differences may result in the amount and timing of expenses for any period if we make different judgments or uses difference estimates. Our accounts receivable represent a significant portion of our current assets and total assets. Our realization on accounts receivable, expressed in terms of United States dollars may be affected by fluctuations in currency rates since the customer’s currency is frequently a currency other than United States dollars.

Inventories. Inventories comprise raw materials and finished goods are stated at the lower of cost or market. Substantially all inventory costs are determined using the weighted average basis. Costs of finished goods include direct labor, direct materials, and production overhead before the goods are ready for sale. Inventory costs do not exceed net realizable value.

Taxation. Under the tax laws of PRC, we have had tax advantages granted by local government for corporate income taxes and sales taxes commencing April 6, 2004. We have been entitled to have a full tax exemption for the first two profitable years, followed by a 50% reduction on normal tax rate of 24% for the following three consecutive years. On March 16, 2007, the National People’s Congress of China enacted a new PRC Enterprise Income Tax Law, under which foreign invested enterprises and domestic companies will be subject to enterprise income tax at a uniform rate of 25%. The new law became effective on January 1, 2008. During the transition period for enterprises established before March 16, the tax rate will be gradually increased starting in 2008 and be equal to the new tax rate in 2012. We believe that our profitability will be negatively affected in the near future as a result of the new EIT Law.

Recently Issued Accounting Pronouncements

On December 4, 2007, the FASB issued SFAS No. 160, Noncontrolling interest in Consolidated Financial Statements (SFAS No. 160). SFAS No. 160 requires all entities to report noncontrolling (minority) interests in subsidiaries as equity in the consolidated financial statements. The statement establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation and expands disclosures in the consolidated financial statements. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. We have not yet determined the impact of the adoption of SFAS No. 160 on our consolidated financial statements and footnote disclosures.

On December 4, 2007, the FASB issued SFAS No. 141R, Business Combinations (SFAS No. 141R). SFAS No. 141R requires the acquiring entity in a business combination to recognize all the assets acquired and liabilities assumed, establishes the acquisition date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to expand disclosures about the nature and financial effect of the business combination. SFAS No. 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. We have not yet determined the impact of the adoption of SFAS No. 141R on our consolidated financial statements and footnote disclosures.

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements”, which establishes a framework for reporting fair value and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The adoption of this standard had no impact on the Company’s financial position or results of operations.

In March 2008, the FASB issued SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities”. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company is currently evaluating the impact of adopting SFAS 161 on its consolidated financial statements.

Recently Adopted Accounting Pronouncements

In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes,” which prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return (including a decision whether to file or not to file a return in a particular jurisdiction). The accounting provisions of FIN No. 48 are effective for fiscal years beginning after December 15, 2006. The adoption of this Interpretation had no impact on the Company’s financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157"). SFAS 157 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. In February 2008, the FASB issued FASB Staff Position 157-1, "Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13" ("FSP 157-1") and FASB Staff Position 157-2, "Effective Date of FASB Statement No. 157" ("FSP 157-2"). FSP 157-1 amends SFAS 157 to remove certain leasing transactions from its scope. FSP 157-2 delays the effective date of SFAS 157 for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company adopted SFAS 157 effective January 1, 2008 for all financial assets and liabilities as required. The adoption of SFAS 157 was not material to the Company's financial statements or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115,” (“SFAS 159”) which is effective for fiscal years beginning after November 15, 2007. SFAS 159 is an elective standard which permits an entity to choose to measure many financial instruments and certain other items at fair value at specified election dates. Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. The Company has not elected the fair value option for any assets or liabilities under SFAS 159.

Results of Operations

The following table sets forth information from our statements of operations for the years ended December 31, 2007, 2006 and 2005, and three months ended March 31, 2008 and 2007 in dollars and as a percentage of revenue:

	Three Months Ended				Years Ended
	March 31,				December 31,
	2008		2007		2007		2006		2005
	(Unaudited)		(Unaudited)
	(all amounts are in thousands)

Revenue	$26,776	99.8%	$16,368	99.3%	$77,627	99.3%	$37,735	99.9%	$21,966	100.0%
Other Sales	63	0.2%	107	0.7%	516	0.7%	53	0.1%	-
Cost of Goods Sold	(20,383)	-75.9%	(12,263)	-74.4%	(58,864)	-75.3%	(28,073)	-74.3%	(17,300)	-78.8%
Gross Profit	6,456	24.1%	4,212	25.6%	19,279	24.7%	9,716	25.7%	4,666	21.2%

Selling Expenses	620	2.3%	922	5.6%	3,269	4.2%	1,792	4.7%	837	3.8%

General and administrative
Amortization	17	0.1%	15	0.1%	62	0.1%	59	0.2%	137	0.6%
Depreciation	95	0.4%	70	0.4%	328	0.4%	300	0.8%	198	0.9%
Bad debts	452	1.7%	154	0.9%	473	0.6%	133	0.4%	81	0.4%
Other G&A expense	761	2.8%	531	3.2%	2,548	3.3%	1,126	3.0%	832	3.8%
Total General and administrative	1,326	4.9%	770	4.7%	3,411	4.4%	1,618	4.3%	1,248	5.7%
Research and development	155	0.6%	63	0.4%	373	0.5%	417	1.1%	230	1.0%
Gain on disposal of assets	-		-		-		(1,226)	-3.2%	-
Total operating expenses	2,101	7.8%	1,755	10.7%	7,054	9.0%	2,601	6.9%	2,315	10.5%
Income from operations	4,355	16.2%	2,457	14.9%	12,225	15.6%	5,889	15.6%	2,351	10.7%

Other income (expenses)
Government grant	-		-		28	0.0%	-		160	0.7%
Write-down of inventory	-		(387)	-2.4%	(105)	-0.1%	-		(5)	0.0%
Interest income	-		10	0.1%	235	0.3%	19	0.0%	11	0.0%
Interest expense	(532)	-2.0%	(286)	-1.7%	(1,791)	-2.3%	(863)	-2.3%	(319)	-1.5%
Sundry income (expense), net	16	0.1%	-		(111)	-0.1%	(56)	-0.1%	(7)	0.0%
Total other income (expenses)	(516)	-1.9%	(663)	-4.0%	(1,745)	-2.2%	326	0.9%	(160)	-0.7%

Income before MI and income taxes	3,840	14.3%	1,794	10.9%	10,479	13.4%	6,215	16.4%	2,191	10.0%
Income taxes	(506)	-1.9%	(217)	-1.3%	(1,269)	-1.6%	(753)	-2.0%	-
Minority interest	(84)	-0.3%	(40)	-0.3%	(231)	-0.3%	(138)	-0.3%	(59)	-0.3%

Net Income	$3,250	12.1%	$1,538	9.3%	$8,980	11.5%	$5,324	14.1%	$2,132	9.7%

Three months ended March 31, 2008 and 2007

Revenues, which consist of sales of our products, were $26.8 million for three months ended March 31, 2008, an increase of $10.4 million, or 63%, compared to $16.4 million for the same period in 2007. The increase in revenue was attributed mainly to the increased demand for our products, which we believe is a result of our market expansion efforts. The increase of revenue was also due to the new sales of digital equipment and LCD products, as well as price increases of some of our audio system products.

Cost of sales, which include raw material, labor and manufacturing overhead, were $20.4 million for three months ended March 31, 2008, an increase of $8.1 million, or 65%, compared to $12.3 million for the same period in 2007. This increase in cost of sales was caused by an increase in sales and was consistent with the increase in the net revenue. As a percentage of the net revenue, cost of sales for the three months ended March 31, 2008 and 2007 were 76% and 74%, respectively.

Gross profit for the three months ended March 31, 2008 was $6.5 million, or 24.1% of revenues, compared to $4.2 million, or 25.6% of revenues, for the comparable period in 2007. Management considers gross profit to be a key performance indicator in managing our business. Gross profit margins are a factor of cost of sales, product mix and product demand. The decrease in our gross profit margin for the three months ended March 31, 2008 is primarily due to the sharp decrease of the sales price of certain disc players and other products.

Selling expenses, which mainly include marketing, shipping, insurance, wage and other expenses, were $0.6 million for three months ended March 31, 2008, a decrease of $0.3 million, or 33%, compared to $0.9 million for the same period in 2007. The decrease was primarily due to an implementation of cost control in advertising and marketing activities.

Research and development expenses, which were approximately $0.15 million for the three months ended March 31, 2008, an increase of approximately $0.09 million, or 144%, compared to $0.06 million for the same period in 2007. We believe that our focus on research and development contributed to the increase in our total sales. In the future, we expect to continue to increase our research and development efforts and to enable us to manufacture wider lines of products.

General and administrative expenses, which include wage, benefit, bad debts, utility, consulting, professional fee, various taxes and levies and other expenses, were $1.3 million for three months ended March 31, 2008, an increase of $0.53 million, or 68%, compared to $0.77 million for the same period in 2007. The increase was primarily a result of increase of bad debt reserves, professional fees and varies tax and levies. We expect our general and administrative expenses to increase as a result of professional fees incurred as a result of being a publicly reporting company in the United States.

Interest expenses were $0.5 million and $0.3 million for the three months ended March 31, 2008 and 2007, respectively. The increase was due to new short-term and long-term bank loans during the three months ended March 31, 2008.

Income tax provisions for the three months ended March 31, 2008 were approximately $0.5 million, as compared to approximately $0.2 million for the three months ended March 31, 2007. NIVS PRC is registered in PRC and has had tax advantages granted by local government for corporate income taxes and sales taxes commencing April 6, 2004. NIVS PRC has been entitled to have a full tax exemption for the first two profitable years, followed by a 50% reduction on normal tax rate of 24% for the following three consecutive years. Our effective income tax rates for the three months ended March 31, 2008 and March 31, 2007 were 13.17% and 12.07%, respectively. On March 16, 2007, the National People’s Congress of China enacted a new PRC Enterprise Income Tax Law, under which foreign invested enterprises and domestic companies will be subject to enterprise income tax at a uniform rate of 25%. The new law became effective on January 1, 2008. During the transition period for enterprises established before March 16, the tax rate will be gradually increased starting in 2008 and be equal to the new tax rate in 2012. We believe that our profitability will be negatively affected in the near future as a result of the new EIT Law.

The increase was primarily due to an increase in the taxable income for the three months ended March 31, 2008. We had net income of $3.3 million for three months ended March 31, 2008, an increase of $1.8 million, or 120%, compared to $1.5 million for the same period in 2007.

Years ended December 31, 2007 and 2006

Revenues were $77.6 million for the year ended December 31, 2007, an increase of $39.9 million, or 106%, compared to $37.7 million for the year ended December 31, 2006. The increase in revenue was attributed mainly due to the increased demand for our products, which we believe is a result of market expansion efforts. The increase of revenue was also due to an increase of sales of audio system products, disc players, and new sales of digital products.

Cost of sales was $58.9 million for the year ended December 31, 2007, an increase of $30.8 million, or 109%, compared to $28.1 million for the year ended December 31, 2006. The increase was primarily a result of the increase in sales and was consistent with the increase in the net revenue. As a percentage of the net revenue, cost of sales for the years ended December 31, 2007 and 2006 were 75% and 74%, respectively.

Gross profit for the year ended December 31, 2007 was $19.3 million, or 24.7% of revenues, compared to $9.7 million, or 25.7% of revenues, for the year ended December 31, 2006. The decrease in our gross profit margin for the year ended December 31, 2007 was primarily due to the decrease of sales price of our audio system products.

Selling expenses were $3.3 million for the year ended December 31, 2007, an increase of $1.5 million, or 83%, compared to $1.8 million for the year ended December 31, 2006. The increase in selling expenses was attributable to the increase in sales commissions and marketing expenses as a result of and also in line with the increase in our sales.

Research and development expenses were approximately $0.37 million for the year ended December 31, 2007, a decrease of approximately $0.05 million, or 11%, compared to approximately $0.42 million for the year ended December 31, 2006. The decrease was caused by a number of research and development projects becoming more mature in fiscal 2007 and thereby requiring less expenditures than these projects required in fiscal 2006.

General and administrative expenses were $3.4 million for the year ended December 31, 2007, an increase of $1.8 million, or 112%, compared to $1.6 million for the year ended December 31, 2006. The increase is mainly due to the increase of bad debts reserves and an increase of wage and benefit expenses.

Interest expenses were $1.8 million and $0.9 million for the years ended December 31, 2007 and 2006, respectively. The increase was due to new short term and long term bank loans during the year ended December 31, 2007.

Income tax provisions for years ended December 31, 2007 and 2006 were approximately $1.3 million and $0.75 million, respectively. The increase is mainly due to the increase of sales revenue and profit. The tax rate for each of the years ended December 31, 2007 and 2006 was 12%. Our effective income tax rates for the years ended December 31, 2007 and 2006 were 12.1% and 12.1%, respectively.

Net income was $9.0 million for the year ended December 31, 2007, an increase of $3.7 million, or 70%, compared to $5.3 million for the year ended December 31, 2006.

Years ended December 31, 2006 and 2005

Revenues were $37.7 million for the year ended December 31, 2006, an increase of $15.8 million, or 71.8%, compared to $21.9 million for the year ended December 31, 2005. The increase in revenue was attributed mainly due to the increased demand for our products and our successful market expansion efforts. The increase of revenue was primarily due to an increase of sales of audio system products and new sales of LCD television products.

Cost of sales was $28.1 million for the year ended December 31, 2006, an increase of $10.8 million, or 62.3%, compared to $17.3 million for the year ended December 31, 2005. This increase was primarily due to the increase in sales and was consistent with the increase in net revenue. As a percentage of the net revenue, cost of sales for the years ended December 31, 2006 and 2005 were 74%, and 78%, respectively.

Gross profit for the year ended December 31, 2006 was $9.7 million, or 25.7% of revenues, compared to $4.7 million, or 21.2% of revenues, for the year ended December 31, 2005. The increase in our gross profit margin for the year ended December 31, 2006 was primarily due to increase of sales price of audio system products.

Selling expenses were $1.8 million for the year ended December 31, 2006, an increase of $1.0 million, or 114.1%, compared to $0.8 million for the year ended December 31, 2005. The increase in selling expenses was attributable to the increase in sales commissions and marketing expenses as a result of and also in line with the increase in our revenue.

Research and development expenses were $0.42 million for the year ended December 31, 2006, an increase of $0.19 million, or 81.4%, compared to $0.23 million for the year ended December 31, 2005.

General and administrative expenses were $1.6 million for the year ended December 31, 2006, an increase of $0.4 million, or 29.6%, compared to $1.2 million for the year ended December 31, 2005. The increase is mainly due to the increase of bad debt reserve, wages and benefit expenses.

Interest expenses were $0.9 million and $0.3 million for the years ended December 31, 2006 and 2005, respectively. The increase was due to new short term and long term bank loans during the year ended December 31, 2006.

Income tax provisions for the year ended December 31, 2006 were approximately $0.75 million compared to a benefit from income taxes of nil in the year ended December 31, 2005. The primarily cause for the increase in income tax provisions was due to the full tax exemption that was in effect in 2005. Our effective income tax rates for the years ended December 31, 2006 and 2005 were 12.1% and nil, respectively.

Net income was $5.3 million for the year ended December 31, 2006, an increase of $3.2 million, or 149.7%, compared to $2.1 million for the year ended December 31, 2005.

Liquidity and Capital Resources

We had an unrestricted cash balance of $2.0 million as of March 31, 2008, as compared to $1.4 million as of December 31, 2007. Our funds are kept in financial institutions located in China, and these funds are not insured. In addition, we also had approximately $4.3 million in restricted cash as of March 31, 2008, as compared to $2.0 million as of December 31, 2007. Our restricted cash is held as a security deposit for our recurring, short-term bank notes.

We are subject to the regulations of the PRC which restricts the transfer of cash from China, except under certain specific circumstances. Accordingly, such funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC.

We had negative working capital of approximately $33 million, $16 million, $34 million and $12 million as at March 31, 2008 and 2007 and as of December 31, 2007 and 2006, respectively. The increase of negative working capital was largely caused by the substantial increases in financing from bank loans and notes.

Our accounts receivable has been an increasingly significant portion of our current assets, representing $9.5 million, $4.3 million, $4.5 million and $0.15 million, or 33%, 21%, 18%, 1% of current assets, as at March 31, 2008 and 2007 and as of December 31, 2007 and 2006, respectively. If customers responsible for a significant amount of accounts receivable were to become insolvent or otherwise unable to pay for our products, or to make payments in a timely manner, our liquidity and results of operations could be materially adversely affected. An economic or industry downturn could materially adversely affect the servicing of these accounts receivable, which could result in longer payment cycles, increased collections costs and defaults in excess of management’s expectations. A significant deterioration in our ability to collect on accounts receivable could affect our cash flow and working capital position and could also impact the cost or availability of financing available to us.

We provide our major customers with payment terms ranging from 30 to 90 days. Additionally, our production lead time is approximately three weeks, from the inspection of incoming materials, to production, testing and packaging. We need to keep a large supply of raw materials and work in process and finished goods inventory on hand to ensure timely delivery of our products to our customers. We typically offer certain of our customers 30 to 90 days credit terms for payment. We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. Allowance for doubtful accounts is based on our assessment of the collectability of specific customer accounts, the aging of accounts receivable, our history of bad debts, and the general condition of the industry. If a major customer’s credit worthiness deteriorates, or our customers’ actual defaults exceed historical experience, our estimates could change and impact our reported results. We have not experienced any significant amount of bad debt since the inception of our operation.

As of March 31, 2008, inventories amounted to $12.8 million, compared to $0.9 million at March 31, 2007. As of December 31, 2007, inventories amounted to $17.3 million, compared to $1.4 million as of December 31, 2006.

We have entered into various revolving bank loans and bank notes to finance our operation. Most of the loans are one year renewable. We had bank loans of $31.8 million, $21.7 million, $33.1 million and $16.1 million as at March 31, 2008 and 2007 and as of December 31, 2007 and 2006, respectively. These loans carry annual interest rates of approximately 4.87% to 8.76% with maturity dates ranging from 30 days to one year. These loans are either unsecured or secured by Company’s buildings, receivables and land use rights.

Prior to the Share Exchange, we entered into loan transactions with our founder, principal shareholder, Chief Executive Officer, and Chairman of the Board, Tianfu Li. In these transactions, we would borrow funds from Mr. Li and we would also lend funds to entities that were owned and controlled by Mr. Li. These entities are NIVS Investment (SZ) Co., Ltd.; Zhongkena Technology Development; Xentsan Technology (SZ) Co., Ltd.; and Hyundai Lighting & Electronic (Int’l) Holding. The loans were not secured, do not bear interest, and were considered to be long-term with no fixed repayment date. We ceased to engage in these loan transactions immediately prior to the closing of the Share Exchange, and we do not intend to continue these loans to and from Mr. Li in the future. As of March 31, 2008, the entities owned by Mr. Li had an aggregate outstanding loan balance of $1.7 million owed to us and we had an outstanding loan balance of $10.2 million owed to Mr. Li. As of July 18, 2008, prior to the closing of the Share Exchange, the entities owned by Mr. Li had repaid all of the amounts owed to us and we had repaid all amounts owed to Mr. Li. As a result, Mr. Li, as of July 18, 2008, did not directly or indirectly owe any loan amounts to us and we did not directly or indirectly owe any loan amounts to Mr. Li.

On July 25, 2008, upon the closing of a private placement, we received gross proceeds of approximately $9.4 million in an initial closing of a private placement transaction (the “Private Placement”). Pursuant to Subscription Agreements entered into with the investors, we sold an aggregate of 5,239,460 shares of Common Stock at $1.80 per share. We agreed to file a registration statement covering the common stock sold in the Private Placement within 30 days of the closing of the Share Exchange and to pay for all costs related to the registration of the shares. The placement agent received an aggregate commission equal to 6.5% of the gross proceeds from the Private Placement, in addition to a $130,000 success fee for the Share Exchange.

We are required to contribute a portion of our employees’ total salaries to the Chinese government’s social insurance funds, including pension insurance, medical insurance, unemployment insurance, and job injuries insurance, and maternity insurance, in accordance with relevant regulations. Total contributions to the funds are approximately $232,655, $268,567 and $131,512 for the years ended December 31, 2007, 2006 and 2005, respectively. We expect that the amount of our contribution to the government’s social insurance funds will increase in the future as we expand our workforce and operations and commence contributions to an employee housing fund.

Net cash used in operating activities was $0.2 million for the three months ended March 31, 2008, compared to net cash provided by operations of $0.5 million for the three months ended March 31, 2007. The $0.3 million decrease was primarily due to an increase of restricted cash balance, in addition to a decrease of accounts payable. Net cash used in operating activities was $10.5 million for the year ended December 31, 2007, compared to net cash provided by operations of $13.2 million for the year ended December 31, 2006. The $2.7 million decrease was primarily due to the increase of accounts receivable, advances to suppliers and inventory.

Net cash used in investing activities amounted to approximately $2.8 million for the three months ended March 31, 2008, compared to net cash used in investing activities of $0.9 million for the three months ended March 31, 2007. The change was due to the increase of purchasing of property and equipment.

Net cash used in investing activities amounted to approximately $14.8 million for the year ended December 31, 2007, compared to net cash used in investing activities of $12.1 million for the year ended December 31, 2006. The change was due to the increase of purchasing of property and equipment.

Net cash provided by financing activities amounted to $3.1 million for the three months ended March 31, 2008, compared to net cash provided by financing activities of $0.6 million for the three months ended March 31, 2007. The increase of cash provided was primarily a result of an increase of proceeds of bank notes and bank loans. Net cash provided by financing activities amounted to $25.5 million for the year ended December 31, 2007, compared to net cash used in financing activities of $1.9 million for the year ended December 31, 2006. The increase of cash provided was primarily a result of an increase of proceeds of bank notes and bank loans, in addition to the funds from shareholder and related parties.

Our ability to maintain sufficient liquidity depends partially on our ability to achieve anticipated levels of revenue, while continuing to control costs. If we did not have sufficient available cash, we would have to seek additional debt or equity financing through other external sources, which may not be available on acceptable terms, or at all. Failure to maintain financing arrangements on acceptable terms would have a material adverse effect on our business, results of operations and financial condition.

Contractual obligations

The following table describes our contractual commitments and obligations as of March 31, 2008:

	Payments due by Period (in $)
Contractual Obligations	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	More Than 5 Years
Long term bank loans	$3,570,306	$3,570,306	$-	$-	$-
Plant and office rent	$710,967	$179,093	$490,391	$41,483	$-
Total	$4,281,273	$3,749,399	$490,391	$41,483	$-

Seasonality

Our business is not seasonal in nature. The seasonal effect does not have material impact on our sales.

Off-Balance Sheet Arrangements

We have no material off-balance sheet transactions.

Quantitative and Qualitative Disclosure Regarding Market Risk

Interest Rate Risk

We may face some risk from potential fluctuations in interest rates, although our debt obligations are primarily short-term in nature, but some bank loans have variable rates. If interest rates have great fluctuations, our financing cost may be significantly affected.

Foreign Currency Risk

Substantially all of our operations are conducted in the PRC and our primary operational currency in Chinese Renminbi (“RMB”). As a result, currently the effect of the fluctuations of RMB exchange rates only has minimum impact on our business operations, but will be increasingly material as we introduce our products widely into new international markets. Substantially all of our revenues and expenses are denominated in RMB. However, we use the United States dollar for financial reporting purposes. Conversion of RMB into foreign currencies is regulated by the People’s Bank of China through a unified floating exchange rate system. Although the PRC government has stated our intention to support the value of the RMB, there can be no assurance that such exchange rate will not again become volatile or that the RMB will not devalue significantly against the U.S. dollar. Exchange rate fluctuations may adversely affect the value, in U.S. dollar terms, of our net assets and income derived from our operations in the PRC.

Country Risk

The substantial portion of our assets and operations are located and conducted in China. While the PRC economy has experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by government control over capital investments or changes in tax regulations applicable to us. If there are any changes in any policies by the Chinese government and our business is negatively affected as a result, then our financial results, including our ability to generate revenues and profits, will also be negatively affected.

Item 3.02 Unregistered Sales of Equity Securities.

On July 25, 2008, pursuant to the terms of the Exchange Agreement entered into by and between SRKP 19, Inc. (“SRKP 19”), NIVS Holding Company Limited (“NIVS BVI”) and the shareholders of NIVS BVI (as described in Item 2.01 above), SRKP 19 issued 27,546,667 shares of common stock to the shareholders of NIVS BVI and their designees in exchange for all of the issued and outstanding securities of NIVS BVI. All of the securities except 100,000 shares of common stock issued to one individual were offered and issued in reliance upon an exemption from registration pursuant to Regulation S of the Securities Act. We complied with the conditions of Rule 903 as promulgated under the Securities Act including, but not limited to, the following: (i) each recipient of the shares is a non-U.S. resident and has not offered or sold their shares in accordance with the provisions of Regulation S; (ii) an appropriate legend was affixed to the securities issued in accordance with Regulation S; (iii) each recipient of the shares has represented that it was not acquiring the securities for the account or benefit of a U.S. person; and (iv) each recipient of the shares agreed to resell the securities only in accordance with the provisions of Regulation S, pursuant to a registration statement under the Securities Act, or pursuant to an available exemption from registration. We will refuse to register any transfer of the shares not made in accordance with Regulation S, after registration, or under an exemption. A total of 100,000 shares of common stock issued to one individual were offered and issued in reliance upon an exemption from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. The individual qualified as accredited investors (as defined by Rule 501 under the Securities Act of 1933, as amended).

On July 25, 2008, we conducted an initial closing of a private placement (the “Private Placement”). We received gross proceeds of approximately $9.4 million in a private placement transaction. Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 5,239,460 shares of common stock at a price of $1.80 per share. The securities were offered and sold to investors in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Each of the persons and/or entities receiving our securities qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

On July 25, 2008, we issued 425,000 shares of common stock to an investor relation firm in exchange for investor relations services to be provided. These prepaid services were valued at $765,000 based upon the value of $1.80 per share issued. The securities were offered and sold to investors in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. The investor relations firm receiving our securities qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

This current report is not an offer of securities for sale. Any securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States unless registered under the Securities Act of 1933, as amended, or pursuant to an exemption from such registration.

DESCRIPTION OF SECURITIES - POST-SHARE EXCHANGE

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $0.0001 par value per share, of which 35,551,127 shares are issued and outstanding after the close of the Share Exchange, the initial closing of the private placement, and our issuance of 425,000 shares for investor relation services. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

Holders of our common stock:

(i)	have equal ratable rights to dividends from funds legally available therefore, if declared by our Board of Directors;

(ii)	are entitled to share ratably in all of the Company’s assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up;

(iii)	do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions; and

(iv)	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders.

The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of outstanding shares voting for the election of directors can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

At the completion of the Share Exchange and the initial closing of the Private Placement, the principal stockholders of NIVS BVI prior to the Share Exchange, and their designee, own approximately 77.5% of the outstanding shares of our common stock. Accordingly, after completion of the Share Exchange, these stockholders are in a position to control all of our affairs.

Preferred Stock

We may issue up to 10,000,000 shares of our preferred stock, par value $0.0001 per share, from time to time in one or more series. No shares of Preferred Stock have been issued.

Our Board of Directors, without further approval of our stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock and prior series of preferred stock then outstanding.

Warrants

Prior to the Share Exchange and Private Placement, the shareholders of SRKP 19 held an aggregate of 7,096,390 warrants to purchase shares of our common stock, and an aggregate of 6,149,723 warrants were cancelled in conjunction with the closing of the Share Exchange. Immediately after the closing of the Share Exchange and Private Placement, the shareholders held an aggregate of 946,667 warrants with an exercise price of $0.0001.

MARKET PRICE OF THE COMPANY’S COMMON STOCK

The shares of our common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We intend to apply for the listing of our common stock on the American Stock Exchange. If and when our common stock is listed or quoted for trading, the price of our common stock will likely fluctuate in the future. The stock market in general has experienced extreme stock price fluctuations in the past few years. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies have experienced dramatic volatility in the market prices of their common stock. We believe that a number of factors, both within and outside our control, could cause the price of our common stock to fluctuate, perhaps substantially. Factors such as the following could have a significant adverse impact on the market price of our common stock:

•	Our financial position and results of operations;
•	Concern as to, or other evidence of, the reliability and safety of our products and services or our competitors’ products and services;
•	Our ability to obtain additional financing and, if available, the terms and conditions of the financing;
•	Announcements of innovations or new products or services by us or our competitors;
•	Federal and state regulatory actions and the impact of such requirements on our business;
•	The development of litigation against us;
•	Changes in estimates of our performance by any securities analysts;
•	The issuance of new equity securities pursuant to a future offering or acquisition;
•	Changes in interest rates;
•	Competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
•	Period-to-period fluctuations in our operating results;
•	Investor perceptions of us; and
•	General economic and other national conditions.

DELAWARE ANTI-TAKEOVER LAW AND CHARTER AND BYLAW PROVISIONS

We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control of our company, including changes a stockholder might consider favorable. In particular, our certificate of incorporation and bylaws, as applicable, among other things, will:

•	provide our board of directors with the ability to alter its bylaws without stockholder approval;

•	provide for an advance notice procedure with regard to the nomination of candidates for election as directors and with regard to business to be brought before a meeting of stockholders;

•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Item 4.01 Changes in Registrant’s Certifying Accountant.

On July 25, 2008, NIVS IntelliMedia Technology Group, Inc. (the “Company”) dismissed AJ. Robbins, PC ("AJ. Robbins") as its independent registered public accounting firm following the change in control of the Company on the closing of the Share Exchange. The Company engaged AJ. Robbins to audit its financial statements for the period from January 3, 2007 (inception) to December 31, 2007. The decision to change accountants was approved and ratified by the Company’s Board of Directors. The report of AJ. Robbins on the financial statements of the Company for the period from January 3, 2007 (inception) ended December 31, 2007 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principle, except for an explanatory paragraph relative to the Company’s ability to continue as a going concern. Additionally, during period from the Company’s inception (January 3, 2007) to December 31, 2007 and the subsequent interim period, there were no disagreements with AJ. Robbins on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

While AJ. Robbins was engaged by the Company, there were no disagreements with AJ. Robbins on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure with respect to the Company, which disagreements if not resolved to the satisfaction of AJ. Robbins would have caused it to make reference to the subject matter of the disagreements in connection with its report on the Company’s financial statements for period from January 3, 2007 (inception) to December 31, 2007.

The Company provided AJ. Robbins with a copy of the disclosures to be included in Item 4.01 of this Current Report on Form 8-K and requested that AJ. Robbins furnish the Company with a letter addressed to the Commission stating whether or not AJ. Robbins agrees with the foregoing statements. A copy of the letter from AJ. Robbins to the Commission, dated July 25, 2008, is attached as Exhibit 16.1 to this Current Report on Form 8-K.

The Company engaged Kempisty & Company Certified Public Accountants PC (“Kempisty”) as the Company’s independent registered public accounting firm as of July 25, 2008. Kempisty is and has been NIVS BVI’s independent registered public accounting firm.

Item 5.01  Changes in Control of Registrant.

OVERVIEW

On June 27, 2008, SRKP 19, Inc. (“SRKP 19”) entered into a share exchange agreement with Niveous Holding Company Limited (“NIVS BVI”) and its shareholders holding 100% of the issued and outstanding securities of NIVS BVI. Pursuant to the share exchange agreement, as it was amended on July 25, 2008 (the “Exchange Agreement”), SRKP 19 issued 27,546,667 shares of its common stock to the shareholders and their designees in exchange for all of the issued and outstanding securities of NIVS BVI (the “Share Exchange”). On July 25, 2008, the parities entered into an amendment to the Exchange Agreement and the Share Exchange closed. Upon the closing of the Share Exchange, SRKP 19 (i) became the 100% parent of NIVS BVI, (ii) assumed the operations of NIVS BVI and its subsidiaries and (iii) changed its name from SRKP 19, Inc. to NIVS IntelliMedia Technology Group, Inc.

On July 25, 2008, concurrently with the close of the Share Exchange, we conducted an initial closing of a private placement transaction (the “Private Placement”). We received gross proceeds of approximately $9.4 million in the Private Placement. Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 5,239,460 shares of our Common Stock at a price of $1.80 per share.

We agreed to file a registration statement covering the common stock sold in the private placement within 30 days of the closing of the Share Exchange pursuant to the subscription agreement with each investor. Immediately following the closing of the Share Exchange and the Private Placement, the former shareholders of NIVS BVI and their designees beneficially owned approximately 77.5% of our issued and outstanding common stock, the pre-existing shareholders of SRKP 19 owned approximately 6.6% and investors in the Private Placement (described below) that closed concurrently with the Share Exchange owned approximately 14.7%. Prior to the closing of the Share Exchange and the initial closing of the Private Placement, the stockholders of SRKP 19 agreed to the cancellation of an aggregate of 4,756,390 shares held by them such that there were 2,340,000 shares of common stock outstanding immediately prior to the Share Exchange and Private Placement. We issued no fractional shares in connection with the Share Exchange. SRKP 19 shareholders also canceled an aggregate of 6,149,723 warrants such that the shareholders held an aggregate of 946,667 warrants immediately after the Share Exchange. Immediately after the closing of the Share Exchange and Private Placement, we had 35,551,127 outstanding shares of common stock, no shares of Preferred Stock, no options, and 946,667 warrants. The shares outstanding include 425,000 shares of common stock issued upon the closing of the Share Exchange to Nascent Value LLC in connection with investor relation services to be provided.

Pursuant to the terms of the Share Exchange, we agreed to register all of the 2,340,000 shares of common stock held by SRKP 19 shareholders and all of the 946,667 shares of common stock underlying the 946,667 warrants held by SRKP 19 shareholders. Of the 2,340,000 shares and 946,667 shares, 477,594 shares and 193,214 shares, respectively, will be included in the registration statement filed in connection with the Private Placement, as described below, and 1,862,406 shares and 753,453 shares, respectively, will be included in a subsequent registration statement filed by us within 10 days after the end of the six-month period that immediately follows the date on which we file the registration statement to register the shares issued in the Private Placement.

The shares of our common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We intend to apply for the listing of its common stock on the American Stock Exchange.

The shares of our common stock issued to the shareholders of NIVS BVI in connection with the Share Exchange were not registered under the Securities Act of 1933, as amended (the “Securities Act”) and, as a result, are “restricted securities” that may not be offered or sold in the United States absent registration or an applicable exemption from registration.

We intend to carry on the business of NIVS BVI and its subsidiaries. Our relocated executive offices became that of NIVS BVI, which are located at NIVS Industry Park, Shuikou, Huizhou, Guangdong, China 516006.

For accounting purposes, the Share Exchange is being treated as a reverse acquisition, because the shareholders of NIVS BVI own a majority of the issued and outstanding shares of common stock of our company immediately following the exchange. Due to the issuance of the 27,546,667 shares of our common stock, a change in control of our company occurred on July 25, 2008.

At the consummation of the Share Exchange, SRKP 19’s board of directors immediately prior to the Share Exchange, which consisted of Richard A. Rappaport and Anthony C. Pintsopoulos, appointed Tianfu Li, Wei Lin, Lu Liu, Gengqiang Yang, and Yucai Zhang to the board of directors of our company, with Tianfu Li serving as Chairman. The directors and officers of SRKP 19 prior to the Share Exchange then resigned as officers and directors of our company upon the closing of the Share Exchange. In addition, concurrent with the closing of the Share Exchange, our company’s board appointed Tianfu Li as our Chief Executive Officer, Gengqiang Yang as Chief Operating Officer, Ailing Liu as Production Manager, Ling Yi as Chief Financial Officer and Corporate Secretary, Dongquan Zhang as Chief Technology Officer, and Lichun Zhang as Marketing Manager. Because of the change in the composition of our board of directors and the exchange of securities pursuant to the Exchange Agreement, there was a change-of-control of our company on the date the Share Exchange was completed.

The execution of the Exchange Agreement was reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission on June 27, 2008 and the Exchange Agreement was amended on July 25, 2008, as reported in this Current Report on Form 8-K. Copies of the Exchange Agreement and the amendment to the Exchange Agreement are filed as Exhibit 2.1 and Exhibit 2.1(a) to this Current Report on Form 8-K. The transactions contemplated by the Exchange Agreement, as amended, were intended to be a “tax-free” reorganization pursuant to the provisions of Sections 351 and/or 368(a) of the Internal Revenue Code of 1986, as amended.

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

Prior to the Share Exchange, Richard A. Rappaport and Anthony C. Pintsopoulos served as directors of SRKP 19 and Mr. Pintsopoulos served as Chief Financial Officer and Secretary and Mr. Rappaport served as President of SRKP 19.

Upon closing of the Share Exchange, the following individuals were named to the board of directors and executive management of our company:

Name	Age	Position
Tianfu Li	40	Chief Executive Officer and Chairman of the Board
Wei Lin	40	Director
Lu Liu	35	Director
Gengqiang Yang	27	Chief Operating Officer and Director
Yucai Zhang	41	Director
Ailing Liu	36	Production Manager
Ling Yi	28	Chief Financial Officer and Corporate Secretary
Dongquan Zhang	36	Chief Technology Officer
Lichun Zhang	37	Marketing Manager

Tianfu Li is the founder of NIVS and has served as Chief Executive Officer and Chairman of the Board of Directors of NIVS since January 1998. As Chief Executive Officer, Mr. Li has been responsible for formulating the operating policies and long-term development plans for our company. From July 1989 to June 1993, Mr. Li held a number of positions at Sino-European (Huizhou) Electronics Co., Ltd., a company that manufactures and sells car audio products, including Assistant Engineer, Production Director, Quality Engineer, Research and Development Engineer, and Director of Developing Projects, and was responsible for offering technical support for first-line production, production management, and quality control. Mr. Li was also responsible for the plan, exercise, and completion of new projects. Mr. Li left Sino-European (Huizhou) Electronics Co., Ltd. in June 1993. Also, prior to January 1998 when he founded NIVS, Mr. Li collaborated with business contacts and associates on the research, development, production, and sale of VCD and DVD players. Mr. Li received a bachelor’s degree in radio communication from the South China University of Technology in 1989.

Wei Lin has served as a director of NIVS since May 2008. From August 2006 to May 2008, Mr. Lin served as a director and Vice General Manager of Tai Guang Telecom (Shenzhen) Holding Co., Ltd., a telecommunications company, and was responsible for handling securities-related matters, investor relations, and assisting the secretary of the board of directors. From December 2002 to August 2006, Mr. Lin served as Vice Chief Executive Officer and Secretary of the Board of Directors of Five-Mineral Securities Co., Ltd., a securities investment company, and was responsible for managing securities transactions, market exploration, and research related to the mineral industry. Mr. Lin received a bachelor’s degree in chemical engineering from the South China University of Technology in 1990.

Lu Liu has served as a director of NIVS since May 2008. Since March 2007, Mr. Liu has served as a director, Vice General Manager, and Financial Manager of Shenzhen Techo Telcom., Ltd., a telecommunications company, and is responsible for setting up and finalizing self-monitoring systems related to company accounts, assisting the general manager on operating and financial decisions, and analyzing projects in light of the company’s management policies and goals. From September 2002 to March 2007, Mr. Liu served as Financial Manager of Huizhou Liqi Jewelry Group Limited, a jewelry company, and was responsible for capital planning, capital management, and accounting management. Mr. Liu received a MBA degree from Beijing Jiaotong University in 2000.

Gengqiang Yang has served as a director of NIVS since June 2007. Since July 2004, Mr. Yang has served as Chief Operating Officer of NIVS and is responsible for planning business strategy related to video and audio products, establishing policies for video and audio industry development, overseas business exploration, and global cooperation and planning of video and audio products. From June 2001 to June 2004, Mr. Yang served as Superintendent of NIVS and was responsible for strategy planning related to NIVS audio and video products, formulating development policies related to the audio and video industry, and exploring overseas business and global planning for NIVS audio and video products. From March 1999 to May 2001, Mr. Yang served as Technician of NIVS and was responsible for analyzing and solving production problems, on-site production instruction, coordinating with the production department to resolve technical issues, improving production processes, maintaining production equipment, and improving production technology. Mr. Yang received a bachelor’s degree in electronic technology from Huizhou University in 1995.

Yucai Zhang has served as a director of NIVS since May 2008. Since September 2001, Mr. Zhang has served as Vice General Manager of Siemens VDO Automotive Ltd. Co., an electronics and mechatronics company, and is responsible for domestic sales, production planning, and sales and promotional planning. From July 1989 to September 2001, Mr. Zhang served as Business Manager of Middle Europe Electronic and Technology Ltd. Co., an electronics and technology company, and was responsible for setting and carrying out production plans and executing sale strategies, sales management, and sales goals. Mr. Zhang received a MBA degree from Asia International Open University (Macau) in 2000. Mr. Zhang is also a director of Shenzhen Techo Telcom., Ltd.

Ailing Liu has served as Production Manager of NIVS since June 2006 and is responsible for implementing production plans, organizing production, production problem solving, production quality improvement, and daily maintenance of production equipment and appliances. From March 2000 to June 2006, Ms. Liu served as Production Director of NIVS and was responsible for managing the production department, executing production plans, production quality and efficiency, cost control, and coordinating internal factory management and staff management. Ms. Liu received a bachelor’s degree in business from Xiaogan College in 1997.

Ling Yi has served as Chief Financial Officer and Corporate Secretary of NIVS since March 2003 and is responsible for overseeing our financial management system, setting up internal audit structures, instruction regarding our statistic management system, financial planning, monitoring financial regulations, setting profit plans, capital investment, sales forecasts, and cost and tax management. Ms. Yi received a bachelor’s degree in accounting from Hunan University in 1998.

Dongquan Zhang has served as Chief Technology Officer of NIVS since March 2002 and is responsible for product development, project management, market analysis, and market exploration. Mr. Zhang received a master’s degree in computer science from Qing Hua University in 2000.

Lichun Zhang has served as Marketing Manager of NIVS since March 2002 and is responsible for managing operation development, improving sales, production quality, and approving potential projects. Mr. Zhang received a bachelor’s degree in marine engineering from Jiangsu Maritime University in 1991.

Family Relationships

There are no family relationships among any of the officers and directors.

Board of Directors and Committees

Our Board of Directors does not maintain a separate audit, nominating or compensation committee. Functions customarily performed by such committees are performed by its Board of Directors as a whole. We are not required to maintain such committees under the rules applicable to companies that do not have securities listed or quoted on a national securities exchange or national quotation system. We intend to create board committees, including an independent audit committee, in the near future. If we are successful in listing our common stock on the American Stock Exchange, we would be required to have, prior to listing, an independent audit committee formed, in compliance with the requirements for listing on the American Stock Exchange and in compliance with Rule 10A-3 of the Securities Exchange Act of 1934.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Prior to the Share Exchange on July 25, 2008, we were a “blank check” shell company that was formed to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation.  The officers and directors of our company prior to the Share Exchange are no longer employed by or affiliated with our company.  Richard Rappaport and Anthony Pintsopoulos, our President and Chief Financial Officer, respectively, received no compensation or other perquisites for serving in such capacity.

Our founder, Chief Executive Officer and Chairman of the Board, Tianfu Li, upon consulting with the board members, determined the compensation for himself and our other current executive officers that was earned in fiscal 2007. Our Board of Directors approved the compensation. During the fiscal years of 2007, 2006 and 2005, the compensation for our named executive officers consisted solely of each executive officer’s salary and cash bonus.

Compensation for our current named executive officers is determined with the goal of attracting and retaining high quality executive officers and encouraging them to work as effectively as possible on our behalf. Compensation is designed to reward executive officers for successfully meeting their individual functional objectives and for their contributions to our overall development. For these reasons, the elements of compensation of our executive officers are salary and bonus. Salary is paid to cover an appropriate level of living expenses for the executive officers and the bonus is paid to reward the executive officer for individual and company achievement.

We believe that the salaries paid to our executive officers during 2007 are indicative of the objectives of our compensation program and reflect the fair value of the services provided to our company, as measured by the local market in China. Salary is designed to attract, as needed, individuals with the skills necessary for us achieve our business plan, to motivate those individuals, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the levels that we expect. When setting and adjusting individual executive salary levels, we consider the relevant established salary range, the named executive officer’s responsibilities, experience, potential, individual performance and contribution. We also consider other factors such as our overall corporate budget for annual merit increases, unique skills, demand in the labor market and succession planning.

We determine the levels of salary as measured primarily by the local market in China. We determine market rate by conducting a comparison with the local geographic area averages and industry averages in China. In determining market rate, we review statistical data collected and reported by the Huizhou City Labor Bureau which is published monthly. The statistical data provides the high, median, low and average compensation levels for various positions in various industry sectors. In particular, we use the data for the manufacturing sector as our benchmark to determine compensation levels because we operate in Huizhou city as a consumer electronics manufacturer. Our compensation levels are at roughly the 80th-90th percentile of the compensation spectrum for the manufacturing sector. Once we determine the overall compensation levels for our officers based on the benchmarks, we allocate a certain portion of the total compensation to salary, which is paid during the fiscal year, and allocate the remainder to bonus, which will be paid after the end of the fiscal year if corporate and individual performance goals are met.

Corporate performance goals include sales targets, research and development targets, production yields, and equipment utilization. Additional key areas of corporate performance taken into account in setting compensation policies and decisions are cost control, profitability, and innovation. The key factors may vary depending on which area of business a particular executive officer’s work is focused. Individual performance goals include subjective evaluation, based on an employee’s team-work, creativity and management capability, and objective goals such as sales targets.

Our board of directors does not currently have a compensation committee. We anticipate that our board of directors will establish a compensation committee in fiscal 2008 that will be comprised of non-employee members of our board of directors. Our current expectation is that the compensation committee of our board of directors will perform, at least annually, a strategic review of the compensation program for our executive officers to determine whether it provides adequate incentives and motivation to our executive officers and whether it adequately compensates our executive officers relative to comparable officers in other companies with which we compete for executives. Those companies may or may not be public companies or companies located in the PRC or even, in all cases, companies in a similar business. Until the formation of a compensation committee, and prior to listing on any national exchange, Tianfu Li will consult with the Board of Directors in determining the salaries and bonuses for himself and our named executive officers. Upon the formation of our compensation committee, the compensation committee will determine compensation levels for our executive officers.

If we successfully complete our proposed listing on AMEX in 2008, we intend to adjust our bonus evaluations upwards in 2008, but, in such case, we do not intend to increase it by more than 20%. We believe that adopting higher compensation in the future may be based on the increased amount of responsibilities to be assumed by each of the executive officers after we become a publicly listed company.

We also intend expand the scope of our compensation, such as the possibility of granting options to executive officers and tying compensation to predetermined performance goals. We intend to adopt an equity incentive plan in the near future and issue stock-based awards under the plan to aid our company’s long-term performance, which we believe will create an ownership culture among our named executive officers that fosters beneficial, long-term performance by our company. We do not currently have a general equity grant policy with respect to the size and terms of grants that we intend to make in the future, but we expect that our compensation committee, that we intend to establish prior to listing on a national exchange, will evaluate our achievements for each fiscal year based on performance factors and results of operations such as revenues generated, cost of revenues, and net income.

Summary Compensation Tables

The following table sets forth information concerning the compensation for the fiscal year ended December 31, 2007 of the principal executive officer, principal financial officer, in addition to our three most highly compensated officers whose annual compensation exceeded $100,000, and up to two additional individuals for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer of the registrant at the end of the last fiscal year.

Name and Position	Year	Salary	Bonus	Total
Tianfu Li	2007	$30,000	$7,000	$37,000
Chief Executive Officer and	2006	20,000	5,500	-
Chairman of the Board	2005	15,000	3,500	-

Ling Yi	2007	$12,000	$2,500	$14,500
Chief Financial Officer and	2006	10,000	1,500	11,500
Corporate Secretary	2005	8,000	1,000	9,000

Richard Rappaport (1)	2007	$-	$-	$-
Former President	2006	-	-	-
and Former Director

Anthony Pintsopoulos (1)	2007	$-	$-	$-
Former Secretary, Former Chief	2006	-	-	-
Financial Officer, and Former
Director
___________________________________
(1) Upon the close of the Share Exchange on July 25, 2008, Messrs. Rappaport and Pintsopoulos resigned from all positions with the Company, which they held from the Company’s inception on December 7, 2006.

Grants of Plan-Based Awards in 2007

There were no option grants in 2007.

Outstanding Equity Awards at 2007 Fiscal Year End

There were no option exercises or options outstanding in 2007.

Option Exercises and Stock Vested in Fiscal 2007

There were no option exercises or stock vested in 2007.

Pension Benefits

There were no pension benefit plans in effect in 2007.

Nonqualified defined contribution and other nonqualified deferred compensation plans

There were no nonqualified defined contribution or other nonqualified deferred compensation plans in effect in 2007.

Employment Agreements

Each of Ailing Liu, Gengqiang Yang, Ling Yi, Dongquan Zhang, and Lichun Zhang are parties to employment agreements with durations of one year from January 1, 2008 to December 31, 2008, further to which each employee is paid a monthly salary as follows:

•	Ailing Liu is paid a monthly salary of RMB 9,000, which is approximately US$1,300.
•	Gengqiang Yang is paid a monthly salary of RMB 14,000, which is approximately US$2,100.
•	Ling Yi is paid a monthly salary of RMB 8,800, which is approximately US$1,300.
•	Dongquan Zhang is paid a monthly salary of RMB 13,000, which is approximately US$1,900.
•	Lichun Zhang is paid a monthly salary of RMB 16,000, which is approximately US$2,300.

The employment agreements provide for immediate termination upon serving written notice to an employee, in which case the Company must pay the employee one month's salary and any year-end bonus to which the employee is entitled. Under the employment agreements, if the Company violates certain termination procedures in the process of terminating an employee, the Company shall pay the employee twice the employee’s standard compensation as a penalty. If an employment agreement expires without appropriate termination notification from either the Company or an employee, the parties are deemed to have agreed to renew the employment agreement. In such circumstance, if either party refuses to enter into a renewal agreement, that party must pay to the other party one month's salary. The employment agreements restrict the Company’s ability to terminate the employment agreements under certain circumstances including if an employee has been employed for 15 years or more and is within 5 years from the legal age of retirement.

An employee may terminate his or her employment under certain circumstances including if the Company forces the employee to work in a hostile environment or threat or deprival of safe and healthy working conditions. Under the employment agreements, the employees have an obligation to maintain commercial secrets of the Company. The employment agreements contain general provisions for mediation and arbitration in the case of any dispute arising out of the employment agreements that cannot first be settled by consultation and negotiation.

Director Compensation

The following table shows information regarding the compensation earned during the fiscal year ended December 31, 2007 by members of board of directors.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Wei Lin	10,000	-	-	-	-	-	10,000
Lu Liu	10,000	-	-	-	-	-	10,000
Gengqiang Yang	10,000	-	-	-	-	-	10,000
Yucai Zhang	10,000	-	-	-	-	-	10,000

(1) Represents fees paid in cash for service on the board of NIVS.

We do not currently have an established policy to provide compensation to members of our Board of Directors for their services in that capacity. We intend to develop such a policy in the near future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

NIVS Holding Company Limited

NIVS Holding Company Limited (“NIVS BVI”) is a wholly-owned subsidiary of NIVS IntelliMedia Technology Group, Inc., each of which has interlocking executive and director positions with the other.

Loans involving Directors, Officers, Stockholders and Affiliated Parties

Prior to the Share Exchange, we entered into loan transactions with our founder, principal shareholder, Chief Executive Officer, and Chairman of the Board, Tianfu Li. In these transactions, we would borrow funds from Mr. Li and we would also lend funds to entities that were owned and controlled by Mr. Li. These entities are NIVS Investment (SZ) Co., Ltd.; Zhongkena Technology Development; Xentsan Technology (SZ) Co., Ltd.; and Hyundai Lighting & Electronic (Int’l) Holding. The loans were not secured, do not bear interest, and were considered to be long-term with no fixed repayment date. We ceased to engage in these loan transactions immediately prior to the closing of the Share Exchange, and we do not intend to continue these loans to and from Mr. Li in the future.

As of March 31, 2008, the entities owned by Mr. Li had an aggregate outstanding loan balance of $1.7 million owed to us and we had an outstanding loan balance of $10.2 million owed to Mr. Li. As of July 18, 2008, prior to the closing of the Share Exchange, the entities owned by Mr. Li had repaid all of the amounts owed to us and we had repaid all amounts owed to Mr. Li. As a result, Mr. Li, as of July 18, 2008, did not directly or indirectly owe any loan amounts to us and we did not directly or indirectly owe any loan amounts to Mr. Li.

Assignment and Transfer of Intellectual Property Rights

Our founder, principal shareholder, and Chief Executive Officer, Tianfu Li, has legal ownership of the approximately 43 patents in China, in addition to 19 patent applications, that we rely on in the operation of our business. In July 2008, we entered into an assignment and transfer agreement with Mr. Li for the transfer and assignment of these patents and patent applications to us, in addition to other intellectual property related to our business operations. We and Mr. Li have also intend to file appropriate transfer certificates with the Bureau of Intellectual Property in the PRC, which, after approved by the Bureau, would result in the legal transfer of the patents and patent applications to us. Mr. Li did not receive any additional consideration for the transfer and assignment of the intellectual property rights to us, other than the execution of the transfer and assignment agreement being a condition to closing of the Share Exchange, as described below.

Share Exchange

On July 25, 2008, SRKP 19 completed the Share Exchange with NIVS BVI and the former shareholders of NIVS BVI. At the closing, NIVS BVI became a wholly-owned subsidiary of SRKP 19 and 100% of the issued and outstanding securities of NIVS BVI were exchanged for securities of SRKP 19. An aggregate of 27,546,667 shares of common stock were issued to these shareholders and their designees. As of the close of the Share Exchange, these shareholders owned approximately 77.5% of the issued and outstanding stock of SRKP 19. Prior to the closing of the Share Exchange and the initial closing of the Private Placement, the shareholders of SRKP 19 agreed to the cancellation of an aggregate of 4,756,390 shares held by them such that there were 2,340,000 shares of common stock owned by them immediately after the Share Exchange and Private Placement. The Board resigned in full and appointed Tianfu Li, Wei Lin, Lu Liu, Gengqiang Yang, and Yucai Zhang to the board of directors of our company, with Tianfu Li serving as Chairman. The Board also appointed Tianfu Li as our Chief Executive Officer, Gengqiang Yang as Chief Operating Officer, Ailing Liu as Production Manager, Ling Yi as Chief Financial Officer and Corporate Secretary, Dongquan Zhang as Chief Technology Officer, and Lichun Zhang as Marketing Manager. Each of these executives and directors were executives and directors of NIVS BVI and/or its subsidiaries.

Private Placement

Richard Rappaport, the President of SRKP 19 and one of its controlling stockholders prior to the Share Exchange, indirectly holds a 100% interest in the placement agent for the equity financing of approximately $9.4 million conducted by us on the close of the Share Exchange. Anthony C. Pintsopoulos, an officer, director and significant shareholder of SRKP 19 prior to the Share Exchange, is the Chief Financial Officer of the placement agent. Debbie Schwartzberg, one of SRKP 19’s controlling stockholders prior to the Share Exchange, is a noteholder of the parent company of the placement agent; her note entitles her to a 1.5% interest in the net profits of the parent company of the placement agent. Kevin DePrimio and Jason Stern, each employees of the placement agent, are also shareholders of SRKP 19. In addition, Debbie Schwartzberg, one of our principal stockholders, is a note holder of the parent company of the placement agent; her note entitles her to a 1.5% interest in the net profits of the parent of the placement agent, which is also one of our principal stockholders prior to the Share Exchange. Richard Rappaport is the sole owner of the membership interests of the parent of the placement agent. Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with the Company upon the closing of the Share Exchange. We paid the placement agent a commission equal to 6.5% of the gross proceeds from the financing, in addition to a $130,000 success fee for the Share Exchange, for an aggregate fee of $743,000.

This current report is not an offer of securities for sale. Any securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States unless registered under the Securities Act of 1933, as amended, or pursuant to an exemption from such registration.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our Board of Directors has discretion to indemnify its officers and other employees. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our Board of Directors by a majority vote of a quorum of disinterested Board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of its bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by its director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. As of the date of the Share Exchange, we have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT FOLLOWING THE SHARE EXCHANGE

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or become exercisable within 60 days of the closing of the Share Exchange on July 25, 2008 are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Immediately prior to the closing of the Share Exchange and the Private Placement, we had outstanding 7,096,390 shares of common stock, no options and 7,096,390 warrants to purchase shares of common stock. Immediately after the closing of the Share Exchange, the initial closing of the Private Placement, and issuance of shares to Nascent we had 35,551,127 issued and outstanding shares of common stock, no shares of Preferred Stock, no options and 946,667 warrants.

The following table sets forth certain information with respect to beneficial ownership of our common stock immediately after the closing of the Share Exchange based on issued and outstanding shares of common stock, by:

•	Each person known to be the beneficial owner of 5% or more of our outstanding common stock;

•	Each executive officer;

•	Each director; and

•	All of the executive officers and directors as a group.

Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable. Unless otherwise indicated, the address of each stockholder listed in the table is c/o NIVS IntelliMedia Technology Group, Inc., NIVS Industry Park, Shuikou, Huizhou, Guangdong, China 516006.

Name and Address of Beneficial Owner	Title	Beneficially Owned Post-Share Exchange	Percent of Class

Directors and Executive Officers
Tianfu Li	Chief Executive Officer and Chairman of the Board	12,204,667	34.3%

Wei Lin	Director	-	-

Lu Liu	Director	-	-

Gengqiang Yang	Chief Operating Officer and Director	1,220,000	3.4%

Yucai Zhang	Director	-	-

Ailing Liu	Production Manager	1,200,000	3.4%

Ling Yi	Chief Financial Officer and Corporate Secretary	500,000	1.4%

Dongquan Zhang	Chief Technology Officer	-	-

Lichun Zhang	Marketing Manager	-	-

Officers and Directors as a Group (total of 9 persons)		15,124,667	42.5%

5% Owners

Richard Rappaport		2,106,425(1)	5.8%
_______________
(1)
Includes (i) 374,400 shares and a warrant to purchase 151,467 shares owned by Mr. Rappaport; (ii) 105,300 shares and a warrant to purchase 42,600 shares owned by the Amanda Rappaport Trust, of which Mr. Rappaport is Trustee; (iii) 105,300 shares and a warrant to purchase 42,600 shares owned by the Kailey Rappaport Trust, of which Mr. Rappaport is Trustee; and (iv) 914,706 shares and a warrant to purchase 370,052 shares owned by WestPark Capital Financial Services, LLC, of which Mr. Rappaport is Chief Executive Officer and Chairman. All warrants are currently exercisable. Mr. Rappaport may be deemed the indirect beneficial owner of the shares and warrants referenced in (ii), (iii) and (iv) because he has sole voting and investment control over the shares and warrant.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

At the consummation of the Share Exchange, SRKP 19’s board of directors immediately prior to the Share Exchange, which consisted of Richard A. Rappaport and Anthony C. Pintsopoulos, appointed Tianfu Li, Wei Lin, Lu Liu, Gengqiang Yang, and Yucai Zhang to the board of directors of our company, with Tianfu Li serving as Chairman. The directors and officers of SRKP 19 prior to the Share Exchange then resigned as officers and directors of our company upon the closing of the Share Exchange. In addition, concurrent with the closing of the Share Exchange, our company’s board appointed Tianfu Li as our Chief Executive Officer, Gengqiang Yang as Chief Operating Officer, Ailing Liu as Production Manager, Ling Yi as Chief Financial Officer and Corporate Secretary, Dongquan Zhang as Chief Technology Officer, and Lichun Zhang as Marketing Manager.

For complete information regarding our new officers and directors, refer to “Executive Officers, Directors and Key Employees” under Item 5.01, above.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Immediately after the closing of the Share Exchange, SRKP 19 changed its corporate name from “SRKP 19, Inc.” to “NIVS IntelliMedia Technology Group, Inc.” by the filing of Articles of Merger with the Delaware Secretary of State’s Office on July 25, 2008. SRKP 19 effected the name change to better reflect the nature of its new business operations following the Share Exchange. The Articles of Merger are attached hereto as Exhibit 3.3. Holders of stock certificates bearing the name “SRKP 19, Inc.” may continue to hold them and will not be required to exchange them for new certificates or take any other action.

Item 5.06 Change in Shell Company Status.

Prior to the closing of the Share Exchange, SRKP 19 was a “shell company” as defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act. As described in Item 2.01 above, which is incorporated by reference into this Item 5.06, SRKP 19 ceased being a shell company upon completion of the Share Exchange.

Item 9.01  Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

We are providing financial and other information for informational purposes only. It does not necessarily represent or indicate what the financial position and results of operations of our company will be now that the Share Exchange is concluded.

FINANCIAL STATEMENTS OF NIVS HOLDING COMPANY LIMITED

The financial statements of NIVS Holding Company Limited, a British Virgin Islands corporation, for the years ended December 31, 2007, 2006 and 2005 and the three months ended March 31, 2008 (unaudited) are provided below. You are encouraged to review the financial statements and related notes.

NIVS Holding Company Limited

Consolidated Financial Statements

For The Three Months Ended

March 31, 2008 and 2007

and

For The Years Ended

December 31, 2007, 2006, and 2005

(Stated in US Dollars)

KEMPISTY & COMPANY
CERTIFIED PUBLIC ACCOUNTANTS, P.C.

15 MAIDEN LANE - SUITE 1003 - NEW YORK, NY 10038 - TEL (212) 406-7272 - FAX (212) 513-1930

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Niveous Holding Company Limited and Subsidiaries

We have audited the accompanying consolidated balance sheets of Niveous Holding Company Limited and Subsidiaries (the “Company”) as of December 31, 2007 and 2006 and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive income, and cash flows for each of the years in the three year period ended December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required at this time, to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Niveous Holding Company Limited and Subsidiaries as of December 31, 2007 and 2006 and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2007 in conformity with accounting principles generally accepted in the in the United States of America.

Kempisty & Company
Certified Public Accountants PC
New York, New York
June 6, 2008

Niveous Holding Company Limited and Subsidiaries
Consolidated Balance Sheets
(In US Dollars)

	March 31,		December 31,
	2008	2007	2007	2006
	(Unaudited)	(Unaudited)

Assets
Current Assets
Cash and cash equivalents	$2,001,647	$936,709	$1,438,651	$559,390
Short-term investment, marketable securities	10,480	9,480	10,061	9,411
Accounts receivable, net (Note 3)	9,515,405	4,325,774	4,510,833	145,867
Refundable project investment paid (Note 5)	-	12,918,311	-	12,824,623
Land purchase price overpayment	-	25,839	-	25,652
Inventories, net (Note 6)	12,830,842	880,655	17,347,370	1,438,985
Restricted cash (Note 13)	4,284,540	1,602,809	1,983,247	1,707,143
Prepaid expenses and deposits	62,456	226	18,585	56,850
Total current assets	28,705,370	20,699,803	- 25,308,747	- 16,767,921
Due from related parties (Note 7)	1,740,702	11,684,536	2,213,370	7,015,018
Property and equipments, net (Note 8)	50,253,130	18,641,538	46,624,502	17,823,858
Advances to suppliers (Note 4)	14,130,518	1,803,761	14,391,650	277,789
Intangible assets, net (Note 9)	2,304,995	2,146,161	2,228,974	2,145,771
Total Assets	$97,134,715	$54,975,799	$90,767,243	$44,030,357

Liabilities & Shareholders' Equity
Current Liabilities
Accounts payable - trade	$5,861,583	$6,236,871	$14,560,824	$3,257,140
Customer deposit	7,653,955	1,762,326	2,454,761	1,677,075
Accrued liabilities and other payable	618,105	288,624	490,142	194,646
Various taxes payable	1,080,424	458,986	187,711	503,616
Short-term loans (Note 10)	28,192,639	19,012,552	28,645,571	12,978,401
Capital lease payable (Note 11)	-	24,550	-	61,669
Current portion of long-term bank loan payable (Note 12)	3,570,306	2,648,254	4,455,656	3,109,971
Wages payable	356,748	114,505	608,222	171,893
Bank notes payable (Note 13)	12,430,650	5,487,600	6,399,693	6,128,190
Corporate tax payable	2,314,224	854,907	1,725,765	632,821
Total current liabilities	62,078,634	36,889,175	59,528,345	28,715,422
Due to shareholder (Note 14)	10,181,483	7,038,092	11,008,770	6,092,156
Total liabilities	72,260,117	43,927,267	70,537,115	34,807,578

Minority interest	751,378	415,417	638,844	294,208

Shareholders' Equity
Capital shares ($1.00 par value, 50,000 shares authorized, 10,000 shares issued and outstanding) (Note 1)	10,000	10,000	10,000	10,000
Accumulated other comprehensive income	3,404,495	606,452	2,122,612	439,688
Statutory surplus reserve fund (Note 16)	1,278,764	671,631	1,278,764	522,058
Retained earnings (unrestricted)	19,429,961	9,345,032	16,179,908	7,956,825
Total Shareholders' Equity	24,123,220	10,633,115	19,591,284	8,928,571
Total Liabilities & Shareholders' Equity	$97,134,715	$54,975,799	$90,767,243	$44,030,357

The accompanying notes are an integral part of these consolidated financial statements.

Niveous Holding Company Limited and Subsidiaries
Consolidated Statements of Operations
(In US Dollars)

	For Three Months Ended		For Years Ended
	March 31,		December 31,
	2008	2007	2007	2006	2005
	(Unaudited)	(Unaudited)

Revenue	$26,776,321	$16,368,001	$77,626,516	$37,735,401	$21,965,528
Other Sales	62,871	107,375	516,415	53,369	-
Cost of Goods Sold	(20,383,122)	(12,263,022)	(58,864,342)	(28,072,683)	(17,299,822)
Gross Profit	6,456,070	4,212,354	19,278,589	9,716,087	4,665,706

Selling Expenses	620,212	921,827	3,269,414	1,792,123	836,889

General and administrative
Amortization	16,500	15,190	62,175	59,178	136,982
Depreciation	95,480	69,770	327,575	299,515	198,199
Bad debts	452,301	154,193	473,218	132,772	80,760
Others General and administrative (Note 15)	761,397	530,771	2,548,047	1,126,161	831,913
Total General and administrative	1,325,678	769,924	3,411,015	1,617,626	1,247,854
Research and development	154,772	63,397	373,472	417,284	230,045
Total operating expenses	2,100,662	1,755,148	7,053,901	3,827,033	2,314,788
Income from operations	4,355,408	2,457,206	12,224,688	5,889,054	2,350,918

Other income (expenses)
Government grant	-	-	28,138	-	159,891
Write-down of inventory	-	(387,299)	(105,106)	-	(4,889)
Gain on disposal of assets	-	-	-	1,225,738	-
Interest income	-	10,301	234,655	18,785	10,788
Interest expense	(531,502)	(286,149)	(1,791,490)	(862,817)	(319,070)
Sundry income (expense), net	15,733	-	(111,404)	(56,111)	(6,799)
Total other income (expenses)	(515,769)	(663,147)	(1,745,207)	325,595	(160,079)

Income before minority interest and income taxes	3,839,639	1,794,059	10,479,481	6,214,649	2,190,839
Income taxes	(505,513)	(216,612)	(1,268,963)	(752,552)	-
Minority interest	(84,073)	(39,669)	(230,729)	(137,915)	(58,548)

Net Income	$3,250,053	$1,537,778	$8,979,789	$5,324,182	$2,132,291

The accompanying notes are an integral part of these consolidated financial statements.

NIVEOUS HOLDING COMPANY LIMITED AND SUBSIDIARIES
Consolidated Statements of Shareholders’ Equity and Comprehensive Income
For the years ended December 31, 2007, 2006 and 2005 and the three months ended March 31, 2008 (unaudited)
(In US Dollars)

				Accumulated
			Statutory	Other	Retained	Total
	Capital Shares		Reserve	Comprehensive	Earnings	Shareholders’	Comprehensive
	Shares	Amount	Fund	Income	(Unrestricted)	Equity	Income
Balance at December 31, 2004	10,000	$10,000	$-	$(22,367)	$1,022,410	$1,010,043
Net income for the year	-	-	-	-	2,132,291	2,132,291	$2,132,291
Foreign currency translation adjustment	-	-	-	92,536	-	92,536	92,536
Comprehensive income	-	-	-	-	-	-	$2,224,827

Balance at December 31, 2005	10,000	10,000	-	70,169	3,154,701	3,234,870
Allocation of retained earnings to statutory reserve fund	-	-	522,058	-	(522,058)	-
Net income for the year	-	-	-	-	5,324,182	5,324,182	$5,324,182
Foreign currency translation adjustment	-	-	-	369,519	-	369,519	369,519
Comprehensive income	-	-	-	-	-	-	$5,693,701

Balance at December 31, 2006	10,000	10,000	522,058	439,688	7,956,825	8,928,571
Allocation of retained earnings to statutory reserve fund	-	-	756,706	-	(756,706)	-
Net income for the year	-	-	-	-	8,979,789	8,979,789	$8,979,789
Foreign currency translation adjustment	-	-	-	1,682,924	-	1,682,924	1,682,924
Comprehensive income	-	-	-	-	-	-	$10,662,713

Balance at December 31, 2007	10,000	10,000	1,278,764	2,122,612	16,179,908	19,591,284
Allocation of retained earnings to statutory reserve fund	-	-	-	-	-	-
Net income for three months ended March 31, 2008	-	-	-	-	3,250,053	3,250,053	$3,250,053
Foreign currency translation adjustment	-	-	-	1,281,883	-	1,281,883	1,281,883
Comprehensive income	-	-	-	-	-	-	$4,531,936

Balance at March 31, 2008	10,000	$10,000	$1,278,764	$3,404,495	$19,429,961	$24,123,220

The accompanying notes are an integral part of these consolidated financial statements.

Niveous Holding Company Limited and Subsidiaries
Consolidated Statements of Cash Flows
(In US Dollars)

	Three Months Ended		Years Ended
	March 31,		December 31,
	2008	2007	2007	2006	2005
	(Unaudited)	(Unaudited)

Cash Flows From Operating Activities
Net Income	$3,250,053	$1,537,778	$8,979,790	$5,324,182	$2,132,291
Adjustments to reconcile net income to net cash provided by operating activities:
Minority interest	84,073	39,669	230,729	137,915	58,548
Depreciation	1,151,053	245,541	1,169,319	1,509,792	694,965
Amortization	16,500	15,190	62,175	59,178	136,982
Gain on disposal of assets	-	-	-	(360,738)	-
Write-down of inventory	-	387,299	105,106	-	4,889
Changes in operating assets and liabilities:
Account receivable-trade, net	(5,004,572)	(4,179,907)	(4,364,966)	1,565,158	(462,486)
Advance to suppliers for purchases	261,132	(1,525,972)	(14,113,861)	1,469,535	(541,361)
Prepaid expenses and deposits	(43,871)	56,624	38,265	(27,353)	120
Inventories, net	4,516,528	558,330	(15,908,385)	4,998,765	(2,288,892)
Restricted cash	(2,301,293)	104,334	(276,104)	(1,423,222)	(283,920)
Accounts payable and accrued liabilities	(3,372,084)	3,158,773	12,402,518	(1,597,311)	2,307,231
Various taxes payable	892,713	(44,630)	(315,905)	859,607	(115,885)
Wages payable	(251,474)	(57,388)	436,329	68,051	4,167
Corporate tax payable	588,459	222,086	1,092,944	632,821	-
Net cash provided by (used in) operating activities	(212,783)	517,727	(10,462,046)	13,216,380	1,646,649

Cash Flows From Investing Activities
Purchases of property and equipment	(2,805,059)	(930,387)	(14,823,986)	(13,176,257)	(12,265,107)
Proceeds of disposal of fixed assets	-	-	-	13,850,078	-
Purchases of intangible assets	-	-	-	(2,763)	(1,331)
Refundable project investment paid	-	-	-	(12,762,642)	(61,981)
Short-term investment, marketable securities	-	-	(650)	(1,973)	(7,438)
Net cash used in investing activities	(2,805,059)	(930,387)	(14,824,636)	(12,093,556)	(12,335,857)

Cash Flows From Financing Activities
Proceeds of loans	21,423,641	14,464,364	83,001,054	31,814,323	19,712,038
Repayments of loans	(23,607,549)	(9,445,596)	(67,015,168)	(29,985,191)	(13,681,558)
Proceeds of bank notes	11,186,059	3,940,820	18,635,010	9,778,361	2,625,002
Repayments of bank notes	(5,572,825)	(4,625,260)	(18,780,448)	(6,456,681)	-
Capital lease payable	-	(37,119)	(61,669)	(148,643)	210,312
Due to shareholder	(827,287)	945,936	4,916,614	(758,643)	1,438,309
Due from related parties	472,668	(4,669,518)	4,801,648	(6,159,334)	(855,684)
Net cash provided by (used in) financing activities	3,074,707	573,627	25,497,041	(1,915,808)	9,448,419

Effect of exchange rate changes on cash	506,131	216,351	668,902	328,670	136,129
Net increase in cash and cash equivalents	562,995	377,319	879,261	(464,314)	(1,104,660)

Cash and cash equivalents, beginning of period	1,438,651	559,390	559,390	1,023,704	2,128,364

Cash and cash equivalents, end of period	$2,001,647	$936,709	$1,438,651	$559,390	$1,023,704

Supplemental disclosure information:

Interest expense paid	$531,502	$286,149	$1,791,490	$862,817	$319,070
Income taxes paid	$505,513	$216,612	$1,268,963	$752,552	$-

Non cash investing and financing activities:
Exchange of investment for equipment (Note 5)	$-	$-	$12,824,623	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

Niveous Holding Company Limited and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the three months ended March 31, 2008 and 2007 are unaudited)

1.	DESCRIPTION OF BUSINESS AND ORGANIZATION

Niveous Holding Company Limited (“Niveous”) was incorporated in British Virgin Islands (BVI) on October 31, 2003. As at December 31, 2007, Niveous had 50,000 capital shares authorized with $1.00 par value and 10,000 shares issued and outstanding. Mr. Li Tianfu and Mr. Li Shuhui, both citizens of People’s Republic of China (PRC), hold 95% and 5% of total interests of Niveous, respectively.

In April, 2004, Niveous acquired 97.5% of ownership of NIVS (HZ) Audio & Video Tech Company Limited (“NIVS PRC”) from its original shareholders. NIVS PRC is the main operating company located in Huizhou, PRC. It engages in research, development, production, marketing and sales of audio & video electronic equipments for domestic and international market. As at December 31, 2004, Niveous and Mr. Li Tianfu hold 97.5% and 2.5% of total interests of NIVS PRC, respectively.

In April, 2005, Niveous acquired 100% of ownership of NIVS International (H.K.) Limited (“NIVS HK”) under an ownership transfer agreement. NIVS HK is a holding company incorporated in November 2004 in Hong Kong, PRC with the original sole shareholder Mr. Li Tianfu. Pursuant to the transfer agreement, Niveous agreed to paid Mr. Li Tianfu 1M HKD for the ownership transfer.

In February 2006, NIVS PRC established a branch company NIVS (HZ) Audio & Video Tech Company Limited Shenzhen Branch (“NIVS Shenzhen”) located in Shenzhen, PRC. The establishment of NIVS Shenzhen is for the purpose of corporate restructuring and planning.

In November 2007, Niveous entered an ownership transfer agreement to transfer its whole ownership of NIVS PRC to NIVS HK. After the restructuring, NIVS PRC became a subsidiary of NIVS HK. As at December 31, 2007, NIVS HK and Mr. Li Tianfu hold 97.5% and 2.5% of total interests of NIVS PRC, respectively.

Niveous and its subsidiaries - NIVS HK, NIVS PRC and NIVS Shenzhen shall be collectively referred throughout as the “Company”.

In June 2008, NIVS HK entered an ownership transfer agreement to transfer its whole ownership of NIVS PRC to Niveous. After the restructuring, NIVS PRC became a subsidiary of Niveous. As a result, Niveous and Mr. Li Tianfu hold 97.5% and 2.5% of total interests of NIVS PRC, respectively.

To summarize the paragraphs above, the organization and ownership structure of the Company is currently as follows:

Niveous Holding Company Limited and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the three months ended March 31, 2008 and 2007 are unaudited)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Basis of preparation

The accompanying consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America.

In the opinion of the management, the consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Company as of December 31, 2007 and 2006, and as of March 31, 2008 and 2007, and the results of operations and cash flows for the years ended December 31, 2007, 2006 and 2005, and for the three months ended March 31, 2008 and 2007, respectively.

b.	Basis of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company transactions have been eliminated in consolidation.

c.	Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting year. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

d.	Fair values of financial instruments

The Company’s financial instruments primarily consist of cash and cash equivalents, trade receivables, short-term loans receivable, inventories, due from related parties, prepaid expenses and other receivables, accounts payable-trade, accrued liabilities and other payables, value-added taxes (VAT) payable, short term loans, current portion of bank loans payable, registration rights penalty payable, other taxes payable, wages payable, corporate income taxes payable, due to related parties.

As of the balance sheet date, the estimated fair values of the financial instruments were not materially different from their carrying values as presented due to the short maturities of these instruments and that the interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at respective year ends.

e.	Cash and cash equivalents

Cash and cash equivalents include cash on hand, demand deposits with banks and liquid investments with an original maturity of three months or less.

Niveous Holding Company Limited and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the three months ended March 31, 2008 and 2007 are unaudited)

f.	Accounts receivable

Accounts receivables are recognized and carried at original invoiced amount less an allowance for uncollectible accounts, as needed.

The Company uses the aging method to estimate the valuation allowance for anticipated uncollectible receivable balances. Under the aging method, bad debts percentages determined by management based on historical experience as well as current economic climate are applied to customers’ balances categorized by the number of months the underlying invoices have remained outstanding. The valuation allowance balance is adjusted to the amount computed as a result of the aging method. When facts subsequently become available to indicate that the amount provided as the allowance was incorrect, an adjustment which classified as a change in estimate is made.

g.	Inventories

Inventories are stated at the lower of cost, as determined on a weighted average basis, or market. Costs of inventories include purchase and related costs incurred in bringing the products to their present location and condition. Market value is determined by reference to selling prices after the balance sheet date or to management’s estimates based on prevailing market conditions. The management writes down the inventories to market value if it is below cost. The management also regularly evaluates the composition of its inventories to identify slow-moving and obsolete inventories to determine if valuation allowance is required.

h.	Property and equipment

Property and equipment are initially recognized and recorded at cost. Gains or losses on disposals are reflected as gain or loss in the period of disposal. The cost of improvements that extend the life of plant and equipment are capitalized. These capitalized costs may include structural improvements, equipment and fixtures. All ordinary repairs and maintenance costs are expensed as incurred.

Depreciation for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the assets:

Building	38 years
Molds	8 years
Machinery and Equipment	10 years
Electronic Equipment	5 years
Leasehold Improvements	5 years
Office and Other Equipment	5 years
Automobiles	5 years

i.	Intangible assets

The Company’s intangible assets are stated at cost less accumulated amortization and are comprised of land-use rights and computer software use rights. Land-use rights are related to land the Company occupies in Guangdong Province, PRC and are being amortized on a straight-line basis over a period of 40 years. Computer software use rights are being amortized on a straight-line basis over a period of 10 years.

Niveous Holding Company Limited and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the three months ended March 31, 2008 and 2007 are unaudited)

j.	Impairment of long-lived assets

The Company accounts for impairment of plant and equipment and amortizable intangible assets in accordance with SFAS No. 144, “Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of”, which requires the Company to evaluate a long-lived asset for recoverability when there is event or circumstance that indicate the carrying value of the asset may not be recoverable. An impairment loss is recognized when the carrying amount of a long-lived asset or asset group is not recoverable (when carrying amount exceeds the gross, undiscounted cash flows from use and disposition) and is measured as the excess of the carrying amount over the asset’s (or asset group’s) fair value.

k.	Comprehensive income

The Company has adopted SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and displaying comprehensive income, its components, and accumulated balances in a full-set of general-purpose financial statements. Accumulated other comprehensive income represents the accumulated balance of foreign currency translation adjustments.

l.	Segment information

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”, requires certain financial and supplementary information to be disclosed on an annual and interim basis for each reportable segment of an enterprise. The Company believes that it operates in one business segment (research, development, production, marketing and sales of auto electronic products) and in one geographical segment (China), as all of the Company’s current operations are carried out in China.

m.	Revenue recognition

The Company generates revenues from the sales of auto electronic products and subcontracting activities. Sales are recognized when the following four revenue criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectability is reasonably assured. Sales are presented net of value added tax (VAT). No return allowance is made as products returns are insignificant based on historical experience.

n.	Government grants

Grants from the PRC government are recognized at their fair value where there is a reasonable assurance that the grant will be received and the Company will comply with all attached conditions.

Government grants are recognized as revenues or gains in the period received and as assets, decreases of liabilities, or expenses depending on the form of the grants received.

o.	Research and development costs

Research and development costs are expensed to operations as incurred. The Company spent $373,472, $417,284, $230,045, $154,772 and $63,397 on direct research and development (“R&D”) efforts in the years ended 2007, 2006 and 2005, and in the three months ended March 31, 2008 and 2007, respectively.

Niveous Holding Company Limited and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the three months ended March 31, 2008 and 2007 are unaudited)

p.	Income taxes

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

q.	Foreign currency translation

The functional currency of Niveous and NIVS HK is Hong Kong Dollar (“HKD”). The Company maintains its financial statements using the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income (loss) for the respective periods.

The functional currency of NIVS PRC and NIVS Shenzhen is the Renminbi (“RMB”), the PRC’s currency. These two companies maintain their financial statements using their own functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income (loss) for the respective periods.

For financial reporting purposes, the financial statements of Niveous and NIVS HK, which are prepared in HKD, are translated into the Company’s reporting currency, United States Dollars (“USD”); the financial statements of NIVS PRC and NIVS Shenzhen, which are prepared in RMB, are translated into the Company’s reporting currency, USD. Balance sheet accounts are translated using the closing exchange rate in effect at the balance sheet date and income and expense accounts are translated using the average exchange rate prevailing during the reporting period. Adjustments resulting from the translation, if any, are included in accumulated other comprehensive income (loss) in stockholder’s equity.

The exchange rates used for foreign currency translation were as follows (USD$1 = RMB):

Period Covered	Balance Sheet Date Rates	Average Rates
Year ended December 31, 2005	8.06704	8.18197
Year ended December 31, 2006	7.79750	7.96369
Year ended December 31, 2007	7.29410	7.59474
3 Months ended March 31, 2008	7.00220	7.15461
3 Months ended March 31, 2007	7.74095	7.77136

The exchange rates used for foreign currency translation were as follows (USD$1 = HKD):

Period Covered	Balance Sheet Date Rates	Average Rates
Year ended December 31, 2005	7.75303	7.77665
Year ended December 31, 2006	7.77665	7.76759
Year ended December 31, 2007	7.80214	7.80153
3 Months ended March 31, 2007	7.81372	7.80701
3 Months ended March 31, 2008	7.77968	7.79423

Niveous Holding Company Limited and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the three months ended March 31, 2008 and 2007 are unaudited)

r.	Related parties

A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

s.	Recently issued accounting pronouncements

In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”. SFAS No. 155 amends SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities”, and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. SFAS No. 155, permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company’s first fiscal year that begins after September 15, 2006. The adoption of this statement did not have a material impact on the Company’s financial position or results of operations.

In March 2006 FASB issued SFAS 156 “Accounting for Servicing of Financial Assets” this Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement:

•	Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract.
•	Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.
•	Permits an entity to choose 'Amortization method' or ‘Fair value measurement method’ for each class of separately recognized servicing assets and servicing liabilities.
•
At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity's exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value.

•
Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. An entity should adopt this Statement as of the beginning of its first fiscal year that begins after September 15, 2006.

The adoption of this statement did not have a material impact on the Company’s financial position or results of operations.

Niveous Holding Company Limited and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the three months ended March 31, 2008 and 2007 are unaudited)

In June 2006, the Financial Accounting Standards Board (“FASB”) ratified the provisions of Emerging Issues Task Force (“EITF”) Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation).” EITF Issue No. 06-3 requires that the presentation of taxes within revenue-producing transactions between a seller and a customer, including but not limited to sales, use, value added, and some excise taxes, should be on either a gross (included in revenue and cost) or a net (excluded from revenue) basis. In addition, for any such taxes that are reported on a gross basis, a company should disclose the amounts of those taxes in interim and annual financial statements for each period for which an income statement is presented if those amounts are significant. The disclosure of those taxes can be done on an aggregate basis. EITF Issue No. 06-3 is effective for fiscal years beginning after December 15, 2006, which will be the Company’s fiscal 2008. The adoption of EITF Issue No. 06-3 did not have a material impact on the Company’s consolidated results of operations or financial position.

On December 4, 2007, the FASB issued SFAS No. 160, Noncontrolling interest in Consolidated Financial Statements (SFAS No. 160). SFAS No. 160 requires all entities to report noncontrolling (minority) interests in subsidiaries as equity in the consolidated financial statements. The statement establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation and expands disclosures in the consolidated financial statements. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. We have not yet determined the impact of the adoption of SFAS No. 160 on our consolidated financial statements and footnote disclosures.

On December 4, 2007, the FASB issued SFAS No. 141R, Business Combinations (SFAS No. 141R). SFAS No. 141R requires the acquiring entity in a business combination to recognize all the assets acquired and liabilities assumed, establishes the acquisition date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to expand disclosures about the nature and financial effect of the business combination. SFAS No. 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. We have not yet determined the impact of the adoption of SFAS No. 141R on our consolidated financial statements and footnote disclosures.

In March 2008, the FASB issued SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities”. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company is currently evaluating the impact of adopting SFAS 161 on its consolidated financial statements.

t.	Recently adopted accounting pronouncements

In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes,” which prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return (including a decision whether to file or not to file a return in a particular jurisdiction). The accounting provisions of FIN No. 48 are effective for fiscal years beginning after December 15, 2006. The adoption of this Interpretation had no impact on the Company’s financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157"). SFAS 157 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. In February 2008, the FASB issued FASB Staff Position 157-1, "Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13" ("FSP 157-1") and FASB Staff Position 157-2, "Effective Date of FASB Statement No. 157" ("FSP 157-2"). FSP 157-1 amends SFAS 157 to remove certain leasing transactions from its scope. FSP 157-2 delays the effective date of SFAS 157 for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company adopted SFAS 157 effective January 1, 2008 for all financial assets and liabilities as required. The adoption of SFAS 157 was not material to the Company's financial statements or results of operations.

Niveous Holding Company Limited and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the three months ended March 31, 2008 and 2007 are unaudited)

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115,” (“SFAS 159”) which is effective for fiscal years beginning after November 15, 2007. SFAS 159 is an elective standard which permits an entity to choose to measure many financial instruments and certain other items at fair value at specified election dates. Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. The Company has not elected the fair value option for any assets or liabilities under SFAS 159.

3.	ACCOUNTS RECEIVABLE

Accounts receivable consists of the following:

	March 31,		December 31,
	2008	2007	2007	2006
Accounts receivable-trade	$10,736,172	$4,702,533	$5,239,098	$366,201
Allowance for doubtful accounts	(1,220,767)	(376,759)	(728,265)	(220,334)
Accounts receivable-trade, net	$9,515,405	$4,325,774	$4,510,833	$145,867

The change of the allowance for doubtful debts between the reporting periods, as of December 31, 2007 and 2006, and as of March 31, 2008 and 2007, is displayed as follows:

	March 31,		December 31,
	2008	2007	2007	2006
Beginning balance	$(728,265)	$(220,334)	$(220,334)	$(81,910)
Provision/Reversal during the period	(492,502)	(156,425)	(507,931)	(138,424)
Ending balance	$(1,220,767)	$(376,759)	$(728,265)	$(220,334)

Niveous Holding Company Limited and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the three months ended March 31, 2008 and 2007 are unaudited)

4.	ADVANCES TO SUPPLIERS

Advances to suppliers consist of the following:

	March 31,		December 31,
	2008	2007	2007	2006
Xiubai Decoration Company	$45,293	$-	$-	$-
Jintaike Digital Company	28,329	-	-	-
Dayang Electronical Company	15,424	-	-	-
Dengfeng Digital	-	175,885	261,274	58,993
Nanhai Lihengxing	-	123,118	-	-
Tuowei Electronical	-	38,066	-	-
Liangchuan Chemical	-	-	280,309	-
Guangdong Renxin	-	-	200,726	-
Kiayi Techonology	121,867	-	116,994	52,333
Yintian Chemical	441,560	-	411,120	43,588
Desheng Digital	10,324,511	151,795	6,466,384	-
Baoyitong Trading	474,459	-	2,696,980	-
Huaneng Ltd	1,122,208	-	1,077,299	-
Shenghang	1,370,609	374,636	949,118	-
Yide	-	-	364,880	-
Ningxia Yuanfeng	-	-	788,994	-
Others	186,258	940,261	777,572	122,875
	$14,130,518	$1,803,761	$14,391,650	$277,789

The above amounts are the advances that the Company paid to its suppliers for purchase of raw material and equipments. The contracts related to these purchases are considered to be a part of the Company’s long-term business relationships with its suppliers. The contracts do not have specific terms on receipt date for the purchase or specific terms on refund or repayment.

5.	REFUNDABLE PROJECT INVESTMENT PAID

In the year of 2006, the Company signed an investing agreement with Wanlizhou Electronics Limited (“Wanlizhou”). Pursuant to the agreement, the Company and Wanlizhou will join to develop a project named “IPTV for Residential Areas”. In the same year, the Company injected RMB 100,000,000 (converted to US$12,824,623 as at 2006 year-end rate 7.79750:1) to fund this project.

In November 2007, the Company signed an assets exchange agreement with Guanghua Enterprises (Dongguan) Limited (“Guanghua”). Pursuant to the agreement, the Company will transfer all of its invested funds in the project to Guanghua in exchange for machinery and equipment with the same value. The exchange transaction was completed and all machinery and equipments listed in the exchange agreement was received by the Company within the year 2007. The Company did not recognize any gain or loss from the original investment.

The balances of the project investment account for the year ended December 31, 2007 and 2006 and for the three months ended March 31, 2008 and 2007 are listed below:

	March 31,		December 31,
	2008	2007	2007	2006
Refundable project investment paid	$-	$12,918,311	$-	$12,824,623

Niveous Holding Company Limited and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the three months ended March 31, 2008 and 2007 are unaudited)

6.	INVENTORY

Inventory consists of the following:

	March 31,		December 31,
	2008	2007	2007	2006
Raw material	$7,907,297	$970,861	$15,965,784	$516,582
Finished goods	5,027,461	303,782	1,486,977	927,533
Reserve for obsolete inventory	(103,916)	(393,988)	(105,391)	(5,130)
Inventory, net	$12,830,842	$880,655	$17,347,370	$1,438,985

The change of the reserve for obsolete inventory between the reporting periods, as of December 31, 2007 and 2006, and as of March 31, 2008 and 2007, is displayed as follows:

	March 31,		December 31,
	2008	2007	2007	2006
Beginning balance	$(105,391)	$(5,130)	$(5,130)	$(5,130)
Provision/Reversal during the period	-	(388,858)	(100,261)	-
Foreign exchange adjustment	1475	-	-	-
Ending balance	$(103,916)	$(393,988)	$(105,391)	$(5,130)

7.	DUE FROM RELATED PARTIES

Due from (Due to) related parties consist of the following:

	March 31,		December 31,
	2008	2007	2007	2006
NIVS Investment (SZ) Co., Ltd.	$832,944	$11,015,118	$773,234	$6,540,436
Zhongkena Technology Development	410,183	(236,950)	380,470	12,278
Xentsan Technology (SZ) Co., Ltd.	371,311	335,876	356,452	333,440
Hyundai Lighting & Electronic (Int'l) Holding	126,264	570,492	703,214	128,864
Total	$1,740,702	$11,684,536	$2,213,370	$7,015,018

The above advances to related parties are unsecured, non-interest bearing and no fixed repayment date.

8.	PROPERTY AND EQUIPMENT

Property and equipments consist of the following:

	March 31,		December 31,
	2008	2007	2007	2006
Building	$16,216,458	$14,664,980	$15,567,497	$14,551,508
Molds	27,953,568	2,631,665	26,834,921	2,607,987
Machinery and Equipments	8,862,593	2,055,511	5,762,197	1,126,160
Electronic, office and other equipments	615,594	469,314	590,063	464,797
Automobiles	879,411	722,213	844,218	716,975
Accumulated Depreciation	(4,274,494)	(1,902,145)	(2,974,394)	(1,643,569)
Property and equipments, net	$50,253,130	$18,641,538	$46,624,502	$17,823,858

Niveous Holding Company Limited and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the three months ended March 31, 2008 and 2007 are unaudited)

The depreciation expenses are $1,169,319, $1,509,792, $694,965, $1,151,053 and $245,541 in the years ended 2007, 2006 and 2005, and in the three months ended March 31, 2008 and 2007, respectively.

	March 31,		December 31,
	2008	2007	2007	2006	2005
Cost of sales	$1,042,451	$172,052	$817,635	$1,195,686	$489,099
Operating expense	108,602	73,489	351,684	314,106	205,866
Total	$1,151,053	$245,541	$1,169,319	$1,509,792	$694,965

9.	INTANGIBLE ASSETS

Intangible assets consist of the following:

	March 31,		December 31,
	2008	2007	2007	2006
Land use rights	$2,684,868	$2,428,640	$2,577,423	$2,411,027
Computer software use rights	4,697	4,248	4,509	4,218
Accumulated amortization	(384,570)	(286,727)	(352,958)	(269,474)
Intangible assets, net	$2,304,995	$2,146,161	$2,228,974	$2,145,771

The amortization expense is $62,175, $59,178, $136,982, $16,500 and $15,190 in the years ended 2007, 2006 and 2005, and in the three months ended March 31, 2008 and 2007, respectively.

10.	SHORT TERM LOANS

Short term loans consist of the following:

	March 31,		December 31,
	2008	2007	2007	2006
Construction Bank	$10,454,583	$8,585,269	$12,326,110	$8,031,531
Defutai Bank	2,108,137	2,059,193	2,023,773	2,044,259
Agricultural Bank	4,407,186	3,332,852.76	4,590,011.10	2,779,096
Nanyian Bank	7,796,533	4,965,586.82	7,421,508.58	-
Henshen Bank	207,802	-	541,664.54	-
Development Bank	-	-	1,742,504.22	-
Dongya Bank	3,218,397	-	-	-
Defutai Bank (SZ)	-	41,605	-	95,673

Other
Wanlizhou Electronics Limited	-	28,045	-	27,842
	$28,192,639	$19,012,552	$28,645,571	$12,978,401

The above outstanding short term loans are used primarily for general working capital purposes. Except the short term loan from Wanlizhou Electronic Limited which has non interest bearing and is unsecured, the others are recurring bank loans which carry annual interest rates of 4.87%~8.76% with maturity dates ranging from 30 days to one year. These loans are either non-secured or secured by the Company’s accounts receivable, building and land-use rights. The annual interest rates are shown as follows:

Niveous Holding Company Limited and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the three months ended March 31, 2008 and 2007 are unaudited)

	March 31,		December 31,
	2008	2007	2007	2006
Construction Bank	5.53%	6.84%	6.84%	6.84%
Defutai Bank	4.87%	5.08%	4.92%	4.92%
Agricultural Bank	7.88%	6.36%	7.20%	6.36%
Nanyian Bank	5.49%	7.32%	6.84%	-
Henshen Bank	8.76%	-	8.76%	-
Development Bank	-	-	6.48%	-
Dongya Bank	5.54%	-	-	-
Defutai Bank (SZ)	-	5.08%	-	5.08%
Wanlizhou Electronical	-	-	-	-

11.	CAPITAL LEASE PAYABLE

The capital lease from Zhongxin Jiahua Bank was entered into in June 2005. The principal value is HKD 2,301,960 at inception and is to be repaid in 24 months from June 2005 to May 2007. The effective interest rate is 7% per annum. The Company paid off all outstanding principle and interest in May 2007. The Company has no capital lease payable outstanding as of March 31, 2008.

The balance of capital lease payable is shown as follows:

	March 31,		December 31,
	2008	2007	2007	2006
Refundable project investment paid	$-	$24,550	$-	$61,669

12.	LONG TERM BANK LOAN

Long term bank loans consist of the following:

	March 31,		December 31,
	2008	2007	2007	2006
Shenzhen Pinan Bank,	$2,142,184	$968,873	$3,084,685	$1,442,770
starting 12/08/2004 for 30 months, 1 year renewable at maturity,
7.85% per annum, secured by land-use rights, plant and buildings

Agricultural Bank of China,	1,428,123	1,679,380	1,370,971	1,667,201
starting 09/26/2005 for 2 years, 1 year renewable at maturity,
5.76% per annum, secured by buildings.

	$3,570,306	$2,648,254	$4,455,656	$3,109,971

Niveous Holding Company Limited and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the three months ended March 31, 2008 and 2007 are unaudited)

13.	RESTRICTED CASH AND BANK NOTES PAYABLE

Bank notes payable consist of the following:

	March 31,		December 31,
	2008	2007	2007	2006
Shenzhen Pingan Bank	$4,284,368	$5,100,957	$4,112,913	$4,507,807
Shenzhen Development Bank	8,146,283	-	2,286,780	-
Construction Bank	-	386,643	-	1,620,383
Citi Bank	-	-	-	-
Henshen Bank	-	-	-	-
	$12,430,650	$5,487,600	$6,399,693	$6,128,190

The bank notes have no interest bearing. Additionally, the bank charges a ½ of 1 percent fee on the amounts borrowed by the Company.

The terms of the bank notes payable require the Company to maintain a deposit at the bank to secure the notes as follows:

	March 31,		December 31,
	2008	2007	2007	2006
Construction Bank,	$-	$77,328	$-	$354,801
Shenzhen Development Bank	3,007,395	-	749,373	-
Shenzhen Pingan Bank	1,277,145	1,525,481	1,233,874	1,352,342
	$4,284,540	$1,602,809	$1,983,247	$1,707,143

14.	DUE TO SHAREHOLDER

Due to shareholder consists of the following:

	March 31,		December 31,
	2008	2007	2007	2006
Due to Mr. Li Tianfu	$10,181,483	$7,038,092	$11,880,770	$6,092,156

The above amounts are due to Mr. Li Tianfu. These amounts are non-secured, no interest bearing, and are considered to be long-term with no fixed repayment date.

15.	OTHER GENERAL AND ADMINISTRATIVE

For the years ended December 31, 2007, 2006 and 2005, and for the three months ended March 31, 2008 and 2007, the amount of other general and administrative expenses mainly composed of the following events:

	March 31,		December 31,
	2008	2007	2007	2006	2005
Audit and accounting	$25,000	$7,721	$75,000	$119,326	$88,078
Legal fees	18,539	-	-	7,534	20,289
Office expenses	327,150	166,092	984,600	579,754	362,319
Salary and wages	148,170	228,282	1,022,154	295,846	180,452
Consulting	51,857	43,351	202,534	48,614	83,688
Utilities	33,994	23,052	93,456	29,682	33,051
Others	156,687	62,273	170,303	45,405	64,036
	$761,397	$530,771	$2,548,047	$1,126,161	$831,913

Niveous Holding Company Limited and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the three months ended March 31, 2008 and 2007 are unaudited)

16.	STATUTORY RESERVES

As stipulated by the relevant laws and regulations for enterprises operating in PRC, the subsidiaries of the Company are required to make annual appropriations to a statutory surplus reserve fund. Specifically, the subsidiaries of the Company are required to allocate 10% of their profits after taxes, as determined in accordance with the PRC accounting standards applicable to the subsidiaries of the Company, to a statutory surplus reserve until such reserve reaches 50% of the registered capital of the subsidiaries of the Company.

17.	INCOME TAX

Niveous is registered in BVI and pays no taxes.

NIVS HK is a holding company registered in Hong Kong and has no operating profit for tax liabilities.

NIVS PRC is registered in PRC and has tax advantages granted by local government for corporate income taxes and sales taxes commencing April 6, 2004. NIVS PRC is entitled to have a full tax exemption for the first two profitable years, followed by a 50% reduction on normal tax rate of 24% for the following three consecutive years.

NIVS Shenzhen serves as a branch company of NIVS PRC. The assessment of its tax liabilities is combined with that of NIVS PRC.

The tax authority of the PRC Government conducts periodic and ad hoc tax filing reviews on business enterprises operating in the PRC after those enterprises had completed their relevant tax filings, hence the Company’s tax filings may not be finalized. It is therefore uncertain as to whether the PRC tax authority may take different views about the Company’s tax filings which may lead to additional tax liabilities.

The provision for taxes on earnings consisted of:

	December 31,
	2007	2006	2005
Current income taxes expenses:
PRC Enterprises Income Tax	$1,268,963	$752,552	$-
United States Federal Income Tax	-	-	-
Total	$1,268,963	$752,552	$-

A reconciliation between the income tax computed at the U.S. statutory rate and the Group’s provision for income tax is as follows:

	December 31,
	2007	2006	2005
U.S. statutory rate	34%	34%	34%
Foreign income not recognized in the U.S.	-34%	-34%	-34%
PRC preferential enterprise income tax rate	24%	24%	24%
Tax holiday and relief granted to the Subsidiary	-12%	-12%	-24%
Provision for income tax	12%	12%	-

Niveous Holding Company Limited and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the three months ended March 31, 2008 and 2007 are unaudited)

18.	COMMITMENTS AND CONTINGENCIES

(1)
The Company and its subsidiaries have entered into several tenancy agreements for the lease of factory premises and staff quarters. The Company’s commitment for minimum lease payments under these non-cancelable operating leases for the next five years and thereafter is as follows:

Year Ended December 31, 2007
For the year 2008	$179,093
For the year 2009	179,093
For the year 2010	179,093
For the year 2011	132,205
For the year 2012	41,483
Total	$710,966

(2)
In 2007, NIVS PRC was involved into litigation with KONINKLIJKE PHILIPS ELECTRONICS N.V. (“KONINKLIJKE”). KONINKLIJKE brought suit in the Provincial Court in PRC alleging that NIVS PRC violated its trade-mark use right. With the Court intermediation, KONINKLIJKE withdrew the accusation and an extracurial settlement was reached in April 2008. NIVS PRC agreed to pay KONINKLIJKE RMB300,000 (converted to US$41,129 as at 2007 year-end rate 7.29410:1) to settle the claim.

19.	OPERATING RISK

Country risk

The Company has significant investments in the PRC. The operating results of the Company may be adversely affected by changes in the political and social conditions in the PRC and by changes in Chinese government policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things. The Company can give no assurance that those changes in political and other conditions will not result in have a material adverse effect upon the Company’s business and financial condition.

20.	CONCENTRATION OF CREDIT RISK

A significant portion of the Company’s cash at December 31, 2007 and 2006 is maintained at various financial institutions in the PRC which do not provide insurance for amounts on deposit. The Company has not experienced any losses in such accounts and believes it is not exposed to significant credit risk in this area.

The Company operates principally in the PRC and grants credit to its customers in this geographic region. Although the PRC is economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Company’s operations.

Niveous Holding Company Limited and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the three months ended March 31, 2008 and 2007 are unaudited)

The following table shows the individual customer’s revenue which was higher than 5% of total revenue for the years ended December 31, 2007, 2006 and 2005, and for the three months ended March 31, 2008 and 2007:

(In US Dollars)	March 31,				December 31,
	2008		2007		2007		2006		2005
Shenzhen Zhanhui	3,547,808	13%	-		-		-		-
ZCX International	3,268,144	12%	-		-		-		-
WEDO FAR EAST	2,678,047	10%	-		-		-		-
Huizhou Zhiyuan	2,294,028	9%	2,168,630	13%	6,059,968	8%	-		3,435,773	16%
Korea Nanshen	2,417,206	9%	-		4,497,264	6%	3,292,835	9%	-
MICO Electronic HK	2,172,434	8%	-		-		-		-
Huizhou Dongdian	1,983,607	7%	-		4,680,960	6%	-		-
HongKong Huian	-		2,681,635	16%	10,449,078	13%	-		-
India Jupiter	-		1,310,977	8%	-		6,414,063	17%	-
Singapore George	-		1,163,209	7%	4,081,495	5%	5,965,674	16%	-
Ande New tech	-		916,145	6%	-		2,576,185	7%	1,494,174	7%
Denmark Inter sales	-		-		-		-		1,520,088	7%
HK Guanhen	-		-		-		-		2,484,748	11%
	26,776,321		16,368,001		77,626,516		37,735,401		21,965,528

21.	SUBSEQUENT EVENTS

In June 2008, NIVS HK entered an ownership transfer agreement to transfer its whole ownership of NIVS PRC to Niveous. After the restructuring, NIVS PRC became a subsidiary of Niveous. As a result, Nievous and Mr. Li Tianfu hold 97.5% and 2.5% of total interests of NIVS PRC, respectively.

In June 2008, Niveous entered into entered into a share exchange agreement with SRKP 19, Inc., a Delaware corporation, and all of the shareholders of Niveous. Pursuant to the exchange agreement, as it was amended (the “Exchange Agreement”), SRKP 19 agreed to issue an aggregate of 27,546,667 shares of its common stock in exchange for all of the issued and outstanding securities of Niveous (the “Share Exchange”). The Share Exchange closed in July 2008. Upon the closing of the Share Exchange, SRKP 19 issued an aggregate of 27,546,667 shares of its common stock to the shareholders of Niveous and their designees in exchange for all of the issued and outstanding securities of Niveous. Immediately after the closing of the Share Exchange, SRKP 19 changed its corporate name from “SRKP 19, Inc.” to “NIVS IntelliMedia Technology Group, Inc.” For accounting purposes, the Share Exchange will be treated as a reverse acquisition.

Concurrently with the close of the Share Exchange, NIVS IntelliMedia Technology Group, Inc. closed a private placement transaction (the “Private Placement”). Pursuant to subscription agreements entered into with the investors, NIVS IntelliMedia Technology Group, Inc. sold an aggregate of 5,239,460 shares of common stock at $1.80 per share, for approximately $9.4 million in gross proceeds. NIVS IntelliMedia Technology Group, Inc. agreed to file a registration statement covering the common stock sold in the private placement within 30 days of the closing of the Share Exchange.

Item 9.01 (d) Exhibits:

Exhibit No.	Exhibit Description

2.1	Share Exchange Agreement, dated as of June 27, 2008, by and among the Registrant, NIVS Holding Company Limited and all of the shareholders of NIVS Holding Company Limited.
2.1(a)	Amendment No. 1 to the Share Exchange Agreement, dated as of July 25, 2008, by and among the Registrant, NIVS Holding Company Limited and all of the shareholders of NIVS Holding Company Limited.
3.1
Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Registration Statement on Form 10-SB (File No. 000-52933) filed with the Securities and Exchange Commission on November 26, 2007).

3.2	Bylaws (incorporated by reference from Exhibit 3.2 to the Registration Statement on Form 10-SB (File No. 000-52933) filed with the Securities and Exchange Commission on November 26, 2007).
3.3	Articles of Merger effecting name change filed with the Office of Secretary of State of Delaware on July 25, 2008.
10.1	Registration Rights Agreement dated July 25, 2008 entered into by and between the Registrant and Shareholders.
10.2	Share and Warrant Cancellation Agreement dated July 25, 2008 entered into by and between the Registrant and Shareholders.
10.3	Form of 2008 Employment Agreement dated December 2008 entered into with executive officers indicated in Schedule A attached to the Form of Agreement (translated to English).
10.4	Form of 2007 Employment Agreement dated December 2007 entered into with executive officers indicated in Schedule A attached to the Form of Agreement (translated to English).
10.5
Land Purchase Contract dated November 24, 2003 entered into by and between Haoran Industrial Company, Huicheng District, Huizhou City; HuiZhou NIVS AUDIO & VIDEO TECH CO.,LTD.; and Shuikou County Real Estate Development Corporation (translated to English).

10.6
Supplementary Agreement dated December 19, 2003 to Land Purchase Contract entered into by and between Haoran Industrial Company, Huicheng District, Huizhou City; HuiZhou NIVS AUDIO & VIDEO TECH CO.,LTD.; and Shuikou County Real Estate Development Corporation (translated to English).

10.7	Loan Contract between Huizhou NIVS Audio & Video Technology Co., Ltd. and Nanyang Commercial Bank, Guangzhou Branch dated July 17, 2007 (translated to English).
10.8	Loan Contract between Huizhou NIVS Audio & Video Technology Co., Ltd. and Agricultural Bank of China, Huizhou Branch dated September 3, 2007 (translated to English).
10.9	Notice of Credit Approval for Huizhou NIVS Audio & Video Technology CO., LTD from China Construction Bank, Guangdong Province Branch dated September 12, 2007 (translated to English).
16.1	Letter from AJ. Robbins, PC to the Securities and Exchange Commission dated July 25, 2008.
21.1	List of Subsidiaries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NIVS IntelliMedia Technology Group, Inc.

Dated: July 28, 2008	/s/	Tianfu Li
	By:	Tianfu Li
	Its:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

2.1	Share Exchange Agreement, dated as of June 27, 2008, by and among the Registrant, NIVS Holding Company Limited and all of the shareholders of NIVS Holding Company Limited.
2.1(a)	Amendment No. 1 to the Share Exchange Agreement, dated as of July 25, 2008, by and among the Registrant, NIVS Holding Company Limited and all of the shareholders of NIVS Holding Company Limited.
3.1
Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Registration Statement on Form 10-SB (File No. 000-52933) filed with the Securities and Exchange Commission on November 26, 2007).

3.2	Bylaws (incorporated by reference from Exhibit 3.2 to the Registration Statement on Form 10-SB (File No. 000-52933) filed with the Securities and Exchange Commission on November 26, 2007).
3.3	Articles of Merger effecting name change filed with the Office of Secretary of State of Delaware on July 25, 2008.
10.1	Registration Rights Agreement dated July 25, 2008 entered into by and between the Registrant and Shareholders.
10.2	Share and Warrant Cancellation Agreement dated July 25, 2008 entered into by and between the Registrant and Shareholders.
10.3	Form of 2008 Employment Agreement dated December 2008 entered into with executive officers indicated in Schedule A attached to the Form of Agreement (translated to English).
10.4	Form of 2007 Employment Agreement dated December 2007 entered into with executive officers indicated in Schedule A attached to the Form of Agreement (translated to English).
10.5
Land Purchase Contract dated November 24, 2003 entered into by and between Haoran Industrial Company, Huicheng District, Huizhou City; HuiZhou NIVS AUDIO & VIDEO TECH CO.,LTD.; and Shuikou County Real Estate Development Corporation (translated to English).

10.6
Supplementary Agreement dated December 19, 2003 to Land Purchase Contract entered into by and between Haoran Industrial Company, Huicheng District, Huizhou City; HuiZhou NIVS AUDIO & VIDEO TECH CO.,LTD.; and Shuikou County Real Estate Development Corporation (translated to English).

10.7	Loan Contract between Huizhou NIVS Audio & Video Technology Co., Ltd. and Nanyang Commercial Bank, Guangzhou Branch dated July 17, 2007 (translated to English).
10.8	Loan Contract between Huizhou NIVS Audio & Video Technology Co., Ltd. and Agricultural Bank of China, Huizhou Branch dated September 3, 2007 (translated to English).
10.9	Notice of Credit Approval for Huizhou NIVS Audio & Video Technology CO., LTD from China Construction Bank, Guangdong Province Branch dated September 12, 2007 (translated to English).
16.1	Letter from AJ. Robbins, PC to the Securities and Exchange Commission dated July 25, 2008.
21.1	List of Subsidiaries.